As filed with the U.S. Securities and Exchange Commission on August 19, 2024.

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Cre8 Enterprise Limited
(Exact name of registrant as specified in its charter)

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British Virgin Islands	2750	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1/F, China Building
29 Queen’s Road Central, Hong Kong
Tel: +852 3693 2688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: +1 (212) 588-0022	Mike Blankenship, Esq. Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002-2925 Tel: +1 (713) 651-2678

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†    The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 19, 2024

Cre8 Enterprise Limited

1,750,000 Class A Ordinary Shares

This is an initial public offering (the “Offering”) of 1,750,000 Class A ordinary shares of no par value (the “Class A Ordinary Shares”), of Cre8 Enterprise Limited (“Cre8 BVI”, the “Company”, “we”, “our”, “us”). Prior to this offering, there has been no public market for our Class A Ordinary Shares. We anticipate that the initial public offering price (the “Offering Price”) will be between US$4.00 and US$5.00 per Class A Ordinary Share. We have reserved the symbol “CRE” for purpose of listing our Class A Ordinary Shares on the Nasdaq Capital Market. Prior to this Offering, there has been no public market for our Class A Ordinary Shares. This Offering is contingent upon us listing our Class A Ordinary Shares on the Nasdaq Capital Market, or Nasdaq. This Offering is contingent upon the final approval of our listing application from Nasdaq Capital Market, or Nasdaq. However, there is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this Offering cannot be completed.

Cre8 BVI’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment.    See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Class A Ordinary Shares.

Following this Offering, Cre8 Investments Limited, our largest shareholder, will retain controlling voting power in the Company based on having approximately 87.87% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option. As a result, Cre8 Investments Limited has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a “controlled company” within the meaning of the under Nasdaq Listing Rules 5615(c), and we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The dual-class structure of our Ordinary Shares will have the effect of concentrating voting control with our Controlling Shareholder, Cre8 Investments Limited, which will hold in the aggregate 87.87% of the voting power of our voting shares following the completion of this Offering, preventing you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.” on page 46 and “Prospectus Summary — Implication of Being a Controlled Company.” on page 18 of this prospectus.

We are an “Emerging Growth Company” under applicable U.S. federal securities laws and are, therefore, eligible for reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company” beginning on page 17 of this prospectus for more information.

Investors are cautioned that you are buying shares of a British Virgin Islands (“BVI”) holding company with its operations conducted in Hong Kong by its subsidiary, Cre8 (Greater China) Limited (“Cre8 Hong Kong” or “Operating Subsidiary”), a company incorporated in Hong Kong. As such, Cre8 BVI is not a Chinese or Hong Kong operating company, but is a holding company incorporated in the BVI. As a holding company with no material operation, Cre8 BVI conducts its operations in Hong Kong through its operating subsidiary, Cre8 Hong Kong. This is an offering of the Class A Ordinary Shares of Cre8 BVI, the holding company in BVI, instead of shares of our operating entity in Hong Kong, Cre8 Hong Kong. Investors in this Offering will not directly hold equity interests in the Operating Subsidiary. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in Cre8 BVI’s operations and/or a material change in the value of the securities. Cre8 BVI is registering for sale, and such event could cause the value of such securities to significantly decline or become worthless. Investors in our Class A Ordinary Shares should also be aware that they will not and may never directly hold equity interests in the Operating Subsidiary, but rather purchase equity solely in Cre8 BVI, the BVI holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

Substantially all of our operations are conducted by Cre8 Hong Kong, our wholly-owned Operating Subsidiary in Hong Kong, which is a special administrative region of the PRC. We currently have immaterial and non-substantive operations in Mainland China, which comprise only the maintenance of a representative office solely for the purposes of marketing and customer support in Mainland China, through our wholly-owned subsidiary in Mainland China, Chuangbafang Enterprise Management (Shanghai) Company Limited (“Cre8 China”). We do not have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in Mainland China.

We are subject to certain legal and operational risks associated with our Operating Subsidiary being based in Hong Kong, having substantially all of its operations to date in Hong Kong, maintaining representative office in Mainland China, and having existing or potential customers who are Mainland China individuals or companies that have shareholders or directors that are Mainland China individuals. Additionally, the legal and operational risks associated with operating in Mainland China may also apply to our operations in Hong Kong, and we face the unique risks and uncertainties associated with interpretation and the application of the complex and evolving PRC laws and regulations and whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security, and anti-monopoly concerns would be applicable to Cre8 Hong Kong or Cre8 BVI, given the substantial operations of our subsidiaries in Hong Kong and the possibilities that Chinese government may exercise significant oversight over the conduct of business in Hong Kong. Similarly, Cre8 BVI and its subsidiaries may become subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Should the PRC government choose to exercise significant oversight and discretion over the conduct of Cre8 Hong Kong’s operation, or in the event that we or our Operating Subsidiary, Cre8 Hong Kong, were to become subject to the PRC laws and regulations, these risks could result in material costs to ensure compliance, fines, material changes in our operations and/or the value of the securities that we are registering for sale, and/or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which We Operate — Substantially all of our operations are conducted by our wholly-owned Operating Subsidiary in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our Operating Subsidiary’s business and may intervene or influence our Operating Subsidiary’s operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our Operating Subsidiary’s ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, regulations, rules and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Chinese legal and regulatory system cannot be certain.” on page 29; and “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which We operate — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiary, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on page 35.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in Mainland China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that a Mainland China domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to the CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On December 28, 2021, the Cyberspace Administration of China (the “CAC”) jointly with the relevant authorities formally published the Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators carrying out data processing activities that affect or may affect national security (together with the operators of critical information infrastructure, the “Operators”), shall conduct a cybersecurity review and that any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Administrative Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Trial Administrative Measures further stipulate the rules and requirements for overseas offering and listing conducted by PRC domestic companies. The Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Cre8 BVI is a holding company incorporated in BVI with operating entity based in Hong Kong. It does not have any VIE structure and has only immaterial, non-substantive operations in Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers and all members of the Board of Directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiary in Hong Kong. In other words, we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. Therefore, as confirmed and advised by our PRC Counsel, Guangdong Wesley Law Firm, based on PRC laws and regulations effective as of the date of this prospectus, (i) neither we, nor our subsidiaries, are “PRC domestic companies” which subject to the Trial Administrative Measure; and (ii) neither we, nor our subsidiaries are required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. As such, we do not believe PRC law and regulation may have any material impact on our business, financial condition and results of operations in the future.

Cre8 (Greater China) Limited, our Operating Subsidiary, may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals in Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). As advised by Guangdong Wesley Law Firm, our counsel with respect to PRC legal matters, we and our Operating Subsidiary will not be deemed to be an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiaries’ operations Hong Kong, since (i) our Operating Subsidiary is incorporated in Hong Kong and operate in Hong Kong and only has immaterial, non-substantive operations in Mainland China, without any VIE structure; and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations do not clearly provide whether shall be applied to a Hong Kong company; (ii) as of date of this prospectus, our Operating Subsidiary has in aggregate collected and stored personal information of less than one million individuals in Mainland China and we have acquired our customers’ separate consents for collecting and storing their personal information and data; (iii) our operations in Mainland China do not currently process any customer data, personal information, or data from third parties other than collecting and storing certain personal information relating to local employees in Mainland China for payroll; (iv) we do not place any reliance on collection and processing of any personal information to maintain our business operations; (v) data processed in our business should not have a bearing on national security nor affect or may affect national security; (vi) all of the data that our Operating Subsidiary has collected is stored in servers located in Hong Kong and are not accessible by the our subsidiary in Mainland China; (vii) as of the date of this prospectus, neither us nor our Operating Subsidiary has been informed by any PRC governmental authority of being classified as an “Operator” or a “data processor” that is subject to CAC cybersecurity review or a CSRC review; and (viii) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, as further advised by our PRC Counsel, Guangdong Wesley Law Firm, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of PRC laws and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of relevant Mainland China laws and other regulations. Since these laws, regulations and regulatory actions are relatively new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiary’s daily business operation and the listing of our Class A Ordinary Shares on the United States or other foreign exchanges. As the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. If Trial Administrative Measures become applicable to us or our Operating Subsidiary in Hong Kong, or if we or our Operating Subsidiary is subject to cybersecurity review, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law become applicable to our Operating Subsidiary in Hong Kong, the business operation of our Operating Subsidiary and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC or the CSRC review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our Operating Subsidiary’s current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If we or our Operating Subsidiary were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us or our Operating Subsidiary to obtain such approval, and, even if we or our Operating Subsidiary obtain such approval, the approval could be rescinded. Any failure to obtain or delays in obtaining the necessary permissions from the relevant PRC authorities to conduct offerings or list outside of the PRC could subject us or our Operating Subsidiary to potential sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us or our Operating Subsidiary, and other forms of sanctions, as well as affect our or our Operating Subsidiary’s ability to conduct business, our ability to invest in Mainland China as foreign investors or accept foreign investments, and our ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange. Besides, the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which we Operate — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiary, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on page 35.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (“PCAOB”) determines that it is unable to inspect or fully investigate our auditor and as a result, the exchange where our securities are traded may delist our securities. Furthermore, on June 22,

2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the Securities and Exchange Commission (“SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is headquartered in California and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and the PCAOB is able to inspect our auditor, with the last inspection having occurred in November 2021. Our auditor is not affected by and not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol (“SOP”) with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in China and Hong Kong, jointly agreeing on the need for a framework. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate the previous 2021 Determination Report to the contrary.

However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in Mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA and/or AHFCAA. These recent developments could also add uncertainties to this Offering and we cannot assure you that the NASDAQ Capital Market or regulatory authorities would not apply additional or more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 45.

Cre8 BVI is incorporated under the laws of the BVI as a BVI business company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Cre8 BVI relies on dividends or payments to be paid by its Operating Subsidiary (Cre8 Hong Kong), to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. Cre8 Hong Kong is permitted under the laws of Hong Kong to provide funding to Cre8 BVI, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to Cre8 BVI and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the BVI Act and our Amended and Restated Memorandum and Articles of Association, our Board of Directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and of such an amount as they deem fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and Cre8 BVI will be able to pay our debts as they become due. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further BVI or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

The Company, Cre8 Enterprise Limited (“Cre8 BVI”), is a BVI company and our Operating Subsidiary, Cre8 Hong Kong, is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of Cre8 BVI to transfer cash to or from our Operating Subsidiary or to investors under Hong Kong Law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between Cre8 BVI and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries, to Cre8 BVI and U.S. investors and amounts owed. As a holding company, Cre8 BVI may rely on dividends and other distributions on equity paid by its Hong Kong Operating Subsidiary for its cash and financing requirements. According to the BVI Business Companies Act 2004 (as amended), a BVI company may make dividends distribution to the extent that immediately after the distribution, the realizable value of the assets of such company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital and that such company is able to satisfy its liabilities as they fall due in the ordinary course of its business. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If any of Cre8 BVI’s subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Cre8 BVI.

Our BVI holding company, Cre8 BVI, has not declared or made any dividend or other distribution to its shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by our subsidiaries to the BVI holding company. For the year ended December 31, 2022 and 2023, and up to the date of this prospectus, neither we nor our subsidiaries have declared or made any dividend or contribution to its shareholders. Furthermore, for the years ended December 31, 2022 and 2023 and from January 1, 2024 up to the date of this prospectus, Cre8 Hong Kong, our Operating Subsidiary, transferred cash of HK$3,462,630 (USD443,648), HK$2,255,777 (USD288,795) and HK$977,636 (USD125,033), respectively, to Cre8 China, for the purpose of maintenance of a representative office which is only used for marketing and customer support in Mainland China; while Cre8 China refunded excess cash of HK$494,374 (USD63,341) to Cre8 Hong Kong for the year ended December 31, 2022.

Other than the transfers above, we have not made any distribution of dividends or assets, cash transfers, capital contributions or loans among the holding company or any of our subsidiaries for the years ended December 31, 2022 and 2023 and from January 1, 2024 up to the date of this prospectus. Any loans from us or our subsidiaries outside of Mainland China to Cre8 China, our Mainland China subsidiary, which is treated as a foreign-invested enterprise (“FIE”) under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Such loans to our FIE subsidiary to finance its activities must be registered with the State Administration of Foreign Exchange (“SAFE”) or its local counterparts. As advised by Guangdong Wesley Law Firm, our PRC counsel, PRC laws, regulations and judicial interpretations thereof do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations by way of short-term interest free loans.

Although Cre8 China solely serves marketing and customer support purposes and does not have substantial operations nor generates any revenue at all, to the extent cash or assets in the business is in Cre8 China, the cash or assets may not be available to fund operations or for other use outside of the mainland China due to interventions in or the imposition of restrictions and limitations on our or our subsidiaries’ ability by the PRC government to transfer cash or assets or distribute earnings within our group.

If Cre8 China will engage in any revenue-generating activities in the future, the PRC laws and regulations that are applicable to Cre8 China permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations. Cre8 China may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations, if Cre8 to engage in any revenue-generating activities. In addition, Cre8 China is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits to discretionary funds. These reserve funds and discretionary funds are not distributable as cash dividends. Furthermore, if there is any, dividends paid by our Mainland China subsidiary to its parent companies will be subject to a 10% withholding tax, which can be reduced to 5% if certain requirements are met. The PRC government also imposes restrictions on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. As such, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any, or transfer cash within our group, across border, or to U.S. investors.

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Operating Subsidiary by way of dividend payments.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Offering price(1)	US$ 4.00	US$ 7,000,000
Underwriting discounts(2)	US$ 0.28	US$ 490,000
Proceeds to the company before expenses(3)	US$ 3.72	US$ 6,510,000

____________

(1)      Determined based on the proposed minimum offering price per Class A Ordinary Share.

(2)      We have agreed to pay the underwriters a discount equal to 7.00% of the gross proceeds of the offering. For a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 141.

(3)      Excludes fees and expenses payable to the underwriters.

(4)      Assumes that the underwriters do not exercise any portion of their over-allotment option.

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares offered by the Company if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 262,500 additional Class A Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this Offering to cover over-allotments, if any. If the underwriters exercise the option in full, assuming the public offering price per share is US$4.00 (the proposed minimum offering price), the total underwriting discounts payable will be US$563,500, and the total proceeds to us, before expenses, will be US$7,486,500.

We expect our total cash expenses for this Offering to be approximately US$1,868,815, including expenses payable to the underwriters for their reasonable out-of-pocket expenses and non-accountable expense allowanc, exclusive of the above discounts.

If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting” on or about [*], 2024.

The date of this prospectus is [*], 2024

We have not, and the Underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the British Virgin Islands. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the United States Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed Offering, and only the prospectus dated hereof, is authorized by us to be used in connection with our proposed Offering. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the Underwriters have taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the Offering of the Class A Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

i

Through and including ________, 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, references to:

•        “Amended and Restated Memorandum and Articles of Association” refers to the Amended and Restated Memorandum and the Amended and Restated Articles;

•        “Amended and Restated Articles” refers to the amended and restated articles of association of Cre8 BVI adopted on August 12, 2024 and filed with the Registry of Corporate Affairs of the BVI on 13 August 2024;

•        “Amended and Restated Memorandum” refers to the amended and restated memorandum of association of Cre8 BVI adopted on August 12, 2024 and filed with the Registry of Corporate Affairs of the BVI on August 13, 2024;

•        “Articles” refers to articles of association of Cre8 BVI adopted on December 4, 2023;

•        “Board of Directors” refers to the board of Directors of Cre8 Enterprise Limited;

•        “BVI Act” refers to the BVI Business Companies Act, 2004 (as amended);

•        “BVI” refers to the British Virgin Islands;

•        “CAGR” refers to compounded annual growth rate, the year-on-year growth rate over a specific period of time;

•        “China” or the “PRC” refer to the People’s Republic of China, including the Hong Kong and Macau Special Administrative Regions of the People’s Republic of China for the purposes of this prospectus only;

•        “Chinese government” or “PRC government” refer to the government of Mainland China for the purposes of this prospectus only;

•        “Class A Ordinary Shares” refers to the class A ordinary shares of Cre8 BVI (as defined below) with no par value;

•        “Class B Ordinary Shares” refers to the class B ordinary shares of Cre8 BVI (as defined below) with no par value;

•        “Cre8 BVI” or “Company” refers to Cre8 Enterprise Limited, a BVI business company with limited liability incorporated under the laws of the BVI, as a holding company, unless otherwise indicated or the context otherwise requires;

•        “Cre8 Incorp” refers to Cre8 Incorporation Limited, a BVI business company with limited liability incorporated under the laws of BVI, and an intermediate holding company wholly-owned by Cre8 BVI;

•        “Cre8 China” refers to Chuangbafang Enterprise Management (Shanghai) Company Limited, a company with limited liability incorporated under the laws of the PRC (as defined below), and a wholly-owned subsidiary of Cre8 BVI through Cre8 Hong Kong;

•        “Cre8 Hong Kong” or “Operating Subsidiary” refers to Cre8 (Greater China) Limited, a company with limited liability incorporated under the laws of Hong Kong, and a wholly-owned subsidiary of Cre8 BVI through Cre8 Incorp;

•        “Controlling Shareholder” refers to Cre8 Investments Limited, a BVI business company with limited liability incorporated under the laws of BVI;

•        “Exchange Act” refers to the Securities Exchange Act of 1934;

•        “FY2022” and “FY2023” refer to fiscal year ended December 31, 2022 and 2023, respectively;

•        “GEM” refers to Growth Enterprise Market operated by the Hong Kong Stock Exchange;

•        “GEM Listing Rules” refers to the Rules Governing the Listing of Securities on Growth Enterprise Market, as amended, supplemented or otherwise modified from time to time;

•        “HKD”, “Hong Kong dollar(s)”, or “HK$” refer to the legal currency of Hong Kong;

•        “HKSFC” refers to the Securities and Futures Commission of Hong Kong;

•        “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

•        “Hong Kong Stock Exchange” refers to the Stock Exchange of Hong Kong Limited;

•        “IPO(s)” refers to initial public offering(s), the listing of a company’s shares on the Stock Exchange (as defined below);

•        “Listing Rules” refers to the Rules Governing the Listing of Securities on the Stock Exchange (as defined below), as amended, supplemented or otherwise modified from time to time;

•        “Main Board” refers to the stock exchange (excluding the option market) operated by the Hong Kong Stock Exchange which is independent from and operates in parallel with GEM;

•        “Mainland China” refers to the People’s Republic of China, excluding, for the sole purpose of this prospectus, Taiwan, the Hong Kong Special Administrative Region of the People’s Republic of China, and the Macao Special Administrative Region of the People’s Republic of China;

•        “Memorandum” refers to memorandum of association of Cre8 BVI adopted on December 4, 2023;

•        “Ordinary Shares” refers to Class A and Class B Ordinary Shares;

•        “PRC laws and regulations” or “PRC laws” refers to the laws and regulations of Mainland China;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “US$”, “$”, or “U.S. dollars” refer to the legal currency of the United States;

•        “U.S.”, or “United States” refers to the United States of America;

•        “U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•        “We,” “us,” “our,” “the Company” and “Cre8 BVI” are to Cre8 Enterprise Limited, a BVI business company with limited liability incorporated under the laws of the BVI, as a holding company, and does not include its subsidiaries, Cre8 Incorp, Cre8 Hong Kong, and Cre8 China. Where appropriate, we shall refer to the subsidiaries by their legal names, collectively as “our subsidiaries”, or “Operating Subsidiary” when we refer to our operating entity, which is Cre8 Hong Kong, as the case may be, and clearly identify the entity in which investors are purchasing an interest.

Cre8 BVI is a holding company that does not have any material operations of its own, with its operations conducted in Hong Kong through its Operating Subsidiary, Cre8 Hong Kong, using Hong Kong dollars. The reporting currency of Cre8 Hong Kong is Hong Kong dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income. The conversion of Hong Kong dollars into U.S. dollars are based on the exchange rates set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at the following rates:

	For the years ended December 31,
	2022	2023
Average rate	7.8049	7.8110
	As of December 31,
	2022	2023
Year-end spot rate	7.8472	7.8110

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Overview

We conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong, Cre8 Hong Kong. Founded in 2006, our Operating Subsidiary provides 24/7 integrated financial printing services for listed companies, IPO applicants and private companies in the finance and capital market in Hong Kong under our brand, “Cre8”. For marketing and customer support purposes, we set up a subsidiary in the PRC, which has been non-revenue generating since incorporation.

The integrated services provided by Cre8 Hong Kong cover concept creation and artwork design, typesetting, proofreading, translation, printing, binding, logistics arrangement, uploading or making e-Submissions of our customers’ financial reports and compliance documents on the website of the Hong Kong Stock Exchange and media placements and of these services. Cre8 Hong Kong engages printing and translation service suppliers for all printing works and most translation works whereby it can focus its resources on the core business aspects and to utilize its resources more efficiently. In addition to its core integrated services, Cre8 Hong Kong has expanded its offerings to include complementary design services such as website design, branding, and content creation for marketing materials. Moreover, Cre8 Hong Kong is now providing technological support to its customers to ensure their compliance with the Listing Rules. On this front, Cre8 Hong Kong disseminates announcements, circulars, financial reports, and industry news feeds on a website of our “Cre8IR” brand.

Our Operating Subsidiary in Hong Kong derives its revenue principally from provision of integrated financial printing services. For the fiscal year ended December 31 2023 and 2022, its revenue amounted to approximately HK$115.3 million (US$14.8 million) and HK$97.0 million respectively.

Owing to the business nature of our customers, our revenue was principally derived from the provision of printing, media placement, translation and printing related services from IPO services and non-IPO services. Set out below is a breakdown of our revenue by service category for years ended December 31, 2023 and 2022:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Integrated IPO financial printing services	16,160,234	34,035,637	4,357,398
Non-IPO financial printing services:
Annual reports	48,860,524	53,021,533	6,788,060
Circulars	10,230,010	8,694,347	1,113,090
Others	21,707,126	19,533,696	2,500,793
Total non-IPO services	80,797,660	81,249,576	10,401,943
Total	96,957,894	115,285,213	14,759,341

As our Operating Subsidiary’s operations involve transmissions, handling and publication of data, information and documents of its customers and the nature of which is confidential and/or price-sensitive, it is our mission to assist our customers to uphold the integrity and confidentiality of their data, information and documents and ensuring smooth and timely publication thereof in the manner directed by our customers. Hence, our Operating Subsidiary has adopted a stringent internal control policy focusing on data privacy protection.

Cre8 Hong Kong has achieved a number of certifications, awards and prizes for several consecutive years in recognition of its success and achievements in respect of its services and effort in environmental protection such as International ARC Awards in respect of the annual reports produced by Cre8 Hong Kong.

As of December 31, 2022 and 2023, we had an accumulated deficit of approximately HK$9.0 million and HK$1.2 million (US$0.2 million), and a working capital deficit of approximately HK$28.8 million and HK$17.8 (US$2.3 million), respectively, and our net cash used in operating activities for the year ended December 31, 2022 was approximately HK$13.9 million and our net cash generated from operating activities for the year ended December 31, 2023 was approximately HK$5.5 million (US$0.7 million). As of December 31, 2023, our indebtedness comprised the guaranteed and secured bank borrowings of HK$9.0 million (approximately US$1.2 million), which carried a weighted average interest rate of 3.625% and was repayable within 10 years or on demand. Management plans to continue to focus on improving operational efficiency and cost reductions. Additionally, we plan to raise capital via private placement or public offering in the event that it does not have adequate liquidity to meet its current obligations.

Industry

Financial printing services refer to specialized services for production and publications of documents including IPO prospectus, corporate announcements, financial reports (e.g. annual, interim and/or quarterly reports) and circulars, etc. Major customers of financial printing service providers include listed companies and IPO applicants. The service scope of the financial printing services industry in Hong Kong generally covers (i) design; (ii) typesetting and proofreading; (iii) translation; (iv) printing; (v) distribution; and (vi) value-added services.

Hong Kong’s stock market ranked fourth globally in 2021 in terms of IPO equity funds raised, raising IPO fund of US$42,297 million in 2021. Hong Kong being an international financial center is the one of the most sought-after IPO market for global companies which are increasingly looking to expand in the Asia-Pacific region and enhance their brand image through listing.

The number of listed companies in Hong Kong increased from 2,118 in 2017 to 2,572 in 2021, at a CAGR of approximately 4.0%. From 2017 to 2021, the number of companies listed on Main Board and GEM increased at a CAGR of approximately 4.3% and 1.7%, respectively.

Companies listed on Main Board are required to produce an annual report and an interim report yearly, while companies listed on the GEM are required to publish more documents including an annual report, an interim report and two quarterly reports yearly. All listed companies are required to comply with the Listing Rules (as the case may be) and to publish announcements and/or circulars under various circumstances. All these reports and other documents have created the need for financial printing services in Hong Kong.

Competitive Strengths

As we conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong, we believe that the following competitive strengths of our Operating Subsidiary ultimately contribute to our success and differentiate us from our competitors:

•        An established operating history in providing one-stop integrated financial printing services with a strong customer base.

•        The comprehensive and stringent internal control policy in upholding data security and environmental protection.

•        The stable and dedicated workforce led by an experienced management team.

•        The stable relationships with our suppliers.

Growth Strategies

While part of the proceeds from this offering would be utilized to fulfill our working capital needs and other general corporate purposes, we plan to grow our business with the remaining portion of the proceeds from this offering by upgrading the current operations conducted by our Operating Subsidiary in Hong Kong and expand its operations to markets outside Hong Kong by pursuing the following business strategies:

•        Increase our scale of operations and expand our business in Southeast Asia.    We established our business presence in Hong Kong in 2006, and we currently manage and operate our business through our Operating Subsidiary at a business premise located in a Grade A commercial building in the Central District in Hong Kong (the “Central Office”) with a gross floor area of approximately 1,367 square meters under a lease from an independent third party, which is expiring on January 31, 2025. As our customers in Hong Kong generally require their financial printing services providers to provide them with conference rooms that are fully equipped with advanced multi-media conferencing equipment and lounges, we believe that having only one business premise in Hong Kong would restrain our plans for business expansion. We therefore consider setting up a new business premise in Southeast Asia by leasing an office space or through strategic investment and acquisition of business in relation to financial printing services, which would enable us to (i) cope with our business expansion in our integrated financial printing services and newly developed design services; (ii) provide well-equipped and comfortable conference rooms and office environment to customers for meeting and conducting of marketing functions, which would also enhance our competitiveness and attractiveness as compared to our competitors; (iii) invest in new equipment and hardware for financial printing services, which would enhance our quality of service; and (iv) mitigate the risk of increasing rental expenses.

•        Enhance the IT infrastructure for better service quality and operational efficiency.    We plan to enhance the security of our Operating Subsidiary’s IT infrastructure and enhance the capacity and quality of its data server mainly through (i) rental of racks in cage to place the data servers and private cloud space from a leading telecommunications provider in Hong Kong; and (ii) installation of private point-to-point networks from our new business premise to our servers in order to avoid any leakage of information due to the deficiency of our own IT infrastructure or cyberattacks given that our Operating Subsidiary needs to deal with confidential and inside information of our customers in our ordinary course of business. Improvements in the IT infrastructure will also ensure the documents circulated are virus free and allow Cre8 Hong Kong to focus its efforts and resources on improving the user interface (UI) and user experience (UX).

Furthermore, improving the IT systems and infrastructures can also enable us to achieve automation of certain working process, eliminate content conversion, shorter lead time and higher efficiency for the business and therefore reducing the overall production costs. For instance, Cre8 Hong Kong may migrate its current systems to cloud or data center.

•        Continue to attract and retain top talent in the industry.    We plan to expand and enhance our sales and marketing team by recruiting more sales personnel so as to facilitate its organic growth by solidifying its existing customer relationship and developing new relationship with potential customers. In addition, we also plan to recruit more operation staff such as customer service and translation staff for development of the financial printing services provided by Cre8 Hong Kong and strengthen its in-house translation team so as to reduce its reliance on external translators and ensure optimal performance and quality work products of external translators.

•        Broaden the customer base through leveraging synergies between various kinds of current services. Expand our operation to the United States.    We plan to further enlarge our market share by attracting new customers while retaining existing customers. In this connection, we plan to leverage opportunities to cross-sell current integrated services and to provide quality services. Further, amongst other things, we intend to develop and expand investor relations related services in relation to, for example, non-compliance marketing of listed companies, website content creation, good quality of corporate videos, XBRL (eXtensible Business Reporting Language) and metaverse.

Corporate History

On September 16, 2006, Cre8 (Greater China) Limited (“Cre8 Hong Kong”), the Operating Subsidiary, was incorporated as a company with limited liability under the laws of Hong Kong. On November 5, 2021, Chuangbafang Enterprise Management (Shanghai) Company Limited (“Cre8 China”) was incorporated under the laws of the PRC as Cre8 Hong Kong’s wholly-owned subsidiary, for the purpose of maintaining a representative office in Mainland China to conduct marketing and customer support in Mainland China, Since its incorporation, Cre8 China has not actively engaged in any revenue-generating activities.

In December 2023, we completed a series of transactions effectuating the reorganization of the Cre8 group of companies (the “Reorganization”).

As part of the Reorganization, Cre8 Enterprise Limited (“Cre8 BVI”) was incorporated under the laws of BVI on December 4, 2023, as the holding company, and its wholly-owned intermediate holding company, Cre8 Incorporation Limited (“Cre8 Incorp”) was incorporated on December 6, 2023 under the laws of BVI. On December 4, 2023, the date of the incorporation of Cre8 Enterprise Limited, an aggregate of 10,000 Class A Ordinary Shares were issued to 15 founding shareholders.

Cre8 BVI and Cre8 Incorp are holding companies and not actively engaging in any business.

On December 12, 2023, 5,000,000 ordinary shares, the entire ownership interests of Cre8 Hong Kong held by Cre8 Investment Limited were transferred from Cre8 Investments Limited to Cre8 Incorp by way of share exchange, pursuant to the Reorganization Agreement between Cre8 BVI, Cre8 Incorp, and Cre8 Investments Limited. In exchange of the entire ownership interests of Cre8 Hong Kong, Cre8 BVI allotted and issued 2,500 Class B Ordinary Shares to Cre8 Investment Limited.

Upon completion of the Reorganization, our Operating Subsidiary, Cre8 Hong Kong, and its subsidiary, Cre8 China, have become indirect wholly-owned subsidiaries of Cre8 BVI, through Cre8 Incorp.

On August 13, 2024, Cre8 BVI resolved and approved a subdivision of each of the issued and unissued Class A Ordinary Share and each of the issued and unissued Class B Ordinary Share of no par value into 1,800 Class A Ordinary Shares of no par value and 1,800 Class B Ordinary Shares of no par value, respectively. After the share subdivision took effect on 13 August 2024, Cre8 BVI is authorized to issue a maximum of 360,000,000 shares of no par value divided into (i) 324,000,000 Class A Ordinary Shares of no par value and (ii) 36,000,000 Class B Ordinary Shares of no par value, of which 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares are in issue.

We do not have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in Mainland China, including Cre8 China.

Corporate Structure

We are offering 1,750,000 Class A Ordinary Shares, representing 8.86% of the Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriter do not exercise the over-allotment option.

Cre8 BVI’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

On August 13, 2024, Cre8 BVI effectuated a share split of its issued and unissued shares at a ratio of 1-to-1,800 (the “Share Split”), so that there were 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares issued and outstanding, post-Share Split. As a result of the share split, the Company now has 360,000,000 authorized ordinary shares with no par value each divided into (i) 324,000,000 Class A Ordinary Shares of no par value each and (ii) 36,000,000 Class B Ordinary Shares of no par value each. From a British Virgin Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Class A Ordinary Shares and Class B Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

The chart below illustrates our corporate structure as of the date of this prospectus and upon completion of the Offering (assuming no exercise of the over-allotment option by the underwriters):

____________

Note: As of the date of this prospectus, there are fourteen (14) shareholders of record that have shareholding less than 5% of the issued and outstanding Class A Ordinary Shares.

Transfers of Cash to and from Our Operating Subsidiary in Hong Kong

Cre8 BVI has no operations of its own. It conducts its operations in Hong Kong through our Operating Subsidiary. Cre8 BVI may rely on dividends or payments to be paid by our Operating Subsidiary to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. If our Operating Subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Our Operating Subsidiary is permitted under the laws of Hong Kong to provide funding to Cre8 BVI, through dividend distributions or payments, without restrictions on the amount of the funds.

There are no restrictions or limitation on our ability to distribute earnings by dividends from our Operating Subsidiary in Hong Kong to the Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the BVI Act and our Amended and Restated Memorandum and Articles of Association, our Board of Directors may authorize and declare a dividend to shareholders at such time and of such an amount as they deem fit if they are satisfied, on reasonable grounds, that immediately following the dividend, the value of our assets will exceed our liabilities and Cre8 BVI will be able to pay our debts as they fall due. According to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), a company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash from Cre8 BVI to our Operating Subsidiary or vise vera. There is no further BVI or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of Hong Kong dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between Cre8 BVI and its Hong Kong subsidiary, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from the subsidiary, to Cre8 BVI and U.S. investors and amounts owed.

Our BVI holding company, Cre8 BVI, has not declared or made any dividend or other distribution to its shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by our subsidiaries to the BVI holding company. For the years ended December 31, 2022 and 2023 and up to the date of this prospectus, neither we nor our subsidiaries have declared or made any dividend or contribution to its shareholders, including U.S. investors. Furthermore, for the years ended December 31, 2022 and 2023 and from January 1, 2024 up to the date of this prospectus, Cre8 Hong Kong, our Operating Subsidiary, transferred cash of HK$3,462,630 (USD443,648), HK$2,255,777 (USD288,795) and HK$977,636 (USD125,033), respectively, to Cre8 China, for the purpose of maintenance of a representative office which is only used for marketing and customer support in Mainland China; while Cre8 China refunded excess cash of HK$494,374 (USD63,341) to Cre8 Hong Kong for the year ended December 31, 2022.

Other than the transfers above, we have not made any distribution of dividends or assets, cash transfers, capital contributions or loans among the holding company or any of our subsidiaries for the years ended December 31, 2022 and 2023 and from January 1, 2024 up to the date of this prospectus. Other than the transfer above, we have not made any distribution dividends or assets, cash transfers, capital contributions or loans among the holding company or any of our subsidiaries. Any loans from us or our subsidiaries outside of Mainland China to Cre8 China, our Mainland China subsidiary, which is treated as a foreign-invested enterprise (“FIE”) under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Such loans to our FIE subsidiary to finance its activities must be registered with the State Administration of Foreign Exchange (“SAFE”) or its local counterparts. As advised by Guangdong Wesley Law Firm, our PRC counsel, PRC laws, regulations and judicial interpretations thereof do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations by way of short-term interest free loans.

Although Cre8 China solely serves marketing and customer support purposes and does not have substantial operations nor generates any revenue at all, to the extent cash or assets in the business is in Cre8 China, the cash or assets may not be available to fund operations or for other use outside of the mainland China due to interventions in or the imposition of restrictions and limitations on our or our subsidiaries’ ability by the PRC government to transfer cash or assets or distribute earnings within our group. If Cre8 China would engage in any revenue-generating activities, which we do not intend to do so in the foreseeable future, the PRC laws and regulations applicable to Cre8 China permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations. Cre8 China may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations, if Cre8 to engage in any revenue-generating activities. In addition, Cre8 China is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits to discretionary funds. These reserve funds and discretionary funds are not distributable as cash dividends. Furthermore, if there is any, dividends paid by our Mainland China subsidiary to its parent companies will be subject to a 10% withholding tax, which can be reduced to 5% if certain requirements are met. The PRC government also imposes restrictions on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. As such, if Cre8 China will engage in any revenue-generating activities in the future, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the transfer cash within our group, across border, or to U.S. investors.

We do not have any present plan to declare or pay any dividends on our Class A Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments, in our Amended and Restated Memorandum and Articles of Association and in the Companies Act. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Operating Subsidiary by way of dividend payments.

Risk Factors Summary

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider all of the information in this prospectus (including in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto) before making an investment in our Class A Ordinary Shares. These risks could adversely affect our business, financial condition and results of operations, and cause the trading price of our Class A Ordinary Shares to decline. You could lose part or all of your investment. In reviewing this prospectus, you should bear in mind that past results are no guarantee of future performance. See “Special Notes Regarding Forward-Looking Statements” for a discussion of forward-looking statements and the significance of forward-looking statements in the context of this prospectus.

The following is a summary of what we view as our most significant risk factors:

Risks Related to Our Business and Operation

We face risks and uncertainties relating to our business and operation, including, but not limited to the following:-

•        Our financial performance may vary from period to period due to (i) our Operating Subsidiary’s project-by-project engagements whereby its customers generally do not enter into long-term service agreements with our Operating Subsidiary; (ii) the timing of completion of the projects by our Operating Subsidiary; and (iii) seasonality. (see page 23 of this prospectus).

•        We rely on our service suppliers to conduct all of the printing and binding/packaging works, delivery of final content outputs and substantially all of the translation works and the performance of these suppliers may affect the quality of our overall services to customers (see page 23 of this prospectus).

•        Our final billings to our customers may differ from the initial quotations which may cause disagreements between customers and us (see page 24 of this prospectus).

•        We may be adversely affected by the losses or liabilities arising from leakage of confidential or inside information or substantial errors in respect of documents handled by our Operating Subsidiary (see page 24 of this prospectus).

•        We and our subsidiaries may face financial or reputational loss due to inadvertent errors occurred in our business operations (see page 25 of this prospectus).

•        We do not own our own business premises for carrying out our business and thus, we are exposed to the risks relating to fluctuations of commercial building rental market. (see page 25 of this prospectus).

•        Any unexpected and prolonged disruption to the access of our business premises may adversely affect our business (see page 25 of this prospectus).

•        Our Operating Subsidiary does not maintain any insurance to cover claim for loss or damage to its final content outputs during delivery (see page 25 of this prospectus).

•        We face possible infringement of our intellectual property rights, which could harm our business and competitive position (see page 26 of this prospectus).

•        We rely on market recognition of our “Cre8” brand and face risks associated with negative publicity (see page 26 of this prospectus).

•        We rely on continuing efforts of our senior management team. If one or more of our key executives were unable or unwilling to continue in their present position, our business may be severely disrupted (see page 27 of this prospectus).

•        Our Operating Subsidiary may face difficulties in recruiting and retaining experienced staff at stable salary levels (see page 27 of this prospectus).

•        We and our subsidiaries are susceptible to information technology infrastructure failure caused by server failure and/or unexpected network interruptions, security breaches, attack by hackers, computer virus or natural or man-made disasters (see page 27 of this prospectus).

•        Our business operation is subject to cybersecurity risks. A cyberattack may disrupt our operations and compromise the personal data of our customers (see page 28 of this prospectus).

•        Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations (see page 29 of this prospectus).

•        We may be unable to implement our future plans successfully (see page 29 of this prospectus).

Risks Related to Doing Business in the Jurisdictions in which We Operate

We face risks and uncertainties relating to doing business in Hong Kong in general, including, but not limited to the following:

•        Substantially all of our operations are conducted by our wholly-owned Operating Subsidiary in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our Operating Subsidiary’s business and may intervene or influence our Operating Subsidiary’s operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our Operating Subsidiary’s ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, regulations, rules and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Chinese legal and regulatory system cannot be certain (see page 29 of this prospectus).

•        There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our subsidiaries may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless (see page 31 of this prospectus).

•        Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our and our Operating Subsidiary’s business (see page 34 of this prospectus).

•        If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiary, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless (see page 35 of this prospectus).

•        The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are offering (see page 35 of this prospectus).

•        There are some political risks associated with conducting business in Hong Kong (see page 36 of this prospectus).

•        Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment (see page 37 of this prospectus).

Risks Related to the Industry in which We Operate

We face risks and uncertainties relating to the industry in which we operate, including, but not limited to the following:

•        We conduct our operations through our Operating Subsidiary in Hong Kong. Our business performance is highly influenced by the conditions of capital and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong and Mainland China, could materially and adversely affect our business, financial condition, prospects, and results of operations (see page 37 of this prospectus).

•        We face intense competition, and if we do not compete effectively, our results of operations and business prospects may be adversely affected (see page 37 of this prospectus).

•        We and our Operating Subsidiary are susceptible to regulatory changes affecting the needs of our customers (see page 38 of this prospectus).

•        Our business is susceptible to the risks in capital market, particularly, the IPO market in Hong Kong (see page 38 of this prospectus).

•        Unforeseen circumstances may adversely affect our and our Operating Subsidiary’s business operations (see page 39 of this prospectus).

•        A sustained outbreak of pandemic such as COVID-19 and the measures taken in response thereto could have a material adverse impact on our business, operating results and financial condition. (see page 39 of this prospectus).

•        Our costs and expenses may remain constant or increase even if our revenues decline (see page 40 of this prospectus).

Risks Related to Our Corporate Structure

There are risks and uncertainties relating to our corporate structure, including, but not limited to the following:

•        We rely on dividends and other distributions on equity paid by our Operating Subsidiary in Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our or our Operating Subsidiary’s ability by the PRC government to transfer cash in the future could have a material adverse effect on our ability to conduct business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless (see page 40 of this prospectus).

•        Cre8 China, our subsidiary in Mainland China, is subject to restrictions on paying dividends or making other payments to us or our Operating Subsidiary (see page 40 of this prospectus).

•        PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from making loans to or making additional capital contributions to our Cre8 China, our Mainland China subsidiary (see page 41 of this prospectus).

•        The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs (see page 42 of this prospectus).

•        As the rights of shareholders under BVI law differ from those under U.S. law, you may have fewer protections as a shareholder. (see page 42 of this prospectus).

•        As a company incorporated in the BVI, we are permitted to adopt certain BVI’ practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards (see page 45 of this prospectus).

Risks Related to Our Class A Ordinary Shares and This Offering

There are risks and uncertainties relating to our Class A Ordinary Shares and this Offering, including, but not limited to the following:

•        Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three (see page 45 of this prospectus).

•        The dual-class structure of our Ordinary Shares will have the effect of concentrating voting control with our Controlling Shareholder, Cre8 Investments Limited, which will hold in the aggregate 87.87% of the voting power of our voting shares following the completion of this Offering, preventing you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval (see page 46 of this prospectus).

•        As a “controlled company” under the rules of the Nasdaq Stock Market LLC, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders (see page 48 of this prospectus).

•        There has been no public market for our Ordinary Shares, including our Class A Ordinary Shares, prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all (see page 48 of this prospectus).

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Share, and could result in substantial losses to you (see page 48 of this prospectus).

•        Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

•        If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them (see page 50 of this prospectus).

•        Our existing shareholders that are not included in this registration statement will be able to sell their Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144 (see page 51 of this prospectus).

•        The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect the market price of our Class A Ordinary Shares (see page 51 of this prospectus).

•        Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders (see page 52 of this prospectus).

•        You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased (see page 52 of this prospectus).

•        Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our Board of Directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment (see page 52 of this prospectus).

•        As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Class A Ordinary Shares less attractive to investors (see page 52 of this prospectus).

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company (see page 53 of this prospectus).

•        As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers (see page 54 of this prospectus).

•        As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards (see page 54 of this prospectus).

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses (see page 54 of this prospectus).

•        We have board discretion in the use of the net proceeds from this Offering and may not use them effectively (see page 55 of this prospectus).

•        There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares (see page 55 of this prospectus).

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities (see page 55 of this prospectus).

•        We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities (see page 56 of this prospectus).

Regulatory Development in the PRC

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

Accordingly, as confirmed by our PRC counsel, Guangdong Wesley Law Firm, we believe PRC laws and regulations do not currently have any material or adverse impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. If there was a significant change to current political arrangements between Mainland China and Hong Kong, companies operating in Hong Kong might face similar regulatory risks as those operated in Mainland China, including their ability to offer securities to investors, list their securities on a U.S. or other foreign exchange, and conduct their business or accept foreign investment. In light of China’s recent expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules, regulations and the enforcement of laws in China can change quickly with little or no advance notice. The PRC government may intervene or influence the current and future operations in Hong Kong at any time or may exert more oversight and control over offerings conducted overseas and/or foreign investment in issuers like us.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in Mainland China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively to be referred as the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that a Mainland China domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On December 28, 2021, the CAC jointly with the relevant authorities formally published the Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came effect on March 31, 2023. The Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Cre8 BVI is a holding company incorporated in BVI with operating entity based in Hong Kong. It does not have any VIE structure and has only immaterial, non-substantive operations in Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers and all members of the Board of Directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiary in Hong Kong. In other words, we have not generated revenues or profits from Mainland China in the most recent accounting year that accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. Therefore, as confirmed and advised by our PRC Counsel, Guangdong Wesley Law Firm, based on PRC laws and regulations effective as of the date of this prospectus, (i) neither we, nor our subsidiaries, are “PRC domestic companies” which would be subject to the Trial Administrative Measures; and (ii) neither we, nor our subsidiaries are required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. As such, we do not believe PRC laws and regulations have any material impact on our and our subsidiaries’ business, financial condition and results of operations.

Cre8 Hong Kong, our Operating Subsidiary, may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals in Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). As advised by Guangdong Wesley Law Firm, our counsel with respect to PRC legal matters, we and our Operating Subsidiary will not be deemed to be an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and neither we or our subsidiaries are subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiaries’ operations in Hong Kong, since (i) our Operating Subsidiary is incorporated in Hong Kong and operates in Hong Kong. It only has immaterial, non-substantive operations, solely for the purposes of marketing and customer support in Mainland China, without any VIE structure. Neither of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law or the Draft Overseas Listing Regulations clearly provides whether they shall be applied to a Hong Kong company; (ii) as of date of this prospectus, our Operating Subsidiary has in aggregate collected and stored personal information of less than one million individuals in Mainland China and Cre8 Hong Kong has acquired its customers’ separate consents for collecting and storing their personal information and data; (iii) Cre8 China does not currently process any customer data, personal information, or data from third parties other than collecting and storing certain personal information relating to local employees in Mainland China for payroll; (iv) neither we or our subsidiaries rely on personal data collection and processing to maintain our or our subsidiaries’ operations; (v) data processed in our business should not have a bearing on national security nor will the data affect or may affect national security; (vi) all of the data that our Operating Subsidiary has collected is stored in servers located in Hong Kong and such data is not accessible by Cre8 China, our subsidiary in Mainland China; (vii) as of the date of this prospectus, neither us nor our Operating Subsidiary has been informed by any PRC governmental authority of being classified as an “Operator” or a

“data processor” which will be subject to CAC cybersecurity review or a CSRC review; and (viii) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, as further advised by our PRC Counsel, Guangdong Wesley Law Firm, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of PRC laws and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of, relevant Mainland China cybersecurity laws and other regulations. Since these laws, regulations and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our subsidiaries’ daily business operation and the listing of our Class A Ordinary Shares on a United States or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we or our subsidiaries will be subject to such filing requirements, or whether we or our subsidiaries will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Furthermore, if the Trial Administrative Measures, the Measures for Cybersecurity Review (2021), and the PRC Personal Information Protection Law (the “PIPL”) become applicable to us or our Operating Subsidiary in Hong Kong, our operation and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

Moreover, if there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we or our subsidiaries were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary approval or permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us or our subsidiaries to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, confiscating our and/or our Operating Subsidiary’s income, revoking our or our Operating Subsidiaries’ business licenses or operating licenses, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from our Offering to finance our business and operations, and other forms of sanctions or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our or subsidiaries’ business operations, restrict our ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange, the value of our Class A Ordinary Shares may also significantly decline or be worthless, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. In addition, if the CSRC, the CAC, or other PRC regulatory authorities later promulgate new rules requiring that we or our subsidiaries must obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements. Any uncertainties and/or negative publicity regarding such an approval requirement could materially affect the interests of the investors and have a material adverse effect on the possibility of completion of the Offering. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which we Operate — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiary, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” On page 35, and “There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our Operating Subsidiary may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on page 31.

Permission required from Hong Kong and PRC authorities

We have been advised by TC & Co., our counsel as to the laws of Hong Kong, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, Cre8 BVI, Cre8 Incorp and Cre8 Hong Kong are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the United States and issuing our Class A Ordinary Shares to investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. As of the date of this prospectus, apart from business registration certificates, Cre8 BVI and our subsidiaries are not required to obtain any permission or approval from Hong Kong authorities to operate our business. Our Operating Subsidiary in Hong Kong has received all requisite permissions or approvals from the Hong Kong authorities to operate their business in Hong Kong, including but not limited to their business registration certificates.

Furthermore, as advised by our PRC Counsel, Guangdong Wesley Law Firm, as of the date of this prospectus, based on PRC laws and regulations effective as of the date of this prospectus, Cre8 BVI and its subsidiaries are not required to obtain permissions or approvals from any PRC authorities before listing in the United States and to issue the Class A Ordinary Shares to foreign investors, including the CSRC, the CAC, or any other governmental agency, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to regulation; and (ii) our Operating Subsidiary was established and operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC.

As further advised by Guangdong Wesley Law Firm, although our Operating Subsidiary had set up Cre8 China for maintaining a representative office in Mainland China to conduct marketing and customer support in Mainland China, as Cre8 China has not actively engaged in any revenue-generating activities since its incorporation, apart from the business registration certificate of Cre8 China, Cre8 BVI and its subsidiaries, including Cre8 China, are not required to obtain any permissions or approvals from any PRC authorities to operate as of the date of this prospectus, and no additional permissions or approvals have been applied for by us or denied by any relevant PRC authorities.

However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Uncertainties still exit, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. In the event that the operation of us or our Operating Subsidiary in Hong Kong were to become subject to the PRC laws and regulations, the legal and operational risks associated in Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and PRC government may exercise significant oversight over the conduct of business in Hong Kong.

In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face regulatory risks as those operated in Mainland China, including the ability to offer securities to investors, list their securities on a U.S. or other foreign exchanges, conduct their business or accept foreign investment or sanctions by the CSRC, the CAC, or other PRC regulatory agencies. Any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim extended transition periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the extended transition period for the adoption of new or revised financial accounting standards, having acknowledged that such election is irrevocable under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We will be required to file an annual report on Form 20-F within four months of the end of each financial year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. However, once listed on Nasdaq, we will be required to file an interim balance sheet and income statement as of the end of our second quarter. These interim financial statements are not required to reconcile to US GAAP, but they must be provided no later than 6 months following the end of our second quarter. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors. Upon the completion of this Offering, our Controlling Shareholder, Cre8 Investment Limited, will own 32.58% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 87.87% of our total voting power, assuming that the underwriters do not exercise their over-allotment option. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors.

As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market.

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in November 2021. As of the date of this prospectus, our auditor is not subject to and not affected by the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to our Class A Ordinary Shares and this Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 45.

Corporate Information

Our principal executive office is located at 1/F, China Building, 29 Queen’s Road Central, Hong Kong. The telephone number of our principal executive office is +852 3693 2688. Our registered agent in the BVI is Ogier Global (BVI) Limited.

Our registered office and our registered agent’s office in the BVI are both located at the office of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 22 East 42nd Street, 18th Floor, New York, NY 10168.

We maintain a website at https://www.cre8corp.com/. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Issuer:	Cre8 Enterprise Limited
Securities being Offered:	1,750,000 Class A Ordinary Shares of no par value.
Ordinary Shares Outstanding Prior to this Offering:	18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares.
Ordinary Shares Outstanding after this Offering:	19,750,000 Class A Ordinary Shares (20,012,500 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full) and 4,500,000 Class B Ordinary Shares.
Initial Public Offering Price per Class A Ordinary Share:	We estimate the initial public offering price will be between US$4.00 and US$5.00 per Class A Ordinary Share.
Over-Allotment Option:

We have granted the underwriters an option for a period of 45 days from the closing of this Offering to purchase up to 15% of the total number of Class A Ordinary Shares to be offered by us pursuant to this Offering, solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts.

Lock-up

We, each of our directors, executive officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares, will enter into a lock-up agreement with the Underwriters not to sell, transfer or dispose of any shares for a period of 180 days from the closing of the Offering, respectively. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing:	We plan to list our Class A Ordinary Shares on the Nasdaq Capital Market.
Proposed trading market and symbol:	We plan to apply for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “CRE”.
Transfer Agent:	Vstock Transfer, LLC
Risk Factors:

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:

We estimate that the net proceeds to us from this Offering will be approximately US$4.6 million or approximately US$5.6 million if the underwriters exercise their over-allotment option to purchase additional Class A Ordinary Shares in full, assuming an offering price of US$4.00 per share (the proposed minimum offering price) after deducting underwriting discounts and estimated offering expenses payable by us, including cash expenses payable to the underwriters for their reasonable out-of-pocket expenses.

We intend to use the proceeds from this Offering for the following purposes:

•   approximately 25%, or US$1.2 million is expected to be used for upgrading our Central Office and expanding our business through setting up a new business premise in other geographic markets such as Southeast Asia or by strategic investment and acquisition of business in relation to financial printing services;

•   approximately 15%, or US$0.7 million is expected to be used for expanding our workforce and staff training;

•   approximately 30%, or US$1.4 million is expected to be used for upgrading and/or acquiring equipment and IT systems; and

•   the balance of the net proceeds for working capital and other general corporate purposes.

See “Use of Proceeds” for more information.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Operation

Our financial performance may vary from period to period due to (i) our Operating Subsidiary’s project-by-project engagements whereby its customers generally do not enter into long-term service agreements with our Operating Subsidiary; (ii) the timing of completion of the projects by our Operating Subsidiary; and (iii) seasonality.

We, through our Operating Subsidiary in Hong Kong, provide one-stop printing services to our customers who are IPO applicants on a project-by-project basis and the term of engagement generally commensurate with the customers’ IPO applications, expiring upon completion or termination of their IPO applications and thus, their agreements with us are non-recurring by nature. Though we also provide financial printing services to listed companies in Hong Kong for typesetting, proofreading and printing of their compliance documents such as financial reports, public announcements and circulars on a periodic basis, the term of engagement is generally one year and subject to further negotiation upon expiration. Hence, there is no guarantee that these customers will continue to engage our Operating Subsidiary for the same type of services, at the same volume of business, or at all. Our ability to retain existing customers and attract new customers depends on a number of factors such as its marketing strategies, sales coverage, quality of services, market demand for services and the degree of competition in the industry. As such, our financial performance may vary from period to period.

Revenue derived from IPO applicants is generally recognized based on stage of completion. Accordingly, the timing of completion and progress of the projects, which are subject to various factors such as clearance from the relevant regulators in Hong Kong that are beyond our control and may vary from period to period, would ultimately affect our financial performance. Any delay in completion of our Operating Subsidiary’s projects would result in defer or even default payments from customers and thereby, adversely affect its cashflow and results of operations. If the projects cannot be completed after a substantial amount of time and costs have been incurred by our Operating Subsidiary, our results of operations and financial position may be adversely affected.

Our financial and operating performances are also subject to seasonality. Demand for our Operating Subsidiary’s services from listed companies in relation to typesetting, proofreading and printing of results announcements and financial reports is typically higher in March, April, August, and September due to the timing requirement as set out in the relevant Listing Rules. Accordingly, our financial performance during March, April, August, and September, being the peak seasons, may be better than that of the other periods and may not accurately indicate our overall performance of the entire financial year. Although we have taken measures to maintain our Operating Subsidiary’s performance throughout the entire year, such as maintaining sufficient manpower during peak seasons by rescheduling the rosters of our Operating Subsidiary’s staff, prospective investors should be aware of such seasonal fluctuations when making any comparisons of our financial performance.

We rely on our service suppliers to conduct all of the printing and binding/packaging works, delivery of final content outputs and substantially all of the translation works and the performance of these suppliers may affect the quality of our overall services to customers.

Our Operating Subsidiary engages service suppliers for all its printing and binding/packaging works, delivery of final content outputs and substantially all of its translation works for higher operational efficiency and capital saving purposes and our Operating Subsidiary does not operate any printing factory. Generally, the final content outputs are delivered to the customers’ designated locations directly by our printing house suppliers or through third party logistic service providers. Though our Operating Subsidiary has in-house translation team, it is mainly responsible for quality assurance of the translation works done by its translation service providers. In addition, our Operating Subsidiary may engage third party service providers for concept creation and artwork design etc. at times when it does not have sufficient spare capacities.

While we will continue to engage printing and translation service suppliers in the future, we do not have enough control over the operations of our suppliers. We cannot guarantee that we can monitor the service suppliers’ production process as directly and effectively as monitoring our own staff. These suppliers also face operational risks of their own. If they fail to meet our requirements such as the turnaround speed and quality of printing, design or the accuracy of translation works, we may not be able to provide timely and quality services to our customers, especially our Operating Subsidiary operates in a time-sensitive industry. As a result, our Operating Subsidiary may face complaints or claims from its customers and thus, additional costs for settling or defending the claims against it would incur, which would adversely and materially affect our operation, reputation and financial performance.

Moreover, we do not enter into any long-term agreement with our suppliers for their services. We cannot guarantee that we or our Operating Subsidiary will continue to maintain our working relationship with the suppliers. We have no direct control over the prices charged by our suppliers, who usually have their prescribed price lists, which are subject to revision from time to time. We, therefore, cannot guarantee that we and our Operating Subsidiary can secure quotes in similar level from our suppliers in the future. If our Operating Subsidiary’s suppliers are not available or refuse to provide services to our Operating Subsidiary or increase the contracting prices substantially which may not be passed on to customers who have already fixed their contract price with our Operating Subsidiary, and if we are unable to engage alternative service providers at a reasonable price, our operation, business, reputation and profitability will be adversely affected.

Our final billings to our customers may differ from the initial quotations which may cause disagreements between customers and us.

Our pricing policy is generally on a cost-plus basis and does not contain price adjustment provisions in our service agreements with customers. Normally, the out of pocket expenses are initially borne by our Operating Subsidiary and are billed to its customers as reimbursements. In most projects, the final documents are generally different from the specification as set forth in the service agreements, especially the number of pages and the quantity of printed documents. In addition, it is not uncommon for customers to request for additional items such as additional color pages, overseas courier, overtime services and urgent printing services. Since the additional service fees for additional services cannot be ascertained until the completion of respective projects, the final billing to customers with additional items and services may differ significantly from the amount as stated in the agreement.

It is our general policy that, prior to rendering the additional services requested by the customers, its sales personnel or account servicing team will obtain the consents and/or written confirmation from the customers for charging such additional services based on list of prices for additional services as set out in the initial service agreements and/or initial quotations. However, we cannot assure you that our customers will not raise any dispute over final billing. Any prolonged period of such dispute may adversely affect our cash flows and result of operations.

We may be adversely affected by the losses or liabilities arising from leakage of confidential or inside information or substantial errors in respect of documents handled by our Operating Subsidiary.

It is the ordinary course of our Operating Subsidiary’s business to handle confidential and inside information of our customers, for instance, the financial reports, announcements or circulars of listed companies and the release of which may affect the customers’ share price. Our Operating Subsidiary is also usually entrusted by the listed companies to upload this information onto the website of the Stock Exchange for and on their behalf at a designated time slot. As such, any inadvertent errors made by our Operating Subsidiary, when handling, processing and uploading the confidential or inside information of its customers may result in early or delay in release of such information or substantial errors in its content outputs, which may mislead or cause losses to the readers and prospective investors of its customers.

Although we and our Operating Subsidiary have adopted stringent internal procedures to protect the integrity and confidentiality of the information that we handle, there is no assurance that the procedures can completely eliminate the risks of making substantial errors or leakage of confidential information of our customers and our services will be free from human errors. There is also no assurance that no leakage of confidential or inside information would arise from the breach of confidentiality by our employees or suppliers or the deficiency in the information technology system. If any substantial errors are made in the documents our Operating Subsidiary processed and delivered or any confidential or inside information is leaked, we and our Operating Subsidiary might be exposed to investigations by relevant regulatory authorities and other liabilities, complaints or claims from our customers, which may adversely affect our customers’ confidence on our services, reputation, and ultimately our business and financial position.

We and our subsidiaries may face financial or reputational loss due to inadvertent errors occurred in our business operations.

Substantial errors in desktop publishing and/or in-house translation may lead to material misstatements in documents that our Operating Subsidiary handles, such as results announcements and financial reports; corporate announcements and shareholder circulars of our listed company customers; and IPO prospectuses of our IPO applicant customers and debt offering circulars of companies listed. Our Operating Subsidiary generally communicates with its customers and suppliers via e-mails. As such, mis-direction of e-mail messages to unintended recipients may result in leakage of confidential or inside information of its customers. Notwithstanding its internal control measures, our Operating Subsidiary may still be exposed to liabilities arising from any such inadvertent errors, such as complaints or legal actions, and our reputation and financial position may be materially and adversely affected as a result.

We do not own our own business premises for carrying out our business and thus, we are exposed to the risks relating to fluctuations of commercial building rental market.

As an integrated financial printing service provider for target customers including IPO applicants, listed companies and private companies in the capital market in Hong Kong, our Operating Subsidiary, Cre8 Hong Kong, is usually entrusted by our customers to deliver printed documents to the Stock Exchange within a tight schedule. It also provides meeting facilities in its business premises for its customers. Hence, we consider that it is imperative for our Operating Subsidiary to have its own business premises located in the prime location in Hong Kong, which are in proximity to the office of the Stock Exchange and the offices of its customers and/or their professional advisers such as sponsors, financial advisers, lawyers and accountants.

Our Operating Subsidiary’s current business premise is located in a grade A commercial building in the central business district in Hong Kong and is rented to it by an independent third party. As such, it is exposed to the risk on rental fluctuations of grade A commercial buildings in Hong Kong from time to time. If there is any significant increase in the rental expenses for the leased business premises, we may experience substantial increases in its operating costs and as a result, our business, results of operations, financial position and prospects may be materially and adversely affected.

There is no assurance that the landlord will not terminate the tenancy of our current business premises before the expiration of the tenancy. If the landlord terminates the tenancy with our Operating Subsidiary or refuses to renew the tenancy upon expiration, our Operating Subsidiary’s renovation costs incurred on its current business premises may be written off, and it may need to incur relocation and renovation costs, or it may fail to secure a suitable alternative location at all. In such event, our business operations will be materially disrupted and our results of operations and financial performance will be adversely affected.

Any unexpected and prolonged disruption to the access of our business premises may adversely affect our business.

As we have only one business premise in Hong Kong, if there is any unexpected and prolonged disruption of usage or access to this business premise, such as fire or power failure and we cannot timely relocate the business premise to another suitable location with well-equipped facilities, the normal operation of will be disrupted. As such, our business, results of operations and financial position will be adversely affected.

Our Operating Subsidiary does not maintain any insurance to cover claim for loss or damage to its final content outputs during delivery.

The printing and delivery of final content outputs is generally carried out by our Operating Subsidiary’s suppliers such as printing houses and logistic service providers. Neither we nor our Operating Subsidiary maintains any insurance for any loss or damage to the final content outputs during delivery. There is no assurance that these printing houses or logistic service providers have maintained sufficient insurance to cover the final content outputs printed and/or delivered by them. As such, our customers may bring liability claims against us if there is loss or damage to the final content outputs during delivery or damages are incurred from untimely delivery. Any such claims, regardless of whether they are ultimately successful, may cause us and our Operating Subsidiary to incur litigation costs, harm our business reputation and disrupt our operations. If any such claims are ultimately successful, we may be required to pay for the damages. Our business, results of operations and financial condition may, therefore, be materially and adversely affected.

We face possible infringement of our intellectual property rights, which could harm our business and competitive position.

We regard our trademarks, domain names and other intellectual properties as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others, to protect our proprietary rights.

As concerns intellectual property laws, our trademark “cre8” is duly registered in Hong Kong under the Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) as our Directors consider that our success depends to a certain extent on our ability to maintain our proprietary interest in our trademark and our website as well as our ability to defend ourselves against potential infringement claims by any third party. The trademark “cre8” also represents our brand name, which is used by us and our subsidiaries in carrying out our sales and marketing activities to attract new customers and retain our existing customers. See “Business — Intellectual Property Rights”.

Notwithstanding the registration of our trademark “cre8”, we notice that a similar mark has been used by a third party engaged in other industries in Hong Kong, and such unauthorized use of a similar mark might have caused a possible infringement of our proprietary interest in the trademark “cre8”. As of the date of this prospectus, we have filed a legal proceeding against the third party to protect our proprietary interest in the service mark. See “Business — Legal Proceedings”.

Apart from registration of our trademark, we also rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively enforce our contractual rights.

Hence, despite we use our best endeavors to protect our intellectual property rights, there is no assurance that our measures are adequate or that we will always be able to identify cases of infringement such as unauthorized use of our trademarks by any third party including our suppliers, customers, and competitors, where such unauthorized use may lead to negative publicity in relation to our reputation and brand name.

Preventing any unauthorized use of our intellectual properties is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We rely on market recognition of our “Cre8” brand and face risks associated with negative publicity.

We believe that the continued growth and success of our group, rest in part with our ability to protect and enhance the value of our brand. This depends largely on the effectiveness of our marketing efforts. However, our efforts to build our brand may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

There is no assurance that we will continue to be successful in maintaining our brand visibility. In the event that there are incidents resulting in adverse publicity against us or our brand, our market recognition and reputation may deteriorate, thereby materially and adversely affecting our business, results of operations and prospects.

We rely on continuing efforts of our senior management team. If one or more of our key executives were unable or unwilling to continue in their present position, our business may be severely disrupted.

We rely on the continued commitment, knowledge and experience of our senior management team for developing our business plans, managing our operations, ensuring the quality of our services provided through our Operating Subsidiary and maintaining our working relationships with customers and suppliers. With the support of our senior management, they are primarily responsible for our vision, strategies and overall management. Moreover, certain customers originated from the business networks and relationships maintained by our Directors.

While we provide a variety of attractive incentives to our management members, we cannot assure you that we can continue to retain their services. We cannot assure you that our existing senior management members will not terminate their employment with us in the future. In addition, we do not have any key man insurance for our senior management members and/or executive officers or key employees. Should any of one or more of our key executives were unable or unwilling to continue their positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain key personnel. In addition, there is no assurance that any member of our senior management team will not join our competitors or form a competing business. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in enforcing the non-compete undertaking in their employment contracts with us.

Our Operating Subsidiary may face difficulties in recruiting and retaining experienced staff at stable salary levels.

As we conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong, we rely on our experienced staff for providing integrated financial printing services. In particular, our Operating Subsidiary requires quality services of our employees from different professions, such as translation and artwork design on our operations, which is usually trained through on-the-job experience. The demand for these experienced staff by us and our competitors in the financial printing industry is usually high. Our Directors notice that it is an industry norm that experienced staff are poached from time to time. The turnover of these experienced staff is also contributed by the working conditions which include long working hours and reporting duties on shifts, which is due to the nature of our business.

Hence, our Directors are of the view that the ability to recruit and retain experienced staff is crucial to the stability and expansion of our Operating Subsidiary’s operations. Although we had not experienced any material difficulties in recruiting and/or retaining employees for FY2022 and FY2023, there is no assurance that we are able to recruit and retain the appropriate talent to support our operations at all time. As such, any material difficulties in recruiting and/or retaining experienced employees in the future may cause a shortage of manpower, delay our Operating Subsidiary’s operations and/or affect the quality of its services, which may materially and adversely affect our results of operations, reputation and financial performance.

Our financial performance may also be adversely affected by the increasing staff costs, in particular when we have to offer further competitive remuneration packages and benefits to our experienced staff in order to retain them. Hence, there is no assurance that we are able to maintain the staff cost at similar level as that in FY2022 and FY2023. Moreover, we cannot assure that we are able to pass on the increased cost to customers in part or in full. Therefore, any significant increase in staff costs may have a material and adverse effect on our results of operations and financial performance.

We and our subsidiaries are susceptible to information technology infrastructure failure caused by server failure and/or unexpected network interruptions, security breaches, attack by hackers, computer virus or natural or man-made disasters.

Our daily operations depends significantly on the reliability of our information technology infrastructure, which involves the use of Internet connection to (i) make e-Submissions to the Stock Exchange for and on behalf of some customers including IPO applicants and listed companies; (ii) upload documents to the website of the Stock Exchange and/or the website of individual customers; and (iii) communicate with customers and suppliers, amongst other activities, as well as data on the servers. Any failure of Internet connection or server due to the occurrence fires, floods, hardware and software failures, power loss, telecommunication failure, data leakage, hacking and break-ins, cyber-attacks, terrorist attacks or other natural or man-made disasters would suspend or adversely disrupt our and our Operating Subsidiary’s operations and the continuous provision of its services. As our Operating Subsidiary operates in a time-sensitive industry, any such suspension or disruption of its operations may negatively affect its customers’ confidence in its ability to deliver its services in a timely manner. Our reputation and financial performance may be adversely affected as a result.

Our Operating Subsidiary also routinely handles confidential information, including inside information of its customers and rely on the integrity of its IT system to preserve confidentiality and security. Apart from server failure that my lead to any loss of data, our servers may be vulnerable to unauthorized access, hacking, computer vandalism and other forms of data theft which may lead to leakage of confidential and/or price-sensitive information to unauthorized third parties. Such vulnerability may occur in the event of any malfunctions in relation to the security of our IT infrastructure, such as a firewall breakdown. As such, we and our subsidiaries are exposed to the risk of liabilities, such as complaints or legal actions, arising from any such leakage or loss of data or delay in provision of our services, and our reputation and financial position may be materially and adversely affected as a result.

Our business operation is subject to cybersecurity risks. A cyberattack may disrupt our operations and compromise the personal data of our customers.

As we conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong, our operations involve transmission, handling, publication and temporary storage of data, confidential and inside information of customers. Hence, our subsidiaries’ information technology infrastructure is susceptible to cyber-attacks and cyber incidents and the threats thereof. Cybersecurity risks could include, but are not limited to, malicious software, attempts to gain unauthorized access to data and the unauthorized release, corruption or loss of data and personal information, interruptions in communication, loss of intellectual property or theft of sensitive or proprietary technology, loss or damage to data delivery systems, or other electronic security, including those with our properties and equipment.

These cybersecurity risks could:

•        disrupt our Operating Subsidiary’s operations and damage our Operating Subsidiary’s information technology systems;

•        leak out confidential and inside information of our customers;

•        negatively impact our ability to compete;

•        enable theft or misappropriation of funds;

•        cause loss, corruption or misappropriation of proprietary or confidential information, expose us to litigation; and

•        result in damage to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events.

If a cybersecurity event occurs, it could harm our business and reputation and could result in a loss of customers, as sensitive or confidential customer data could be accessed by unauthorized persons or open to the general public, and adversely impact our customers. Likewise, any data breaches by our former and current employees and others who have access to our systems may pose a risk to the service provided by our Operating Subsidiary, employee relationships and our reputation.

While we continue to make efforts to evaluate and improve our information technology infrastructure, particularly the effectiveness of our security program, procedures and systems, it is possible that our business, financial and other systems could be compromised, which could go unnoticed for a prolonged period of time. There can be no assurance that the actions and controls that we implements, or which we cause third-party service providers to implement, will be sufficient to protect the information technology infrastructure. Additionally, customers and suppliers upon whom we rely on face similar threats, which could directly or indirectly impact our business and operations. The occurrence of a cyber-incident or attack could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

We and our subsidiaries may be subject to a variety of cybersecurity, data privacy, data protection, and other laws and regulations related to data, including those relating to the collection, processing, retention, use, disclosure, and transfer of confidential and sensitive information, including personal information and other data. These laws and regulations, such as the Data Protection Act, 2021 under the laws of BVI and the Measures for Cybersecurity Review under the laws of PRC, apply not only to third-party transactions, but also to transfers of information within our organization, which relates to our investors, employees, contractors and other counterparties. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or noncompliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial condition, and results of operations.

We may be unable to implement our future plans successfully.

We may be unable to implement our strategies and future plans according to our timetable, or at all, due to factors beyond our control, such as regulatory changes. There is no assurance that our future plans will materialize and generate revenue as planned. Further, any growth in revenue generated by our future plans may be outpaced in the short term by costs incurred in relation to expansion of our office, human resources and IT resources, and our operations and financial position may be adversely affected as a result.

Risks Related to Doing Business in the Jurisdictions in Which We Operate

Substantially all of our operations are conducted by our wholly-owned Operating Subsidiary in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our Operating Subsidiary’s business and may intervene or influence our Operating Subsidiary’s operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our Operating Subsidiary’s ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, regulations, rules and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Chinese legal and regulatory system cannot be certain.

We conduct our operations and provide integrated financial printing services to customers through Cre8 Hong Kong, our wholly-owned Operating Subsidiary in Hong Kong, a special administrative region of the PRC. Although we have established a representative office in Mainland China, Cre8 China, solely for marketing and customer support purposes, and that some of our customers, including IPO applicants and listed companies, are PRC entities with shareholders or directors who are PRC citizens, we do not have substantive operations in Mainland China. Furthermore, pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), PRC laws and regulations do not automatically apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. PRC laws and regulations that may be listed in Annex III are currently limited to those that fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. In other words, as the PRC laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III of the Basic Law, they do not apply directly to Hong Kong entities.

However, owing to long-arm provisions under the current PRC laws and regulations, there remain regulatory and legal uncertainties with respect to the applicability, interpretation and implementation of laws and regulations of Mainland China to Hong Kong entities and individuals. As a result, we may be subject to certain legal and operational risks associated with our Operating Subsidiary being based in Hong Kong, despite the fact that we only have immaterial, non-substantive operations in Mainland China. As such, even though our operations are substantively conducted in Hong Kong, we cannot guarantee that the PRC government would not implement the laws of the Mainland China to Hong Kong entities and individuals and exercise significant direct influence and discretion over the operation of our Operating Subsidiary in Hong Kong in the future. There is no guarantee that such implementation of PRC laws and regulations will not have a material and adverse impact on our business, financial condition and results of operations, due to changes in economic, political, legal or social conditions, government policies, or any other unforeseeable reasons.

If we or our Operating Subsidiary in Hong Kong were to become subject to laws and regulations of Mainland China, the legal and operational risks associated in Mainland China may also apply to our operations in Hong Kong, and we and subsidiaries would face the risks and uncertainties associated with the legal system in Mainland China, including whether and when we would need to adapt to comply with all applicable laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to Hong Kong-based companies like us, given the substantial operations of our Operating Subsidiary in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are constantly evolving. Their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties for Hong Kong-based entities like us to be compliant, should we become subject to any such laws and regulations. They may change and update quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiary’ operations in Hong Kong at any time, that could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our Operating Subsidiary’s arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may also involve substantial uncertainty. The interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may have a retrospective effect and there may be delays in when the accompanying statutory guidance would be published. Our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our legal team and PRC counsel’s understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. As such, we cannot predict what effects the updated interpretation of existing PRC laws and regulations or those of new PRC laws or regulations may have on our business and operations.

The PRC laws, regulations and other government directives may also be costly for Hong Kong entities who are previously not subject to such regulations to comply with, and such compliance or any associated inquiries or investigations or any government actions may:

•        delay or impede our and our subsidiaries’ development;

•        result in negative publicity or increase our and our subsidiaries’ operating costs;

•        require significant management time and attention; and

•        subject our Company and/or our subsidiaries to remedies, administrative penalties and even criminal liabilities that may harm our and/or our subsidiaries’ business, including fines assessed for our and our subsidiaries’ current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In addition to these statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review, the PRC Personal Information Protection Law and the Draft Rules on Overseas Listing published by CSRC on December 24, 2021 also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers.

Based on the PRC laws, rules and regulations currently in effect as of the date of this prospectus, we are advised by our PRC Counsel, Guangdong Wesley Law Firm, that we are not currently required to obtain any approvals or permissions from the PRC government or relevant PRC authorities to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our and our subsidiaries’ operations and/or the value of our Class A Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong, and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the Operating Subsidiary in Hong Kong. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our expansion into new geographic markets and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that may restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for the services provided by our Operating Subsidiary, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless.

There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our subsidiaries may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” (the “PIPL”), which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came into effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Although Cre8 Hong Kong, our Operating Subsidiary in Hong Kong, may collect and store certain data (including certain personal information) from its customers, some of whom may be individuals from or residing in Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering), as advised by our PRC Counsel, Guangdong Wesley Law Firm, we and our Operating Subsidiary will not be deemed to be an “operator of critical information infrastructure” or an “data processor” carrying out data processing activities, and we do not expect to be subject to cybersecurity review by the CAC for this Offering, given that (i) we conduct our operations through our Operating Subsidiary in Hong Kong. Our Operating Subsidiary is

incorporated and operating in Hong Kong. It is unclear whether the Measures for Cybersecurity Review (2021) is applicable to a Hong Kong company. We only have immaterial, non-substantive operations in Mainland China, Cre8 China, for the sole purposes of marketing and customer support, and Cre8 China does not generate any revenue at all; (ii) as of date of this prospectus, our Operating Subsidiary has in aggregate collected and stored the personal information of less than one thousand individuals in Mainland China only and our Operating Subsidiary has acquired the clients’ separate consents for collecting and storing of their personal information and data; (iii) Cre8 Hong Kong does not place any reliance on collection and processing of any personal information to maintain its business operation; (iv) data processed in the business of Cre8 Hong Kong should not have a bearing on national security nor affect or may affect national security; (v) all of the data our Operating Subsidiary has collected is stored in servers located in Hong Kong; and (vi) as of the date of this prospectus, neither we nor our Operating Subsidiary has been informed by any PRC governmental authority of being classified as “operator of critical information infrastructure” or “data processor” that is subject to CAC cybersecurity review or a CSRC review.

Based on the laws and regulations currently in effect in the PRC as of the date of this prospectus, as confirmed and advised by our PRC Counsel, Guangdong Wesley Law Firm, our Operating Subsidiary in Hong Kong, Cre8 Hong Kong, is not required to obtain any permissions or approvals from Hong Kong authorities nor any PRC authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC for the following reasons: (i) we are headquartered in Hong Kong, with our officers and all members of the Board of Directors based in Hong Kong who are not Mainland China citizens; (ii) we do not have any VIE structure and has only immaterial, non-substantive operations in Mainland China, nor is it controlled by any companies or individuals of Mainland China; (iii) we only operate in Hong Kong, all of our revenues and profits are generated by our subsidiaries in Hong Kong, and we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; and (v) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). As of the date of this prospectus, neither the CAC, the CSRC nor any other PRC regulatory agency or administration has contacted the Company in connection with the Company’s or our Operating Subsidiary’s operations or this Offering.

However, as further advised by our PRC Counsel, Guangdong Wesley Law Firm, given the uncertainties arising from the legal systems in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and the scope of enforcement of the Trial Administrative Measures, the PIPL, and other relevant PRC data privacy, cybersecurity laws and regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain and unpredictable what the potential impacts of any such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiary and the listing of our Class A Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are recently issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements, or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the abovementioned situations that prohibits overseas listing and offering applies to us.

We are currently not required to obtain permissions or approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities. Specifically, we are currently not required to obtain any permissions or approvals from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, we cannot assure you that we will not be subject to the regulation of relevant PRC regulatory authorities in the future. Nor can we guarantee that we will continue to comply with potential additional requirements, if any, in a timely manner. There remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented. As such, the current interpretation of relevant PRC laws and regulations provided by our PRC counsel may not be consistent with that of the relevant PRC governmental authority. If we were deemed as an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are later deemed to be applicable to us, then our business operations and the listing of our

Class A Ordinary Shares in the U.S. could be subject to potential cybersecurity reviews by the CAC. In the event that we are subject to any such mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we could be further required to suspend our relevant business, shut down our website, or face other kinds of penalties that could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, the Measures for Cybersecurity Review (2021), and the PIPL become applicable to us or our Operating Subsidiary in Hong Kong, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase our operating costs, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there was such significant change to the current political arrangements between Mainland China and Hong Kong, or any changes in the PRC laws, regulations, or interpretation or applicability of existing laws, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it would take for us to obtain such approval, and, even if we obtained such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our and our Operating Subsidiary’s business.

Although we and our subsidiaries are not subject to cybersecurity review by the CAC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for our and our subsidiaries’ operations Hong Kong, because all of our operations take place in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our Operating Subsidiary conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiary, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which came into effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In the event of a significant change to current political arrangements between Mainland China and Hong Kong, or any changes in the PRC laws, regulations, or interpretation or applicability of existing laws, and, in such event, if we are required to obtain such permissions or approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Class A Ordinary Shares significantly decline or be worthless.

The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are offering.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law. The Basic Law guarantees Hong Kong a high degree of autonomy for Hong Kong which ensures Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if there was any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Subsidiary’s business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the customers.

There are some political risks associated with conducting business in Hong Kong.

As our Operating Subsidiary’s operations are principally based in Hong Kong and all of our revenue in FY2022 and FY2023 were generated in Hong Kong, our business operations and financial conditions will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our business operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”, meaning that Hong Kong is exclusively in charge of its internal affairs and external relations while the PRC government is responsible for Hong Kong’s foreign affairs and defense. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since all of our Operating Subsidiary’s operations are based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. In response, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including the former and current HKSAR chief executive Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law”. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If we or our subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our subsidiary’s business operations, financial position and results of operations could be materially and adversely affected.

These regulations along with other recent actions may represent an escalation in political and trade tensions involving the U.S, Mainland China and Hong Kong, which could potentially harm our business. Our revenue is also susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our operating subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our operating subsidiary’s business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this Offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Risks Related to the Industry in which We Operate

We conduct our operations through our Operating Subsidiary in Hong Kong. Our business performance is highly influenced by the conditions of capital and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong and Mainland China, could materially and adversely affect our business, financial condition, prospects, and results of operations.

All our business operations are carried out in Hong Kong. As a financial printing service provider for the capital market sectors of Hong Kong, our results of operations and prospects are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Events with adverse impacts on investors’ confidence and risk appetites, such as riots or mass civil disobedience movements and general deterioration of the local economy, may lead to a reduction in investment or trading activities and in turn our business performance. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities which would in turn have material adverse impact on our business.

The capital market and the economic conditions in general of Hong Kong are highly sensitive to conditions of the capital markets, political, social and economic conditions in Mainland China. When there are unfavorable changes to the global or local market conditions, the capital market and the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the Chinese economy may affect potential clients’ confidence in the capital market as a whole and have a negative impact on our business as a whole, the demand for our printing services, the level of our business activities and consequently our revenue derived therefrom. This may materially and adversely affect our financial condition and the results of operations.

We face intense competition, and if we do not compete effectively, our results of operations and business prospects may be adversely affected.

We primarily compete in the integrated financial printer market in Hong Kong, which is highly competitive. There are limited number of companies listed on the Stock Exchange and the number of active IPO applications for listing on the Stock Exchange had witnessed a significant decrease from 146 as of December 31, 20211 to 90 as at December 30, 20222 to 87 as at May 31, 20233, we, therefore, face fierce competition from other financial printers in Hong Kong whose target customers, like us, are also listed companies on the Stock Exchange and IPO applicants.

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1        Report on Initial Public Offering Applications, Delisting and Suspensions (As at 31 December 2021), https://www.hkex.com.hk/News/Market-Communications/2021/211231news?sc_lang=en

2        Report on Initial Public Offering Applications, Delisting and Suspensions (As at 30 December 2022), https://www.hkex.com.hk/News/Market-Communications/2022/221230news?sc_lang=en

3        Report on Initial Public Offering Applications, Delisting and Suspensions (As at 31 May 2023), https://www.hkex.com.hk/News/Market-Communications/2023/230531news?sc_lang=en

New competitors that seek to enter our target market or existing market participants that seek to increase their market share sometimes adopt a competitive pricing strategy and provide its customers with pricing or other terms prevalent in that market, which could adversely affect our market share.

We cannot assure you that we will be able to continue to compete successfully in our existing markets. A number of factors, including an increase in operational efficiency, adoption of competitive pricing strategies, expansion of operations or adoption of innovative marketing strategies of our competitors, may reduce our competitiveness in the market. Our Directors therefore consider that given the price competition in relation to our business is keen, we may have to adjust our price downward to remain competitive in the market, thereby materially and adversely affecting our profitability.

Furthermore, to the extent that our Operating Subsidiary’s competitors are able to offer more attractive terms to its customers, its existing business relationships may be terminated. If our Operating Subsidiary is unable to compete with such competitors, the demand for its services could stagnate or substantially decline, as a result, we could experience reduced revenues, which could harm our business and results of operations.

We and our Operating Subsidiary are susceptible to regulatory changes affecting the needs of our customers.

The majority of our customers are companies either listed on the Stock Exchange or IPO applicants. We provide services to support their compliance with obligations under the relevant laws and Listing Rules to publish, amongst other documents, results announcements and financial reports; corporate announcements and shareholder circulars; IPO prospectuses; and debt offering circulars. As such, we are susceptible to any regulatory changes to such obligations. In particular, any relaxation of such obligations may reduce demand for our services. Regulatory changes are beyond our control and may significantly affect our business, operating results and growth prospects.

There may be changes that may result in the reduction in market demand for printed documents or financial printing services such as (i) relaxations on rules requiring the publication of shareholder circulars; (ii) changes in legal requirements for distribution of summary financial reports instead of full annual reports; (iii) distribution of financial reports by electronic means instead of printed copies; (iv) dissemination of corporate information to shareholders of listed companies using electronic means and in electronic format or via the Exchange’s Website instead of printed form or publishing paid announcements in newspapers; and (v) the use of Mixed Media Offers in a public offer without being accompanied by printed listing documents. Such changes are beyond our control and any further amendments to the existing laws and regulations governing companies listed on the Stock Exchange, if introduced, on the methods of disseminating corporate information to the public, may affect the demand of printed documents, and hence, may significantly affect our business and prospects in the future. For instance, the Stock Exchange has implemented a number of paperless initiatives, for instance, with effect on July 5, 2021, all listing documents are to be published solely in an online electronic form, specifically on the Stock Exchange’s website and on the IPO issuers’ own website and all subscriptions to be made through online electronic channels only. As such, printed copies of prospectuses are not required for distribution to investors and our revenue to be generated from printing of prospectuses have been and would be largely reduced.

Our business is susceptible to the risks in capital market, particularly, the IPO market in Hong Kong.

Our business and operations are based in Hong Kong, and the nature of our business is provision of services to companies listed on the Stock Exchange and IPO applicants seeking to list thereon. Therefore, our business is dependent on, among others, positive environment of the Hong Kong stock market and capital market as a whole, which are directly affected by, among others, the global and local political and economic environments. In particular, any prolonged period of bearish market conditions may deter applications for listing on the Stock Exchange and/or corporate activity, which could in turn diminish demand for our services. Accordingly, our business, operating results and growth prospects may be adversely affected. According to the data compiled by Bloomberg, the total volume raised in Hong Kong IPO market in the first half of 2022 was US$2.7 billion from 27 deals, a 91.3% drop from the same period last year when the total volume was at US$31 billion in the midst of COVID-19 pandemic. Volumes in the second quarter of 2022 was particularly low, with only US$0.8 billion in offerings, the lowest amount for a quarter for the last decade.

Moreover, the PRC government’s pursuit of “Covid-Zero” policy and the stringent China-Hong Kong’s cross-border policies had also deterred Chinese corporations’ plans to apply for listing in Hong Kong in FY2022. Though these measures had been relaxed, the China-Hong Kong border has fully reopened in February 2022 and the Hong Kong government has gradually abolished its entry restrictions and COVID-19 control measures since November 2022, we believe it still takes time for corporations in the PRC or Hong Kong to resume their plans for IPO in the coming future.

The volatility of global stock market may adversely affect or delay our potential customers’ plans to commence their IPO and/or other fund raising and corporate activities. As such, our revenue and profitability may fluctuate and there is no assurance that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions. Historical levels of our profit should not be relied on as an indication of our future financial performance.

Moreover, we have no business presence in overseas jurisdictions and in the event of any material deterioration in the economic, political and regulatory environment in Hong Kong, may have difficulty in relocating our entire business operations to other geographic markets. There is no assurance that we will be able to maintain our historical financial performance amidst such difficult or unstable conditions. As such, historical levels of profit of our Group should not be relied on as an indication of our future financial performance.

Unforeseen circumstances may adversely affect our and our Operating Subsidiary’s business operations.

As our business and operations are based in Hong Kong, we may be susceptible to any natural disasters or unforeseen circumstances that may adversely affect the ordinary business operations for an extended period of time, such as outbreaks of diseases, tropical cyclone warning signal No. 8 or above, ‘‘Black’’ rainstorm warning, floods and protests that affect access to our office. Moreover, besides COVID-19, our business could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics. Furthermore, black swan events such as Black Monday and acts of terrorism may cause severe adverse effect on the stock market which in turn affects the business as well as our financial performance.

A sustained outbreak of pandemic such as COVID-19 and the measures taken in response thereto could have a material adverse impact on our business, operating results and financial condition.

An outbreak and prevalence of pandemic such as COVID-19 would adversely impact economic activities and conditions worldwide and led to significant volatility and disruption to financial markets. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, which had spread throughout the world and had resulted in the implementation of stringent governmental measures, including lockdowns, closures, quarantines, and travel bans or restrictions, temporary closure of businesses, intended to control the spread of the virus by different countries.

During the COVID-19 pandemic, companies worldwide, including us and all our subsidiaries, were forced to drastically change the way we operated, such as implementing temporary adjustments to work schedules and travel plans, and mandating employees to work remotely. As a result, we experienced lower efficiency and productivity, internally and externally, which adversely affected our service delivery and quality. Government’s anti-pandemic measures such as, among others, reducing the entry of people into Hong Kong and quarantining people arrived in Hong Kong, and the prolonged IPO vetting and application process in Hong Kong as a result of anti-pandemic measures have also deterred corporations in Mainland China and other parts of the world from travelling to Hong Kong to explore or execute their plans for listing on the Stock Exchange. The number of IPOs in Hong Kong and other mergers and acquisitions, or fundraising activities in the financial market in Hong Kong, had reduced during the prevalence of COVID-19.

Notwithstanding the above, most countries around the globe have abolished the measures to contain COVID-19 pandemic and returned to their “normal” state as of the date of this prospectus. In particular, the China-Hong Kong border has fully reopened in February 2023, and the Hong Kong government has lifted the mask mandate arrangement and all social distancing measures with effective from March 1, 2023. We believe that some potential customers and listed companies have resumed their IPO plans and mergers and acquisitions or fund-raising activities respectively and the demand for our financial printing services will likely continue to increase. Nevertheless, the prevalence of COVID-19 had led to fluctuations in our revenue and profitability during the period and any disease outbreak that impacts the regions where we operate may cause similar effects, which may have a material adverse impact on our business, operating results and financial condition.

Though the impact of outbreaks of pandemic such as COVID-19 is temporary and not permanent, the frequent outbreak of different kinds of epidemics and pandemics including the new or more severe strains of the virus and their variants are highly uncertain and unpredictable, and the resultant anti-pandemic measures would inevitably result in slowdown of economic activities and volatility of stock markets in both Hong Kong and worldwide which, in totality, may adversely affect or delay our potential customers’ plans to commence their IPO and/or other fund raising and corporate activities. As such, our revenue and profitability may fluctuate and there is no assurance that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions. Historical levels of our profit should not be relied on as an indication of our future financial performance.

Our costs and expenses may remain constant or increase even if our revenues decline.

A significant portion of our operating costs, including salary and rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses may not decrease proportionately. In addition, our staff costs and rent may increase over time. However, we cannot assure you that we have the ability to pass increased costs on to our customers through service fee increases as it depends on a variety of factors beyond our control such as the global economic environment and stock market conditions. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

Risk Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our Operating Subsidiary in Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our or our Operating Subsidiary’s ability by the PRC government to transfer cash in the future could have a material adverse effect on our ability to conduct business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless.

We are a holding company incorporated in the BVI, and we rely on dividends and other distributions on equity from our Operating Subsidiary in Hong Kong for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Subject to the BVI Act and our Amended and Restated Memorandum and Articles of Association, our Board of Directors may, by resolutions of directors, declare and pay a dividend to shareholders from time to time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of our assets will exceed our liabilities, and that we shall be able to pay our debts as they fall due in the ordinary course of business.

Under Hong Kong law, dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized loss) or other distributable reserves. Dividends cannot be paid out of share capital. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid to us. The PRC laws and regulations do not currently have any material impact on transfers of cash from our Operating Subsidiary to our holding company, our shareholders and U.S. investors. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may adversely limit our ability to grow and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless. See “Regulations — Hong Kong Regulations”.

Cre8 China, our subsidiary in Mainland China, is subject to restrictions on paying dividends or making other payments to us or our Operating Subsidiary.

Currently and in the foreseeable future, Cre8 China solely serves and will continue to solely serve for our marketing and customer support purposes, and does not and will not have substantial operations nor generate any revenue at all. However, if Cre8 China engages in any revenue generating activities in the future, the PRC regulations permit our Cre8 China to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Cre8 China is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches

50% of its registered capital. Cre8 China, our Mainland China subsidiary, may also, at the respective subsidiary’s discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if Cre8 China incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our Mainland China subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our future liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

If Cre8 China would have engaged in any revenue generating activities in the future, and if we or our subsidiaries are deemed by the PRC tax authorities as a PRC tax resident enterprise for tax purposes, any dividends we pay to our non-PRC resident shareholders may be regarded as China-sourced income and as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be reduced to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot be certain that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends to be paid by Cre8 China to our Operating Subsidiary, Cre8 Hong Kong. Moreover, Cre8 Hong Kong may be subject to additional restrictions and government regulations if the Chinese government were to impose new laws and regulations or exert more control over our Hong Kong’s business activities.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from making loans to or making additional capital contributions to our Cre8 China, our Mainland China subsidiary.

Any funds we transfer to Cre8 China, our Mainland China subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to Cre8 China are subject to the registration with the State Administration for Market Regulation or its local counterpart and registration with a local bank authorized by the SAFE. In addition, (i) any foreign loan procured by Cre8 China is required to be registered with the SAFE or its local branches and (ii) any of Cre8 China may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China. Additionally, any medium or long-term loans to be provided by us to Cre8 China must be registered with the National Development and Reform Commission and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or loans by us to Cre8 China. Moreover, Cre8 China may be subject to additional restrictions and government regulations if the Chinese government were to impose new laws and regulations or exert more control over Hong Kong’s business activities. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of future offerings to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015 and was amended on December 30, 2019, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign

Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency it holds, including the net proceeds from the offering to Cre8 China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital if (i) such investments do not violate the current Negative List and (ii) the domestic investment projects are authentic and are in compliance with relevant regulations. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to Cre8 China. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC subsidiary may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As the rights of shareholders under BVI law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the BVI Act and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the common law of England and the wider Commonwealth, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

Shareholders of BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our Board of Directors, or our Controlling Shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law”.

Investors may have difficulty in effecting service of legal process, enforcing judgments against us, our directors and management. Investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in BVI or Hong Kong against us or our management named in the prospectus based on BVI or Hong Kong laws.

We are incorporated under the laws of the BVI. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all our directors and executive officers are Hong Kong residents or based in Hong Kong and their assets are substantially located in Hong Kong and outside the United States. As a result, it may be difficult or impossible to effect service of process within the U.S. upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the BVI or Hong Kong could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

There is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

The U.S. and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the U.S. in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

In addition, you may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of the U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. For more information regarding the relevant laws of the BVI and Hong Kong, see “Enforcement of Civil Liabilities.”

As a company incorporated in the BVI, we are permitted to adopt certain BVI’ practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards.

As a BVI company to be listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market listing standards. However, the Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the BVI, which is our home country, may differ significantly from the Nasdaq Capital Market listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this Offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Capital Market listing standards applicable to U.S. domestic issuers.

Risks Related to our Class A Ordinary Shares and this Offering

Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in November 2021, and as of the date of this prospectus, our auditor is not subject to and not affected by to the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

The dual-class structure of our Ordinary Shares will have the effect of concentrating voting control with our Controlling Shareholder, Cre8 Investments Limited, which will hold in the aggregate 87.87% of the voting power of our voting shares following the completion of this Offering, preventing you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

Our authorized and issued Ordinary Shares are divided into Class A Ordinary Shares and Class B Ordinary Shares.

As of the date of this prospectus, the Company is authorized by its Amended and Restated Memorandum and Articles of Association to allot a maximum of (i) 324,000,000 Class A Ordinary Shares of no par value and (ii) 36,000,000 Class B Ordinary Shares of no par value. As of the date of this prospectus, there are currently 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote by the shareholders. Each Class A Ordinary Share has one (1) vote and each Class B Ordinary Share has twenty (20) votes. The Class B Ordinary Shares are convertible into Class A Ordinary Shares, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one Class A Ordinary Share for each Class B Ordinary Share. The holder of Class B Ordinary Shares would have, upon conversion of its Class B Ordinary Shares into Class A Ordinary Shares, one vote per Class A Ordinary Share held on all matters submitted to a vote of our shareholders. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

The Class B Ordinary Shares outstanding are beneficially owned by Mr. Xian Hong Jordan LEE, Mr. Seng Jin LEE and Mr. Kit Ying SHAM, through Cre8 Investments Limited, representing 89.3% of the aggregate voting power of our currently outstanding Ordinary Shares as of the date hereof. Upon the completion of this Offering, Mr. Xian Hong Jordan LEE, Mr. Seng Jin LEE, and Mr. Kit Ying SHAM, through Cre8 Investments Limited, will hold 87.87% of the aggregate voting power, assuming that the underwriters do not exercise its over-allotment option. Because of the one-to-twenty voting ratio between our Class A and Class B Ordinary Shares, Mr. Xian Hong Jordan LEE, Mr. Seng Jin LEE, and Mr. Kit Ying SHAM, through Cre8 Investments Limited, will continue to control a majority of the combined voting power of our Ordinary Shares and therefore be able to control all matters submitted to our shareholders for approval so long as the Class B Ordinary Shares represent at least 51% of the voting power of all outstanding Ordinary Shares. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. Furthermore, should the Company decide to issue additional Class A Ordinary Shares in the future, the one-to-twenty voting ratio between the two classes of our ordinary shares will result in further dilutive effect on the holders of Class A Ordinary Shares.

As a result, for so long as Cre8 Investments Limited owns a controlling or significant voting interest in our Ordinary Shares, it generally will be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including:

•        the election of directors;

•        determinations with respect to our business direction and policies, including the appointment and removal of directors;

•        determinations with respect to corporate transactions, such as mergers, business combinations, change in control transactions or the acquisition or the disposition of assets;

•        our financing and dividend policy;

•        determinations with respect to our tax returns; and

•        compensation and benefits programs and other human resources policy decisions.

Even if Cre8 Investments Limited were to dispose of certain of its shares of our Class B Ordinary Shares such that it would control less than a majority of the voting power of our outstanding Ordinary Shares, it may be able to influence the outcome of corporate actions so long as it retains Class B Ordinary Shares. During the period of Cre8 Investments Limited’s controlling or significant ownership of our Ordinary Shares, investors in this Offering may not be able to affect the outcome of such corporate actions.

Cre8 Investments Limited may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Corporate action might be taken even if other shareholders, including those who purchase shares in this Offering, oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control or other liquidity event of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares of Class B Ordinary Shares as part of a sale or other liquidity event and might ultimately affect the market price of our Class A Ordinary Shares.

Furthermore, we cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of dual-class structures and temporarily barred new dual-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices are not expected to invest in our Class A Ordinary Shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

As a “controlled company” under the rules of the Nasdaq Stock Market LLC, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Stock Market LLC, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the rules of the Nasdaq Stock Market LLC, and the requirement that our compensation and nominating committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

There has been no public market for our Ordinary Shares, including our Class A Ordinary Shares, prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares. Although we have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid public market for our Class A Ordinary Shares will develop. If an active public market for our Class A Ordinary Shares does not develop following the completion of this Offering, the market price of our Class A Ordinary Shares may decline and the liquidity of our Class A Ordinary Shares may decrease significantly.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiation between us, the Seller Shareholder and the Underwriters and may vary from the market price of our Class A Ordinary Shares following our initial public offering. We cannot assure you that the price at which the Class A Ordinary Shares are traded after this Offering will not decline below the initial public offering price. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our Class A Ordinary Shares may experience a significant decrease in the value of their Class A Ordinary Shares due to insufficient or a lack of market liquidity of our Class A Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Share, and could result in substantial losses to you.

The market price of our Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and Mainland China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading price of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Class A Ordinary Shares. The market price for our Class A Ordinary Shares may be volatile and subject to wide fluctuations due to factors, such as:

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actual or anticipated fluctuations in our operating results;

•        changes in financial estimates by securities research analysts;

•        negative publicity, studies or reports about us, our services, our officers, directors, Controlling Shareholder, other beneficial owners, our business partners, or our industry;

•        our capability to catch up with the technology innovations in the industry, and maintain such technological innovations, once attained;

•        announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

•        additions or departures of key personnel;

•        fluctuations of exchange rates between Hong Kong dollar, Renminbi, and the U.S. dollar;

•        litigation or regulatory proceedings involving us, our directors, officers or Controlling Shareholders;

•        realization of any of the other risk factors presented in this prospectus;

•        changes in investors’ perception of our company and the investment environment promptly;

•        market reaction to the COVID-19 pandemic and its variants;

•        the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

•        changes in the economic performance or market valuations of other financial printing firms;

•        economic, social and political conditions in Hong Kong and Mainland China;

•        the liquidity of the market for our Class A Ordinary Shares;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares;

•        sales and perceived potential sales of additional Class A Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our Class A Ordinary Shares begin trading on the Nasdaq Capital Market, our Class A Ordinary Shares may be “thinly-traded”, meaning that the number of persons interested in purchasing our Class A Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we come to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our Class A Ordinary Shares may not develop or be sustained.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them.

We will seek to have our Class A Ordinary Shares approved for listing on the Nasdaq Capital Market upon consummation of this Offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we cannot assure you that our Class A Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Class A Ordinary Shares could be subject to delisting.

If the Nasdaq Capital Market delists our Class A Ordinary Shares from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our Class A Ordinary Shares;

•        reduced liquidity with respect to our Class A Ordinary Shares;

•        a determination that our Class A Ordinary Share is a “penny stock” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. Because we expect that our shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Our existing shareholders that are not included in this registration statement will be able to sell their Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

Our existing shareholders, including our Controlling Shareholder, may be able to sell their shares pursuant to Rule 144 under the Securities Act after completion of this offering and/or after expiration of their lock-up period, if applicable.

Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this Offering and there is currently no established markets for the sale of the shares they own, when they are able to sell their pre-offering shares under Rule 144, they may be more willing than participants in this Offering to accept a lower sales price than the Offering price. These shareholders may sell all or a portion of their shares, from time to time, at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. This fact could impact the trading price of our Class A Ordinary Shares following completion of the Offering, to the detriment of participants in this Offering. Under rule 144, before our existing shareholders can sell their Class A Ordinary Shares, in addition to meeting other requirements, they must meet the required holding period. As such, the trading price of our Class A Ordinary Shares may fluctuate significantly due to such sales, which are beyond our control. We do not expect any of such Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect the market price of our Class A Ordinary Shares.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of this Offering, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future.

The Class A Ordinary Shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 19,750,000 Class A Ordinary Shares outstanding immediately after this Offering, or 20,012,500 Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full. Sales of these Class A Ordinary Shares into the market could cause the market price of our Class A Ordinary Shares to decline.

In connection with this Offering, we, our directors, officers and shareholders holding 5% or more of the issued and outstanding Class A and Class B Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or are otherwise subject to similar lockup restrictions for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares. See “Underwriting” for a more detailed description of the restrictions on selling our securities after this Offering.

Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders.

Future issuances of our Class B Ordinary Shares, which can be approved by our Board of Directors, could result in dilution to existing holders of our Class A Ordinary Shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the Class A Ordinary Shares.

In addition, there might be impact of the conversion of Class B Ordinary Shares on holders of Class A Ordinary Shares, including dilution and the reduction in aggregate voting power, as well as the potential increase in the relative voting power if any holder of the Class B Ordinary Shares retains their shares.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the Offering and upon completion of the Offering, you will incur immediate dilution. See “Dilution”. In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our Board of Directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our Board of Directors has complete discretion as to whether to distribute dividends. Subject to the BVI Act and our Amended and Restated Memorandum and Articles of Association, our Board of Directors may by resolution, authorize a distribution (which includes a dividend) by our Company to our members if our Board of Directors are satisfied, on reasonable grounds, that immediately after the distribution satisfy the solvency test, that is: (a) the company will be able to pay its debts as they fall due; and (b) the value of our assets exceeds its liabilities.

We currently intend to retain all remaining funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any further dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and will be subject to the restrictions contained in any future financing instruments.

Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our Operating Subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. We cannot assure you that our Class A Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares. See “Dividend Policy” section for more information.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Class A Ordinary Shares less attractive to investors.

Upon completion of this Offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the Nasdaq Capital Market detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404(b) of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have only provided two years of audited financial statements and have not included all the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter; (ii) the end of the fiscal year during which we have total annual gross revenues of US$1.235 billion or more; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the last day of our fiscal year following the fifth anniversary of the completion of this Offering.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this Offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

By virtue of being a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers including:-

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the BVI, may differ significantly from corporate governance listing standards. Currently, we plan to rely on some home country practices with respect to our corporate governance after we complete this Offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our outstanding voting securities become directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

A non-U.S. corporation will be classified as a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Class A Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering.

If we are a PFIC in any taxable year, a U.S. Holder may incur significantly increased United States income tax on gain recognized on the sale or other disposition of our Class A Ordinary Shares and on the receipt of distributions on our Class A Ordinary Shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A Ordinary Shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small. The insiders of our Company will still hold a large portion of the Company’s listed securities following the consummation of the Offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests, and other proceedings alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines or penalties;

•        substantial outside counsel legal fees and costs;

•        additional compliance and licensure requirements;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        changes to our business model and practices; and

•        damage to our brand and reputation.

Any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “goal”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and “ongoing”, or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies;

•        current and future economic and political conditions;

•        expected changes in our revenues, costs or expenditures;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our customer base;

•        our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        overall industry, economic and market performance;

•        the spread of the COVID-19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based upon an assumed initial public offering price of US$4.00 per Class A Ordinary Share (the proposed minimum offering price), we estimate that we will receive net proceeds from this Offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately US$4.6 million assuming the underwriters do not exercise its over-allotment option.

We plan to use the net proceeds we will receive from this Offering as follows:

•        approximately 25% or US$1.2 million is expected to be used for upgrading our Central Office and expanding our business through setting up a new business premise in other geographic market such as Southeast Asia or by strategic investment and acquisition of business in relation to financial printing services. As of the date of this prospectus, we have not specifically identified any business or assets to acquire, nor we have entered into any memorandum of understanding on acquisition of any business or assets;

•        approximately 15% or US$0.7 million is expected to be used for expanding our workforce and staff training;

•        approximately 30% or US$1.4 million is expected to be used for upgrading and/or acquiring equipment and IT systems; and

•        the balance of the net proceeds for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not imminently used for the above purposes, we intend to invest in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our Class A Ordinary Shares for the years ended December 31, 2022 and 2023. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our Board of Directors, subject to compliance with applicable BVI laws regarding solvency. Our Board of Directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our Operating Subsidiary to us, and such other factors as our Board of Directors may deem relevant. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board of Directors.

Subject to the BVI Act and our Amended and Restated Memorandum and Articles of Association, our Board of Directors may by resolution, authorize a distribution (which includes a dividend) by our Company to our shareholders if our Board of Directors are satisfied, on reasonable grounds, that immediately after the distribution satisfy the solvency test, that is: (a) the company will be able to pay its debts as they fall due; and (b) the value of our assets exceeds its liabilities.

Our holding company rely on dividends paid by our Operating Subsidiary for its cash requirements, including funds to pay any dividends and other cash distributions to its shareholders, service any debt it may incur and pay its operating expenses. Our holding company’s ability to pay dividends to its shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiary.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

CORPORATE HISTORY AND STRUCTURE

Corporate History

On September 16, 2006, Cre8 (Greater China) Limited (“Cre8 Hong Kong”), the operating entity, was incorporated as a company with limited liability under the laws of Hong Kong. On November 5, 2021, Chuangbafang Enterprise Management (Shanghai) Company Limited (“Cre8 China”) was incorporated under the laws of the PRC as Cre8 Hong Kong’s wholly-owned subsidiary, for the purpose of maintaining a representative office in Mainland China to conduct marketing and customer support in Mainland China, Since its incorporation, Cre8 China has not actively engaged in any revenue-generating activities.

In December 2023, we completed a series of transactions effectuating the reorganization of the Cre8 group of companies (the “Reorganization”).

As part of the Reorganization, Cre8 Enterprise Limited (“Cre8 BVI”) was incorporated under the laws of BVI on December 4, 2023, as the holding company, and its wholly-owned intermediate holding company, Cre8 Incorporation Limited (“Cre8 Incorp”) was incorporated on December 6, 2023 under the laws of BVI. On December 4, 2023, the date of the incorporation of Cre8 BVI, an aggregate of 10,000 Class A Ordinary Shares were issued to 15 founding shareholders.

Cre8 BVI and Cre8 Incorp are holding companies and not actively engaging in any business.

On December 12, 2023, 5,000,000 ordinary shares, the entire ownership interests of Cre8 Hong Kong held by Cre8 Investment Limited were transferred from Cre8 Investments Limited to Cre8 Incorp by way of share exchange, pursuant to the Reorganization Agreement between Cre8 BVI, Cre8 Incorp, and Cre8 Investments Limited. In exchange of the entire ownership interests of Cre8 Hong Kong, Cre8 BVI allotted and issued 2,500 Class B Ordinary Shares to Cre8 Investment Limited.

Upon completion of the Reorganization, our Operating Subsidiary, Cre8 Hong Kong, and its subsidiary, Cre8 China, have become indirect wholly-owned subsidiaries of Cre8 BVI, through Cre8 Incorp.

On August 13, 2024, Cre8 BVI resolved and approved a subdivision of each of the issued and unissued Class A Ordinary Share and each of the issued and unissued Class B Ordinary Share of no par value into 1,800 Class A Ordinary Shares of no par value and 1,800 Class B Ordinary Shares of no par value, respectively. After the share subdivision took effect on 13 August 2024, Cre8 BVI is authorised to issue a maximum of 360,000,000 shares of no par value divided into (i) 324,000,000 Class A Ordinary Shares of no par value and (ii) 36,000,000 Class B Ordinary Shares of no par value, of which 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares are in issue. From a British Virgin Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Class A Ordinary Shares and Class B Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

We do not have, nor intend to have, any contractual arrangements to establish a VIE structure with any entity in Mainland China, including Cre8 China.

Corporate Structure

As of the date of this prospectus, Cre8 BVI is authorized by its Amended and Restated Memorandum and Articles of Association to allot the maximum of 324,000,000 Class A Ordinary Shares and 36,000,000 Class B Ordinary Shares, of which 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares are issued and outstanding.

We are offering 1,750,000 Class A Ordinary Shares, representing 8.86% of the Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriters do not exercise the over-allotment option. Following this Offering, assuming that the underwriters do not exercise their over-allotment option, 8.86% of the Class A Ordinary Shares of the Company will be held by public shareholders.

The following diagram illustrates the corporate structure of the Company as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option by the underwriters):

____________

Note: As of the date of this prospectus, there are fourteen (14) shareholders of record that have shareholding less than 5% of the issued and outstanding Class A Ordinary Shares.

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2024 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering assumed initial public offering price of US$4.00 per Ordinary Share (the proposed minimum offering price) and to reflect the application of the proceeds after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses (including accountable expenses) payable by us.

Cre8 BVI’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Cre8 BVI currently have 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital”.

As of July 31, 2024
(All amounts in US$, except for share and per share data, unless otherwise noted)

	Actual	Pro Forma As Adjusted(1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Shares
	US$	US$	US$
Guaranteed and secured debt:
Bank borrowings	1,153,847	1,153,847	1,153,847

Shareholders’ Equity:
Class A Ordinary Share, no par value, 324,000,000 shares authorized; 18,000,000 shares issued and outstanding(2)	—	—	—
Class B Ordinary Share, no par value, 36,000,000 shares authorized; 4,500,000 shares issued and outstanding(2)	—	—	—
Additional paid-in capital	645,109	5,706,294	6,672,294
Retained earnings	238,697	238,697	238,697
Accumulated other comprehensive loss	(39,991)	(39,991)	(39,991)
Total shareholders’ equity	843,815	5,905,000	6,871,000
Total capitalization and indebtedness	1,997,662	7,058,847	8,024,847

____________

(1)      Reflects the sale of Class A Ordinary Shares in this Offering (excluding any over-allotment shares that may be sold pursuant to the over-allotment option) at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses) payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this Offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses), which would be charged against the gross proceeds as a reduction of additional paid-in capital, payable by us. We estimate that such net proceeds will be approximately $5,061,185.

(2)      The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Share Capital”.

Assuming the over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $1,650,000, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses (including accountable expenses) payable by us. An increase (decrease) of 1 million in the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,720,000, assuming no change in the assumed initial public offering price per Class A Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Shares and the pro forma net tangible book value per Class A Ordinary Share after the offering. Dilution results from the fact that the offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders on July 31, 2024 was approximately $0.038 per Ordinary Share (both Class A and Class B Ordinary Share). Net tangible book value per Ordinary Share as of July 31, 2024 represents the amount of total assets less intangible assets and total liabilities, divided by the number of total Ordinary Shares outstanding.

We will have 19,750,000 Class A Ordinary Shares issued and outstanding upon completion of the offering or 20,012,500 Class A Ordinary Shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after July 31, 2024, will be approximately $0.244 per Ordinary Share. This would result in dilution to investors in this Offering of approximately $3.756 per Class A Ordinary Share from the assumed offering price of $4.000 per Class A Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by $0.206 per share attributable to the purchase of the Class A Ordinary Shares by investors in this Offering.

The following table sets forth the estimated net tangible book value per Class A Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Share Capital”.

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed offering price per Class A Ordinary Share	$4.000	$4.000
Net tangible book value per Ordinary Share before the offering	$0.038	$0.038
Increase per Ordinary Share attributable to payments by new investors	$0.206	$0.242
Pro forma net tangible book value per Ordinary Share after the offering	$0.244	$0.280
Dilution per Class A Ordinary Share to new investors	$3.756	$3.720

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong (“Cre8 Hong Kong”). Founded in 2006, our Operating Subsidiary provides 24/7 integrated financial printing services for listed companies, IPO applicants (i.e. corporations applying for listing on the Stock Exchange) and private companies in the finance and capital market in Hong Kong under our brand, “Cre8”. Our Operating Subsidiary’s integrated services cover concept creation and artwork design, typesetting, proofreading, translation, printing, binding, logistics arrangement, uploading or making e-Submissions of its customers’ financial reports and compliance documents on the website of the Stock Exchange and media placements. In addition to these core services, our Operating Subsidiary has expanded its offerings to include complementary design services such as website design, branding, and content creation for marketing materials. Moreover, our Operating Subsidiary is now providing technological support to its customers to ensure their compliance with the Listing Rules. On this front, our Operating Subsidiary disseminates announcements, circulars, financial reports, and industry news feeds through a website of our “Cre8IR” brand.

Our overall revenue increased by HK$18.3 million or 18.9% from approximately HK$97.0 million in FY2022 to approximately HK$115.3 million (USD 14.8 million) in FY2023, which was mainly attributable to the increase in revenue from provision of integrated IPO financial printing services from approximately HK$16.2 million in FY2022 to approximately HK$34.0 million (USD 4.4 million) in FY2023 as (i) the number of successful projects increased from one in FY2022 to seven in FY2023; and (ii) increase in amount of extra services requested by clients along with the increase in the number of projects undertaken during the year. Nevertheless, the number of successful projects and the amount of extra services requested by clients are subject to a number of factors and beyond our control, such as the nature and scope of work requested by clients, and timing of completion and progress of the IPO projects which are subject to the timing of clearance from the relevant regulators in Hong Kong. Our total other incomes, net decreased from approximately HK$2.5 million in FY2022 to approximately HK$0.2 million (USD 27,000) in FY2023, which was mainly due to the government grants in relation to anti-epidemic funds received from the Hong Kong government in FY2022 under the Employment Support Scheme, which did not recur in FY2023. As such government grants in relation to anti-epidemic funds are non-recurring in nature, it is expected that the total government grants in FY2024 would remain minimal.

Investors of our Class A Ordinary Shares should be aware that they are purchasing equity in Cre8 BVI, our BVI holding company, instead of shares of our Operating Subsidiary. Please refer to the information contained in and incorporated by reference under the heading “Risk Related to our Corporate Structure” on page 40 of this prospectus.

General Factors Affecting Our Results of Operations.

The Company believes the key factors affecting the financial condition and results of operations including the following:

Economic, Political or Social Conditions in Hong Kong

All our business operations were carried out in Hong Kong through our Operating Subsidiary. As a financial printing service provider for the capital market sectors of Hong Kong, our results of operations and prospects are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Events with adverse impacts on investors’ confidence and risk appetites, such as riots or mass civil disobedience movements and general deterioration of the local economy, may lead to a reduction in investment or trading activities and in turn our business performance. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities which would in turn have material adverse impact on our business.

The capital market and the economic conditions in general of Hong Kong are highly sensitive to conditions of the capital markets, political, social and economic conditions in Mainland China. When there are unfavorable changes to the global or local market conditions, the capital market and the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the Chinese economy may affect potential clients’ confidence in the capital market as a whole and have a negative impact on our business as a whole, the demand for our printing services, the level of our business activities and consequently revenue derived therefrom. This may materially and adversely affect our financial condition and the results of operations.

Moreover, we have no business presence in overseas jurisdictions and in the event of any material deterioration in the economic, political and regulatory environment in Hong Kong, may have difficulty in relocating our entire business operations to other geographic markets. There is no assurance that we will be able to maintain our historical financial performance amidst such difficult or unstable conditions. As such, historical levels of profit of our Group should not be relied on as an indication of our future financial performance.

The COVID-19 pandemic and IPO Market in Hong Kong

Our business and operations are based in Hong Kong, and the nature of our business is provision of services to companies listed on the Stock Exchange and IPO applicants seeking to list thereon. Therefore, our business is dependent on, among others, positive environment of the Hong Kong stock market and capital market as a whole, which are directly affected by, among others, the global and local political and economic environments. In particular, any prolonged period of bearish market conditions may deter applications for listing on the Stock Exchange and/or corporate activity, which could in turn diminish demand for our services. Accordingly, our business, operating results and growth prospects may be adversely affected. According to the data compiled by Bloomberg, the total volume raised in Hong Kong IPO market in the first half of 2022 was US$ 2.7 billion from 27 deals, a 91.3% drop from the same period last year when the total volume was at USD 31 billion in the midst of COVID-19 pandemic. Volumes in the second quarter of 2022 was particularly low, with only US$ 0.8 billion in offerings, the lowest amount for a quarter for the last decade.

Moreover, during the COVID-19 pandemic, companies worldwide, including us and all our subsidiaries, were forced to drastically change the way we operated, such as implementing temporary adjustments to work schedules and travel plans, and mandating employees to work remotely. As a result, we experienced lower efficiency and productivity, internally and externally, which adversely affected our service delivery and quality. Government’s anti-pandemic measures such as, among others, reducing the entry of people into Hong Kong and quarantine people arrived in Hong Kong, and the prolonged IPO vetting and application process in Hong Kong as a result of anti-pandemic measures have also deterred corporations in Mainland China and other parts of the world from travelling to Hong Kong to explore or execute their plans for listing on the Stock Exchange. The number of IPOs in Hong Kong and other mergers and acquisitions, or fundraising activities in the financial market in Hong Kong, had reduced during the prevalence of COVID-19.

Notwithstanding the above, most countries around the globe have abolished the measures to contain COVID-19 pandemic and returned to their “normal” state as of the date of this prospectus. In particular, the China-Hong Kong border has fully reopened in February 2023, and the Hong Kong government has lifted the mask mandate arrangement and all social distancing measures with effective from March 1, 2023. We believe that some potential customers and listed companies will resume their IPO plans and mergers and acquisitions or fund raising activities respectively, which means the demand for our financial printing services will likely increase. Nevertheless, the prevalence of COVID-19 had led to fluctuations in our revenue and profitability during the period and any disease outbreak that impacts the regions where we operate may cause similar effects, which may have a material adverse impact on our business, operating results and financial condition.

Though the impact of outbreaks of pandemic such as COVID-19 is temporary and not permanent, the frequent outbreak of different kinds of epidemics and pandemics including the new or more severe strains of the virus and their variants are highly uncertain and unpredictable, and the resultant anti-pandemic measures would inevitably result in slowdown of economic activities and volatility of stock markets in both Hong Kong and worldwide which, in totality, may adversely affect or delay our potential customers’ plans to commence their IPO and/or other fund raising and corporate activities. As such, our revenue and profitability may fluctuate and there is no assurance that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions. Historical levels of our profit should not be relied on as an indication of our future financial performance.

Project-by-project Engagements, Timing of Completion of Our Projects and Seasonality

As a financial printing service provider in Hong Kong, our Operating Subsidiary generally provides one-stop printing services to its customers who are IPO applicants on a project-by-project basis and its term of engagement generally commensurate with their IPO applications, expiring upon completion or termination of their IPO applications and thus, their agreements with our Operating Subsidiary are non-recurring by nature. Though our Operating Subsidiary also provides financial printing services to listed companies in Hong Kong for typesetting, proofreading and printing of their compliance documents such as financial reports, public announcements and circulars on a periodic basis, the term of its engagement is generally one year and is subject to further negotiation upon expiration. Hence, there is no guarantee that these customers will continue to engage our Operating Subsidiary for the same type of services, at the same volume of business, or at all. Our Operating Subsidiary’s ability to retain its existing customers and attract new customers depends on a number of factors such as our marketing strategies, sales coverage, quality of services, market demand and the degree of competition in the industry. As such, our financial performance may vary from period to period.

Revenue derived from IPO applicants is generally recognized based on stage of completion. Accordingly, the timing of completion and progress of the projects, which are subject to various factors such as clearance from the relevant regulators in Hong Kong that are beyond our control and may vary from period to period, would affect our financial performance. Any delay in completion of our projects would result in defer or even default payments from our customers and thereby, adversely affect our cashflow and results of operations. If the projects cannot be completed after a substantial amount of time and costs have been incurred by us, our results of operations and financial position may be adversely affected.

Our performance is also subject to seasonality. Demand for our services from listed companies in relation to typesetting, proofreading and printing of results announcements and financial reports is typically higher in March, April, August, and September due to its customers’ needs to publish their periodic reporting documents pursuant to the timing requirement of the relevant Listing Rules. Accordingly, our financial performance during March, April, August, and September, being the peak seasons, may be better than that of the other periods and may not accurately indicate our overall performance of the entire year. Although we have taken measures to maintain performance throughout the entire year, such as maintaining sufficient manpower during peak seasons by rescheduling the rosters of our Operating Subsidiary’s staff, we cannot guarantee our performance of is free from seasonal fluctuations. As such, prospective investors should be aware of such seasonal fluctuations when making any comparisons of our financial performance.

Critical Accounting Policies, Judgments and Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. The pandemic may impact our future estimates including, but not limited to, estimates for useful lives and impairment of property and equipment, impairment of long-lived assets, deferred taxes and uncertain tax position, and current expected credit loss of receivables, revenue recognition, fair value measurements. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations at this time.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). Revenue from contracts with customers is recognized using the following five steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract; and

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

We generate revenue from provision of integrated financial printing services in Hong Kong. We enter into agreements with customers that create enforceable rights and obligations and for which it is probable that we will collect the consideration to which it will be entitled as services transfer to the customer. Revenue on oral or implied arrangements is generally not recognized. The services provided are divided into two major types of services.

(a)    Integrated IPO financial printing services

We provide integrated IPO financial printing services under contracts with customers. We typically contracted through our sales team to have negotiations with existing or potential customers, which are Hong Kong or China based companies who seeks for listing in the Hong Kong Stock Exchange. Contracts are signed before to the start of services. We and our customers agree on an estimated total contract price that is specified in the contact. This price is based on the requirements of customers. As stated in the service contract, customers consent to pay in four payments during the course of the agreement. Artwork design, typesetting, proofreading, translation, printing, binding, logistical planning, and uploading or creating electronic submissions of customers’ prospectuses were among the services offered.

The entire service fee from clients is non-refundable and we are entitled to receive upfront payment upon signing the contract. The contract includes two performance obligations, which are submission of prospectus to the Hong Kong Stock Exchange and successfully listed on the Hong Kong Stock Exchange. Revenue is recognized at a point in time upon completion of each performance obligation. Revenue is also recognized when lapse of the financing printing contract. For arrangements with multiple performance obligations, the transaction price is allocated to the separate performance obligations. As such, standalone selling price is determined using an estimate of the standalone selling price of each distinct service, taking into consideration historical selling price by customer for each distinct service, if available. These estimates may vary from the final amounts invoiced to the customer and are adjusted upon completion of all performance obligations.

The transaction price contains a variable consideration. The services that are rendered to customers determine the transaction price. Discounts on services rendered are offered by us to our customers; these discounts are recorded as variable considerations and subtracted from revenue during the revenue recognition period. These reductions to revenue are made based upon estimates that are determined according to historical experience and the specific terms and conditions of the incentive. The amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

Our invoices set forth payment terms that require customers to make payment within in range of 14 days to 30 days of billing which is triggered by us reaching the milestones to bill the customer.

For the years ended December 31, 2022 and 2023, we are not aware of any material claims against the Company in relation to services provided.

(b)    Non-IPO financial printing services

We engage with listed or non-listed companies to satisfy the Hong Kong Stock Exchange’s disclosure requirements or the own needs of the customers. We are typically contracted through its sales team to have negotiations with existing or potential customers, which are Hong Kong or China based listed companies in the Hong Kong Stock Exchange. Non-IPO services include preparation of environmental, social and governance reports, sustainability reports, research reports, booklets and brochures. Services include design, translation, typesetting and proofreading, printing, binding and publishing. Contracts are entered into before the services begin.

As the financial printing services involve a series of tasks which are interrelated and are not separable or distinct as our clients cannot benefit from any standalone task, we conclude that financial printing services to be accounted for as a single performance obligation. The entire service fee of financial printing services is allocated to a single performance obligation. The completion of this earning process is evidenced by a delivery of goods to customers or submissions of customers’ goods to the Hong Kong Stock Exchange.

Revenue is recognized based on the point in time either (a) at the time of submission of filing to the Hong Kong Stock Exchange; (b) at the time of delivery the goods to the customer; or (c) lapse of the financing printing contract.

The transaction price contains a variable consideration. The services that are rendered to customers determine the transaction price. Discounts on services rendered are offered by us to our customers; these discounts are recorded as variable considerations and subtracted from revenue during the revenue recognition period. These reductions to revenue are made based upon estimates that are determined according to historical experience and the specific terms and conditions of the incentive. The amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

Our invoices set forth payment terms that require customers to make payment within in range of 30 days to 120 days of billing which is triggered by us completing the services or delivering the products to the customers.

For both integrated IPO financial printing services and non-IPO financial printing services, we do not believe that our contracts include a significant financing component because the period between delivery or the contracting services to the customer and the time of payment does not typically exceed one year.

We have no obligations for returns, refunds or similar obligations of our services or products to customers. For the years ended December 31, 2022 and 2023, we are not aware of any material claims against us in relation to services provided.

Cost of revenue

Cost of sales of printing products, which are directly related to revenue generating transactions, primarily consists of direct material costs such as paper cost, labor cost, and allocated overhead.

Contract Liabilities

Contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before we transfer the related goods or services. Contract liabilities are recognized as revenue when we perform under the contract (i.e., transfers control of the related goods or services to the customer).

Results of Operations

The following table sets forth a summary of the consolidated results of operations of the Company for the years indicated.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
REVENUE	96,957,894	115,285,213	14,759,341

COST OF REVENUE
– external	(69,583,532)	(63,801,949)	(8,168,219)
– related party	(4,263,630)	(4,472,333)	(572,569)
Total cost of revenue	(73,847,162)	(68,274,282)	(8,740,788)
GROSS PROFIT	23,110,732	47,010,931	6,018,553

SELLING AND MARKETING EXPENSES
Employee compensation and benefits	(11,543,711)	(9,325,107)	(1,193,842)
Commission	(8,468,879)	(6,231,376)	(797,769)
Others	(2,867,284)	(2,767,204)	(354,270)
Total selling and marketing expenses	(22,879,874)	(18,323,687)	(2,345,881)

GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation and benefits	(5,620,556)	(5,894,041)	(754,582)
Depreciation	(4,182,499)	(3,619,368)	(463,368)
Building management fee, rent and rate	(2,301,362)	(2,561,621)	(327,950)
Legal and profession fee	(1,012,787)	(1,502,443)	(192,350)
Provision for allowance for expected credit loss	(1,272,195	(2,908,913)	(372,412)
Other expenses	(3,271,360)	(3,126,206)	(400,231)
Total general and administrative expenses	(17,660,759)	(19,612,592)	(2,510,893)

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
(LOSS) INCOME FROM OPERATIONS	(17,429,901)	9,074,652	1,161,779

OTHER INCOMES, NET
Bank interest income	5,671	33,332	4,267
Interest expense	(773,505)	(124,021)	(15,878)
Administrative service fee from related parties	100,525	369,000	47,241
Government subsidies	2,886,365	—	—
Other income (expenses)	266,215	(69,235)	(8,866)
Total other incomes, net	2,485,271	209,076	26,764

(LOSS) INCOME BEFORE INCOME TAX EXPENSES	(14,944,630)	9,283,728	1,188,543
DEFERRED TAX CREDIT (EXPENSES)	(2,666,331)	(1,500,878)	(192,150)
NET (LOSS) INCOME	(12,278,299)	7,782,850	996,393

Revenues

In FY2022 and FY2023, our revenue was principally derived from the provision of integrated IPO financial printing services and non-IPO financial printing services. The table below sets forth the breakdown of revenue by service type for the years indicated.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Integrated IPO financial printing services	16,160,234	34,035,637	4,357,398
Non-IPO financial printing services:
Annual reports	48,860,524	53,021,533	6,788,060
Circulars	10,230,010	8,694,347	1,113,090
Others	21,707,126	19,533,696	2,500,793
Total non-IPO financial printing services	80,797,660	81,249,576	10,401,943
Total	96,957,894	115,285,213	14,759,341

Our provision of integrated IPO financial printing services generally represents the printing related services in relation to application proof of a prospectus, prospectus, announcement, application forms and any other ancillary documents issued in connection with an application for listing on the Hong Kong Stock Exchange. In FY2022 and FY2023, our revenue from provision of integrated IPO financial printing services amounted to approximately HK$16.2 million and HK$34.0 million (USD 4.4 million), representing approximately 16.7% and 29.5% of our total revenue, respectively.

Our provision of non-IPO financial printing services generally represents the printing related services in relation to (i) financial reports, which primarily comprise announcements, annual reports, interim reports and if applicable, quarterly reports for companies listed on the Stock Exchange; (ii) circulars to be published under various circumstances for compliance with the requirements under the Listing Rules or GEM Listing Rules; and (iii) compliance documents, which primarily include announcements or other forms and checklists to be uploaded through the e-submission system of the Hong Kong Stock Exchange, and ad-hoc projects for customized products which mainly includes corporate brochures, leaflets, newsletters, marketing materials and calendars etc. In FY2022 and FY2023, a majority of our revenue was principally derived from the provision of non-IPO financial printing services, which amounted to approximately HK$80.8 million and HK$81.2 million (USD 10.4 million), representing approximately 83.3% and 70.5% of our total revenue, respectively.

Cost of Revenue

The table below sets forth the breakdown of cost of revenue by service type for the years indicated.

	For the years ended December 31,
	2022	2023
	HK$	HK$	USD
Integrated IPO financial printing services	14,978,792	12,830,143	1,642,574
Non-IPO financial printing services	58,868,370	55,444,139	7,098,214
Total	73,847,162	68,274,282	8,740,788

Our cost of revenues amounted to approximately HK$73.8 million and HK$68.3 million (USD 8.7 million) in FY2022 and FY2023, respectively. As we provide our integrated financial printing services to our customers for the handling of the documents according to their requests, our cost of sales attributable to each service type is generally related to the demand for each service type. The cost of revenue for non-IPO financial printing services contributed the majority of the total cost of services for FY2022 and FY2023, representing approximately 79.7% and 81.2% respectively.

The table below sets forth the breakdown of cost of revenues by nature for the years indicated.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Staff cost	23,348,617	22,124,133	2,832,434
Depreciation on property and equipment	529,770	402,421	51,520
Depreciation on right-of-use assets	11,021,459	9,964,742	1,275,732
Translation expenses	19,616,221	19,496,992	2,496,094
Printing expenses	11,487,684	10,687,486	1,368,261
Water and electricity supply expenses	1,711,496	1,688,236	216,136
Repair and maintenance	878,875	901,076	115,360
Others	5,253,040	3,009,196	385,251
Total	73,847,162	68,274,282	8,740,788

Our cost of revenues mainly comprised staff cost, depreciation on property and equipment, depreciation on right-of-use assets, translation expenses, printing expenses and other overheads. Staff cost mainly represents wages of our staff who provide typesetting and customer service. In FY2022 and FY2023, staff cost was one of our major components of our cost of revenue, which amounted to approximately HK$23.3 million and HK$22.1 million (USD2.8 million), representing approximately 31.6% and 32.4% of our total cost of revenue, respectively.

Depreciation on property and equipment mainly represents deprecation charge on furniture and fixture, computer and office equipment of our Hong Kong office.

Depreciation on right-of-use assets mainly represents depreciation charge on right-of-use assets in relation to the leased office space and leased printing equipment of our Hong Kong office.

Translation expenses mainly represent the costs payable to suppliers for translation services.

Printing expenses mainly represent the costs payable to suppliers for printing services.

Others mainly represent outsourced filming costs, food and beverage costs, depreciation charges and other utilities costs directly attributable to the provision of our printing services.

Gross profit

The table below set forth the breakdown of gross profit by service type for the years indicated.

	For the years ended December 31,
	2022		2023
	Gross Profit	Margin	Gross Profit	Gross Profit	Margin
	HK$		HK$	USD
Integrated IPO financial printing services	1,181,442	7.3%	21,205,494	2,714,824	62.3%
Non-IPO financial printing services	21,929,290	27.1%	25,805,437	3,303,729	31.8%
Total	23,110,732	23.8%	47,010,931	6,018,553	40.8%

Our overall gross profit amounted to approximately HK$ 23.1 million and HK$ 47.0 million (USD 6.0 million) in FY2022 and FY2023, respectively. We recorded overall gross profit margin of approximately 23.8% and 40.8% for the corresponding years. The change in overall gross profit and gross profit margin were in line with our change in our overall revenue during the years and periods. Our gross profit and gross profit margin are mainly affected by factors including, among others, (i) size and complexity of projects; (ii) the agreed scope of work and the amount of extra service required by each client out of the originally agreed scope of work as extra service would be charged at a comparatively higher margin than those agreed in initial agreed contracts; (iii) the effectiveness of cost control in each project by us; and (iv) the progress of individual projects which may be affected by numerous factors including but not limited to the vetting progress by the regulatory bodies such as the Hong Kong Stock Exchange.

Selling and marketing expenses

The table below sets forth the breakdown of selling and marketing expenses for the years indicated.

	For the years ended December 31,
	2022	2023
	HK$	HK$	USD
Employee compensation and benefits	11,543,711	9,325,107	1,193,842
Commission	8,468,879	6,231,376	797,769
Others	2,867,284	2,767,204	354,270
Total	22,879,874	18,323,687	2,345,881

Our selling and marketing expenses were approximately HK$22.9 million and HK$18.3 million (USD 2.3 million) in FY2022 and FY2023, representing approximately 23.6% and 15.9% of the total revenue for the corresponding years, respectively.

Employee compensation and benefits mainly represented salaries, retirement benefit scheme contributions and employee benefits of staff in the sales department.

Commission represented commission payable to staff in the sales department, which is calculated based on the profitability of projects successfully completed by each salesperson.

Others mainly represented advertising and promotion expenses, entertainment expenses and travelling expenses incurred for business development, networking and marketing events.

General and administrative expenses

The table below sets forth the breakdown of general and administrative expenses for the years indicated.

	For the years ended December 31,
	2022	2023
	HK$	HK$	USD
Employee compensation and benefits	5,620,556	5,894,041	754,582
Depreciation	4,182,499	3,619,368	463,368
Building management fee, rent and rate	2,301,362	2,561,621	327,950
Legal and profession fee	1,012,787	1,502,443	192,350
Provision for allowance for expected credit loss	1,272,195	2,908,913	372,412
Other expenses	3,271,360	3,126,206	400,231
Total	17,660,759	19,612,592	2,510,893

Note: Others mainly represented domestic and overseas travelling expenses, bank charges and other sundry expenses for administrative purposes.

Our general and administrative expenses were approximately HK$17.7 million and HK$19.6 million (USD 2.5 million) in FY2022 and FY2023, representing approximately 18.2% and 17.0% of the total revenue for the corresponding years, respectively.

Employee compensation and benefits mainly represented salaries, retirement benefit scheme contributions and employee benefits of the administrative staff.

Depreciation mainly represented depreciation charge on leasehold improvement in our Shanghai office and depreciation charge on right-of-use assets in relation to the leased office space in Hong Kong and Shanghai.

Legal and professional fee mainly represented professional information technology service fees, customer and technical service fees and general legal consultancy fees.

Other expenses mainly represented audit fee, office expenses such as office supplies, cleaning, computer and office securities, utilities expenses, internet and information technology expenses.

Bank interest income

Interest income represented bank interest received.

Interest expense

Interest expenses mainly represented interest charged on bank borrowings and operating lease liabilities.

Government subsidies

Government subsidies were granted by a) the Employment Support Scheme under the Anti-epidemic fund from the Hong Kong Government to provide financial support to enterprises; b) the Dedicated Fund on Branding, Upgrading and Domestic Sales” from the Hong Kong Government to assist enterprises in exploring and developing the PRC market through developing brands, upgrading and restructuring their operations and promoting domestic sales in the Mainland China; and c) the Distance Business Programme from the Hong Kong Government to support enterprises to adopt IT solutions to continue their business and services during the epidemic.

Other income (expenses)

The table below sets forth the breakdown of other income for the years indicated.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Exchange gain on foreign currency translation, net	153,981	(94,511)	(12,100)
Others	112,234	25,276	3,234
Total	266,215	(69,235)	(8,866)

In FY2022 and FY2023, we recorded other income of approximately HK$0.3 million and other expenses of HK$0.1 million (USD 9,000), respectively.

Exchange gain on foreign currency translation, net was mainly derived from foreign exchange differences resulting from the fluctuation of RMB against HKD.

Income tax expenses

Under the two-tiered profits tax rates regime in Hong Kong, from year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$ 2,000,000, and 16.5% on any part of assessable profits over HK$ 2,000,000. Under Hong Kong tax laws, Cre8 (Greater China) Limited is exempted from income tax on its foreign-derived income, and there are no withholding taxes in Hong Kong on remittance of dividends.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for all domestic enterprises and foreign invested enterprises is 25%. In January 2019, the State Administration of Taxation provides a preferential corporate income tax rate of 20% and an exemption ranged from 50% to 75% in the assessable taxable profits for entities qualified as small-size enterprises (the exemption range has been changed to from 50% to 87.5% for the period from January 1, 2021 to December 31, 2022, then the exemption range has been changed to from 75% to 87.5% for the period from January 1, 2022 to December 31, 2024). The policy is effective for the period from January 1, 2019 to December 31, 2024.

The table below sets forth the breakdown of provision for income taxes for the years indicated.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Hong Kong profit tax
Current tax expenses	—	—	—
Deferred tax (credit) expense	(2,666,331)	1,500,878	192,150
Total	(2,666,331)	1,500,878	192,150

We generated substantially all of our taxable income in Hong Kong and no taxable income was recorded in our PRC subsidiary. No taxable income was recorded in FY2022 and the taxable income in FY2023 was set off against the tax losses carried forward from prior years.

The deferred tax assets mainly represented temporary difference arisen from acceleration of depreciation on property and equipment and net operating losses.

Period to period Comparison of Results of Operations

FY2023 compared to FY2022

Revenue

Our overall revenue increased by HK$18.3 million or 18.9% from approximately HK$97.0 million in FY2022 to approximately HK$115.3 million (USD 14.8 million) in FY2023, which was mainly attributable to the increase in revenue from provision of integrated IPO financial printing services from approximately HK$16.2 million in FY2022 to approximately HK$34.0 million (USD 4.4 million) in FY2023 as (i) the number of successful projects increased from one in FY2022 to seven in FY2023; and (ii) increase in amount of extra services requested by clients along with the increase in the number of projects undertaken during the year.

Cost of revenue

Our cost of revenue decreased by approximately HK$5.5 million or 7.5% from approximately HK$73.8 million in FY2022 to approximately HK$68.3 million (USD 8.7 million) in FY2023, primarily due to (i) the decrease in staff cost from approximately HK$23.3 million in FY2022 to approximately HK$22.1 million in FY2023 as a result of better work allocation and staff efficiency during the implementation of projects; (ii) the decrease in depreciation on right-of-use assets from approximately HK$11.0 million in FY2022 to approximately HK$10.0 million (USD 1.3 million) in FY2023 as a result of the reduction in monthly rent of our office in Hong Kong; and (iii) the decrease in other expenses such as click charge and paper charge which would vary year by year based on the specific requirement of projects.

Gross profit and gross profit margin

Our overall gross profit increased by approximately HK$23.9 million or 103.5% from approximately HK$23.1 million in FY2022 to approximately HK$47.0 million (USD 6.0 million) in FY2023, while our overall gross profit margin increased from approximately 23.8% in FY2022 to approximately 40.8% in FY2023, which was mainly attributable the increase in revenue from provision of integrated IPO financial printing services and decrease in cost of revenue as mentioned above. Since the relevant costs of certain successful projects in FY2023 was already incurred and recorded in FY2022, the gross profit generated from integrated IPO financial printing service increased from approximately HK$1.2 million in FY2022 to approximately HK$21.2 million (USD 2.7 million) in FY2023.

Selling and marketing expenses

Our selling and marketing expenses decreased from approximately HK$22.9 million in FY2022 to approximately HK$18.3 million (USD 2.3 million) in FY2023, mainly due to (i) the decrease in employee compensation and benefits in FY2023 mainly due to the salary adjustments on certain staff in the sales department due to changes in job duties; and (ii) the decrease in sales commission in FY2023 due to the absence of override commission, which was provided to certain staff in the sales department as incentive during COVID-19 pandemic in FY2022. Along with the post-pandemic business recovery, no override commission was provided in FY2023.

General and administrative expenses

Our general and administrative expenses increased from approximately HK$17.7 million in FY2022 to approximately HK$19.6 million (USD 2.5 million) in FY2023, mainly due to (i) the increase in provision of expected credit loss in FY2023 which was mainly due to the increase in relatively long aged accounts receivables during the year, the majority of which was subsequently settled; and (ii) the increase in employee compensation and benefits in FY2023 which was mainly due to the increase in the average salary level of administrative staff and the appointment of managerial administrative staff of Cre8 Hong Kong during the year.

Total other income, net

Our other income, net decreased from approximately HK$2.5 million in FY2022 to approximately HK$0.2 million (USD 27,000) in FY2023, which was mainly due to the absence of government grants in relation to anti-epidemic funds received from the Hong Kong government under the Employment Support Scheme.

Deferred tax credit (expenses)

We recorded deferred tax credit of approximately HK$ 2.7 million in FY2022 in comparison to deferred tax expenses of approximately HK$1.5 million (USD 0.2 million) in FY2023, which was mainly attributable to the utilization of tax losses carried forward from prior year in FY2023.

Net (loss) income

As a result of the above factors, we recorded net income of approximately HK$7.8 million (USD 1.0 million) in FY2023 in comparison to a loss of approximately HK$12.3 million in FY2022.

Liquidity and Capital Resources

Net current assets

The table below sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Current assets
Cash and cash equivalents	848,129	14,752,135	1,888,636
Accounts receivable, net	30,403,131	29,552,355	3,783,428
Prepayments and other current assets, net	478,800	2,962,378	379,257
Amount due from related parties	5,587,929	—	—
Tax recoverable	—	861,829	110,335
Total current assets	37,317,989	48,128,697	6,161,656

Current liabilities
Bank borrowings	20,800,000	9,000,000	1,152,222
Accounts payable	10,842,019	11,165,230	1,429,423
Accounts payable – related party	2,091,575	1,691,312	216,530
Contract liabilities	6,659,770	7,456,513	954,617
Accruals and other payables	13,332,093	8,772,162	1,123,051
Amount due to a related party	—	16,460,422	2,107,339
Operating lease liabilities	12,084,361	11,411,093	1,460,899
Tax payable	341,687	—	—
Total current liabilities	66,151,505	65,956,732	8,444,081
Net current liabilities	(28,833,516)	(17,828,035)	(2,282,425)

Our current assets mainly included cash and cash equivalents, accounts receivable, net, prepayments and other receivables, net, amount due from related parties and tax recoverable. Our current liabilities mainly included bank borrowings, accounts payables, contract liabilities, accrual and other payables, amount due to a related party, operating lease liabilities, and tax payable.

Our net current liabilities decreased from approximately HK$28.8 million as of December 31, 2022 to approximately HK$17.8 million (USD 2.3 million) as of December 31, 2023, which was mainly due to (i) the increase in cash and cash equivalents from approximately HK$0.8 million as of December 31, 2022 to HK$14.8 million (USD 1.9 million) as of December 31, 2023; (ii) the decrease in bank borrowings from approximately HK$20.8 million as of December 31, 2022 to HK$9.0 million (USD 1.2 million) as of December 31, 2023; and (iii) the decrease in accruals and other payables from approximately HK$13.3 million as of December 31, 2022 to approximately HK$8.8 million (USD 1.1 million) as of December 31, 2023, partially offset by (i) the increase in amount due to a related party from nil as of December 31, 2022 to approximately HK$16.5 million (USD 2.1 million) as of December 31, 2023; and (ii) the decrease in amount due from related parties from approximately HK$5.6 million as of December 31, 2022 to nil as of December 31, 2023.

Cash flows

Our source of funds for operations mainly comes from cash generated from operation and bank borrowings. The primary uses of cash are mainly to finance its operations, working capital needs, and capital expenditure needs.

As of December 31, 2022 and 2023, our cash and cash equivalents were approximately HK$0.8 million and HK$14.8 million (US$1.9 million), respectively. Our cash and cash equivalent primarily consist of cash on hand and cash at bank, mainly denominated in HK$.

We believe that our current cash and expected cash provided by this offering will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for at least the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. Upon listing, its source of funds will be satisfied using a combination of internal generated funds and net proceeds of the offering.

Cre8 BVI relies on dividends or payments to be paid by Cre8 Hong Kong, to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. Cre8 Hong Kong is permitted under the laws of Hong Kong to provide funding to Cre8 BVI, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to Cre8 BVI and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution.

Although current foreign exchange and other regulations in the PRC may restrict Cre8 China to transfer its net assets to us and our subsidiaries, Cre8 BVI does not rely on dividends or payments to be paid by Cre8 China to fund its cash and financing requirements as Cre8 China currently has immaterial and non-substantive operations in Mainland China. Therefore, such restrictions have minimal impact on our ability to meet our cash obligations.

The table below sets forth a summary of our cash flows for the years indicated:

	For the years ended December 31,
	2022	2023
	HK$	HK$	USD
Net cash (used in) generated from operating activities	(13,857,679)	5,477,165	701,213
Net cash used in investing activities	(272,138)	(191,005)	(24,451)
Net cash (used in) generated from financing activities	(5,336,869)	8,681,123	1,111,395
Net change in cash and cash equivalents	(19,466,686)	13,967,283	1,788,157

Cash (used in) generated from operating activities

Our operating cash inflow is primarily from our operating activities principally from the receipt of payments for our provision of financial printing services, whereas our outflow from operating activities is principally for payment of material costs, staff costs and other overheads to suppliers, payment of salaries and employee benefits, selling and marketing expenses and general and administrative expenses.

In FY2022, our net cash used in operating activities was approximately HK$13.9 million, mainly due to (i) our net loss of approximately HK$12.3 million which was primarily adjusted for depreciation of approximately HK$15.7 million, provision for expected credit loss of approximately HK$1.3 million and deferred tax credit of approximately HK$2.7 million; (ii) decrease in operating lease liabilities of approximately HK$14.3 million, which was mainly attributable to rental payment during the year; and (ii) increase in accounts receivable of approximately HK$5.7 million in FY2022 mainly due to certain invoices in relation to non-IPO financial printing services issued to our clients close to the end of FY2022; and (iii) decrease in tax payable of approximately HK$2.7 million mainly due to the net loss for the year; which partially offset by (i) increase in accounts payable of approximately HK$3.8 million mainly due to the printing expenses payable to one of our printing service suppliers, which allows us a relatively longer credit period; and (ii) decrease in prepayments and other current assets of approximately HK$1.6 million in FY2022; and (iii) increase in contract liabilities of approximately HK$2.2 million mainly due to certain IPO projects of which the prospectuses have not been submitted to the Hong Kong Stock Exchange and thus the relevant billed revenue was not recognized in FY2022.

In FY2023, our net cash generated from operating activities was approximately HK$5.5 million (USD 0.7 million), mainly due to (i) our net income of approximately HK$7.8 million (USD 1.0 million) which was primarily adjusted for depreciation of approximately HK$14.0 million (USD 1.8 million), provision for expected credit loss of approximately HK$2.9 million (USD 0.4 million) and reversal for long service payment of approximately HK$2.6 million (USD 0.3 million); (ii) decrease in deferred tax assets of approximately HK$1.5 million (USD 0.2 million) mainly due to the utilisation of tax loss carried forward from prior year; (iii) increase in contract liabilities of approximately HK$0.8 million (USD 0.1 million) mainly due to certain IPO projects of which the prospectuses have not been submitted to HKEX and thus the relevant billed revenue was not recognized in FY2023; which partially offset by (i) decrease in operating lease liabilities of approximately HK$12.8 million (USD 1.6 million), which was mainly attributable to rental payment during the year; and (ii) increase in accounts receivable of approximately HK$2.0 million (USD 0.3 million) in FY2023 mainly due to certain invoices in relation to non-IPO financial printing services issued to our clients close to the end of FY2023.

Cash used in investing activities

In FY2022 and FY2023, our net cash used in investing activities was approximately HK$0.3 million and HK$0.2 million (USD 24,000), respectively, which represented purchase of property and equipment, which were mainly computer and office equipment of such amounts in the corresponding years.

Cash used in (generated from) financing activities

In FY2022, our net cash used in financing activities was approximately HK$5.3 million, which was mainly due to advance to related parties of approximately HK$5.3 million.

In FY2023, our net cash generated from financing activities was approximately HK$8.7 million (USD 1.1 million), which was primarily attributable to (i) advance from related parties of approximately HK$16.5 million (USD 2.1 million); (ii) proceed of bank loan of approximately HK$9.0 million; and (iii) repayment from related parties of approximately HK$5.6 million (USD 0.7 million); which was partially offset by (i) repayment of bank loan of HK$20.8 million (USD 2.7 million) and (ii) deferred IPO cost of approximately HK$1.6 million (0.2 million).

Assets and liabilities

The following table sets forth a summary of the assets and liabilities as of the dates indicated.

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
ASSETS
Current assets
Cash and cash equivalents	848,129	14,752,135	1,888,636
Accounts receivable, net	30,403,131	29,552,355	3,783,428
Prepayments and other current assets, net	478,800	2,962,378	379,257
Amount due from related parties	5,587,929	—	—
Tax recoverable	—	861,829	110,335
Total current assets	37,317,989	48,128,697	6,161,656

Non-current assets
Property and equipment, net	1,883,500	877,002	112,277
Right-of-use assets, net	24,779,995	13,355,866	1,709,878
Deferred tax assets	3,571,510	2,070,632	265,093
Long-term rental and utility deposits	7,105,597	7,001,540	896,369
Total non-current assets	37,340,602	23,305,040	2,983,617
TOTAL ASSETS	74,658,591	71,433,737	9,145,273

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Bank borrowings	20,800,000	9,000,000	1,152,222
Accounts payable	10,842,019	11,165,230	1,429,423
Accounts payable – related party	2,091,575	1,691,312	216,530
Contract liabilities	6,659,770	7,456,513	954,617
Accruals and other payables	13,332,093	8,772,162	1,123,051
Amount due to a related party	—	16,460,422	2,107,339
Operating lease liabilities	12,084,361	11,411,093	1,460,899
Tax payable	341,687	—	—
Total current liabilities	66,151,505	65,956,732	8,444,081

Non-current liabilities
Operating lease liabilities – non-current	12,695,634	1,944,773	248,979
Total non-current liabilities	12,695,634	1,944,773	248,979
TOTAL LIABILITIES	78,847,139	67,901,505	8,693,060

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)
Class A ordinary shares, no par value per share, 324,000,000 shares authorized, and 18,000,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—
Class B ordinary shares, no par value per share, 36,000,000 shares authorized, and 4,500,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Subscription receivable	(31,196)	—	—
Additional paid-in capital	5,031,196	5,031,196	645,109
Accumulated deficit	(8,963,367)	(1,180,517)	(152,905)
Accumulated other comprehensive losses	(225,181	(318,447)	(39,991)
TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(4,188,548)	3,532,232	452,213
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	74,658,591	71,433,737	9,145,273

____________

*        Giving retroactive effect to all the shares issued and outstanding for a share split at a ratio of 1-to-1,800 on August 12, 2024.

Accounts receivable, net

The following table sets forth the breakdown of accounts receivable as of the dates indicated:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Accounts receivable	32,600,194	34,618,901	4,432,070
Allowance for expected credit loss	(2,197,063)	(5,066,546)	(648,642)
Total	30,403,131	29,552,355	3,783,428

Net accounts receivable primarily consisted of accounts receivable arising from provision of financial printing services to customers. Our net accounts receivable remained relatively stable at approximately HK$30.4 million as of December 31, 2022 and approximately HK$29.6 million (USD 3.8 million) as of December 31, 2023.

Prepayments and other current assets

The following table sets forth the breakdown of prepayments and other current assets as of the dates indicated:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Prepayment for operating expenses	343,004	393,421	50,368
Prepayment for listing expenses	—	2,440,921	312,498
Other deposits	135,796	128,036	16,391
Total	478,800	2,962,378	379,257

Our prepayments and other current assets primarily consisted of prepayment for operating expenses, prepayment for listing expenses and other deposits.

Prepayments for operating expenses mainly represented prepayment on expenses such as utilities, license fee for software and telephone charges etc..

Our prepayments and other current assets increased from approximately HK$0.5 million as of December 31, 2022 to approximately HK$3.0 million (USD 0.4 million) as of December 31, 2023, which was mainly due to the increase in prepayment for listing expenses.

Property and equipment, net

Our property and equipment, net mainly represented furniture and fixture, computers, leasehold improvement and office equipment. The net book value of our property, plant and equipment decreased from approximately HK$1.9 million as of December 31, 2022 to approximately HK$0.9 million (USD 0.1 million) as of December 31, 2023, which was mainly attributable to the depreciation charge for the year.

Right-of-use asset

Our right-of-use asset represented our leases for offices in Hong Kong and Shanghai, and printing machinery. The net book value of our right-of-use asset decreased from approximately HK$24.8 million as of December 31, 2022 to approximately HK$13.4 million (USD 1.7 million) as of December 31, 2023, which, was mainly attributable to the repayment of rents of our Hong Kong office in FY2023.

Long-term rental and utility deposits

Our long-term rental and utilities deposits represented rental and utilities deposits in relation to our lease of offices in Hong Kong and Shanghai. Our deposit remained relatively stable at approximately HK$7.1 million as of December 31, 2022 and approximately HK$7.0 million (USD 0.9 million) as of December 31, 2023.

Accounts payable

Accounts payable primarily consisted of costs payable to suppliers of translation, printing and binding service. Our accounts payable remained relatively stable at approximately HK$12.9 million as of December 31, 2022 and approximately HK$12.9 million as of December 31, 2023 (USD 1.6 million).

Accruals and other payables

The following table sets forth the breakdown of accruals and other payables as of the dates indicated:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Accrued operating expenses	882,096	1,140,503	146,011
Accrued rental expenses	640,102	191,897	24,568
Accrued audit fees	680,000	1,419,734	181,761
Accrued listing expenses	—	943,496	120,792
Provision for sales commissions	5,306,470	3,051,217	390,631
Provision for long service payments and staff benefits	4,213,767	1,521,062	194,732
Payroll payables	1,028,634	47,542	6,087
Others	581,024	456,711	58,469
Total	13,332,093	8,772,162	1,123,051

Our accruals and other payables primarily consisted of accrued operating expenses, accrued rental expenses, accrued audit fees, accrued listing expenses, provision for sales commissions, provision for long service payments and staff benefits and payroll payables.

Accrued operating expenses mainly represented accrual made for operating expenses such as IT support fees, utilities and network charges. The balance remained relatively stable at HK$0.9 million as of December 31, 2022 and HK$1.1 million (USD 0.1 million) as of December 31, 2023.

Provision for sales commissions mainly represented provision for commission payable to staff in the sales department, which is calculated based on the profitability of projects successfully completed by each salesperson. The provision decreased from approximately HK$5.3 million as of December 31, 2022 to approximately HK$3.1 million (USD 0.4 million) as of December 31, 2023, which was mainly due to the absence of override commission during the year.

Provision for long service payments and staff benefits represented the provision made for long service payments for our employees on cessation of employment in certain circumstances under the Hong Kong Employment Ordinance and unused annual leave payment.

Payroll payable mainly represented the provision made for bonus payment. Our payroll payable decreased from approximately HK$1.0 million as of December 31, 2022 to approximately HK$48,000 (USD 6,000) as of December 31, 2023, which was mainly attributable to the decrease in provision for bonus in FY2023.

Bank borrowings

Our bank borrowings as of December 31, 2022 represented revolving loan denominated in HK$ from a registered bank in Hong Kong amounted to HK$20.8 million, which was personal guaranteed by Mr. Lee, and also pledged by (a) certain properties in Hong Kong owned by Prosper Up Limited, a company controlled by Mr. Lee; and (b) pledged cash deposits by Prosper Up Limited and Mr. Lee. The bank borrowings were required to be repaid on demand of the bank, and carry variable interests with a weighted average interest rate of 3.41%.

As of December 31, 2023, our bank borrowings represented government guaranteed SME loan denominated in HK$ from a registered bank in Hong Kong amounted to HK$9.0 million (USD1.2 million), which was fully guaranteed by the Government of Hong Kong Special Administrative Region and repayable within 10 years or on demand and carried variable interests with a weighted average interest rate of 3.625%.

Lease commitments

We entered into certain operating leases for office premises and printing machinery in Hong Kong and Shanghai for the period ranging from January 2021 to August 2028. The following table sets forth the undiscounted future minimum lease payment:

	As of December 31, 2023
For the years ending December 31,	HK$	US$
2024	11,620,415	1,487,699
2025	1,223,894	156,689
2026	364,320	46,642
2027	359,760	46,058
2028	99,840	12,782
Total minimum lease payments	13,668,229	1,749,870
Less: imputed interest component	(312,363)	(39,992)
Lease liabilities recognized in the consolidated balance sheets	13,355,866	1,709,878

INDUSTRY

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well as estimates by our management based on such data. Any projections of future growth used or calculated within this section may or may not occur; if occurred, any projections of future growth may or may not occur at the projected rates. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this Offering has independently verified such information, and neither we nor any other party involved in this Offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

GENERAL INTRODUCTION OF HONG KONG MACRO ECONOMIC ENVIRONMENT

Gross domestic product (“GDP”) Growth in Hong Kong

The chart below sets forth GDP growth and growth rate in Hong Kong from year 2017 to 2021 and expected GDP growth and growth rate in Hong Kong from year 2022 to 20264:

Source: International Monetary Fund (“IMF”)

The GDP value of Hong Kong increased from HK$2,660 billion (US$341 billion) to HK$2,862 billion (US$369 billion) from 2017 to 2021, at a CAGR of approximately 1.8%. The growth in 2021 was due to the supportive government policies for financial and real estate markets, and the recovery of merchandise trade. From 2022 to 2026, it is projected that the GDP in Hong Kong will recover and grow from HK$2,881 billion (US$370 billion) to HK$3,541 billion (US$456 billion), respectively, representing a CAGR of approximately 5.3%. The growth in Hong Kong’s GDP will be potentially caused by the reduction in lockdown measures implemented by the Hong Kong government, the improved labor market conditions, and the disbursement of consumption vouchers.5

____________

4        International Monetary Fund, World Economic Outlook Database: October 2022 Edition, https://www.imf.org/en/Publications/WEO/weo-database/2022/October;

Statista, Growth rate of real gross domestic product (GDP) in Hong Kong from 2001 to 2023 with forecasts until 2028, https://www.statista.com/statistics/316980/hong-kong-real-gross-domestic-product-growth-rate/

5        Hong Kong Economic Situation: Latest Developments, https://www.hkeconomy.gov.hk/en/situation/development/index.htm

GDP Contribution of the Financial Services Industry

The financial services sector has been playing an important role in Hong Kong’s economy. The financial services sector consists of the banking industry, insurance industry and other financial services industries. The contribution of the financial services sector to Hong Kong’s GDP increased from 18.8% in 2017 to 21.3% in 2021, showing an increasing trend during the period. The graph below sets forth the GDP contribution of financial services industry in Hong Kong from 2017 to 2021:

Source: Census and Statistics Department, HKSAR

Growing Initial Public Offering (“IPO”) Market

Hong Kong’s stock market ranked fourth globally in 2021 in terms of IPO equity funds raised, raising IPO fund of US$42,297 million in 2021. Hong Kong being an international financial center is the one of the most sought-after IPO market for global companies which are increasingly looking to expand in the Asia-Pacific region and enhance their brand image through listing. In particular, listing in Hong Kong facilitates Chinese companies in expanding their brands internationally. As such, the city has attracted many companies to be listed on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

Based on the data published by the Stock Exchange, the table below shows the IPO equity funds raised in 2021.

No.	Location	IPO Equity Funds Raised
		US million
1	NASDAQ	99,191
2	NYSE	57,521
3	Shanghai	55,638
4	Hong Kong	42,297
5	Shenzhen	26,246
6	London	20,549
7	Korea	17,733
8	India	16,160
9	Brazil	13,010
10	Germany	10,430

Source: Hong Kong Exchanges and Clearing Limited and Dealogic

THE FINANCIAL PRINTING SERVICES INDUSTRY IN HONG KONG

Introduction

Financial printing services refer to specialized services for production and publications of documents including IPO prospectus, corporate announcements, financial reports (e.g. annual, interim and/or quarterly reports) and circulars, etc. Major customers of financial printing service providers include listed companies and IPO applicants. The service scope of the financial printing services industry in Hong Kong generally covers (i) design; (ii) typesetting and proofreading; (iii) translation; (iv) printing; (v) distribution; and (vi) value-added services.

Total value of equity funds raised and IPO raised in Hong Kong

The total value of equity funds raised in Hong Kong increased steadily from HK$128 billion (US$16 billion) in 2017 to HK$398 billion (US$51 billion) in 2020, then decreased to HK$329 billion (US$42 billion) in 2021. While the total value of IPO funds raised decreased from about HK$580 billion (US$74 billion) in 2017 to HK$452 billion (US$58 billion) in 2019, and increased from HK$452 billion (US$58 billion) in 2019 to HK$771 billion (US$99 billion) in 2021. Due to the improving economic performance and market sentiment, the total value of IPO funds raised increased in 2019. However, due to the outbreak of COVID-19 in 2020, the total value of IPO funds raised decreased again in 2021. As Hong Kong remained among the top five listing hubs in the world from 2017 to 2021, with a thriving equity market in Hong Kong, the demand for services in the financial printing services industry is likely to remain solid.

Total value of equity funds raised and IPO funds raised in Hong Kong

The chart below sets forth the total value of equity funds and IPO funds raised in Hong Kong from 2017 to 2021:

Source: Hong Kong Exchanges and Clearing Limited.

Total number of listed companies in Hong Kong

The growth of financial printing services industry is associated with the number of listed companies as well as equity fund raising activities on the Stock Exchange.

The number of listed companies in Hong Kong increased from 2,118 in 2017 to 2,572 in 2021, at a CAGR of approximately 4.0%. From 2017 to 2021, the number of companies listed on Main Board and GEM increased at a CAGR of approximately 4.3% and 1.7%, respectively.

Companies listed on Main Board are required to produce an annual report and an interim report yearly, while companies listed on the GEM are required to publish more documents including an annual report, an interim report and two quarterly reports yearly. All listed companies are required to comply with the Listing Rules (as the case may be) and to publish announcements and/or circulars under various circumstances. All these reports and other documents have created the need for financial printing services in Hong Kong.

Number of listed companies in Hong Kong

The chart below illustrates the number of listed companies in Hong Kong from 2017 to 2021:

Source: Hong Kong Exchanges and Clearing Limited 6

Number of newly listed companies in Hong Kong

The chart below sets forth the number of newly listed companies in Hong Kong from 2017 to 2021:

Source: Hong Kong Exchanges and Clearing Limited

The number of newly-listed companies was 98 in 2021, decreasing from about 174 in 2017, at a negative CAGR of about 10.85%. In 2021, of the total newly listed companies, 99.0% were listed on Main Board and 1.0% were listed on the GEM. Main Board listing increased between 2017 and 2021 from 94 to 97, whilst GEM listing dropped sharply from 80 in 2017 to 1 in 2021. This is potentially due to (i) the increase in the minimum expected market capitalization of GEM applicants, (ii) a corresponding increase in the minimum public float value of GEM companies, and (iii) the removal of the streamlined process for GEM transfers to the Main Board.

New Economy IPOs in Hong Kong

The Stock Exchange published its consultation conclusions on the new board concept paper on December 15, 2017 to provide market access to companies in the biotechnology, internet, and technology sectors (the “New Economy”).

____________

6        Hong-Kong-and-Mainland-Market-Highlights, https://www.hkex.com.hk/Mutual-Market/Stock- Connect/Statistics/
Hong-Kong-and-Mainland-Market-Highlights?sc_lang=en#select3=2&select2=11&select1=30

The chart below sets forth the number of New Economy companies and funds raised by New Economy IPOs in Hong Kong from 2017 to 20217:

Hong Kong IPO Market Composition from 2017 to 2021

No. of IPO

Total	174	218	183	154	32

New Economy	14	30	47	51	18

Source: Hong Kong Exchanges and Clearing Limited

Funds raised by New Economy IPOs represented 64% of total IPO fundraising in 2020, compared with 49% in both 2018 and 2019. There were 154 IPOs in 2020, of which 51 were New Economy companies, raising HK$257.4 billion, accounting for 64% of IPO funds raised in Hong Kong market. In the first quarter of 2021, the Stock Exchange welcomed 18 New Economy companies to the stock markets, raising HK$129.2 billion (US$16.7) and accounting for 95% of IPO funds raised in Hong Kong. As of 31 March 2021, the total market capitalization of New Economy companies listed on the Stock Exchange since the new listing regime took effect reached HK$14,447.1 billion (US$1,858.2 billion), accounting for 27% of Hong Kong’s total market capitalization. New Economy companies have contributed 21% of turnover in the cash equities market in 2020, up from just 1% in 2018. It is expected that New Economy companies will continue to reshape Hong Kong’s IPO markets.

Market Growth Drivers of the Financial Printing Services Industry in Hong Kong

Growth of Economy and IPO Markets in Hong Kong

The performance of the financial printing services industry in Hong Kong is highly correlated to the performance of the financial industry in Hong Kong. The steady economic growth is a key driver to financial printing services industry. The contribution of the financial services sector to Hong Kong’s GDP increased from 18.8% in 2017 to 21.3% in 2021, showing an increasing trend during the period. The number of new applications accepted by the Stock Exchange has increased from 310 in 2017 to 316 in 2021, and the number of active applications under the Stock Exchange’s processing increased from 139 as of 29 December 2017 to 144 as of 30 September 2022. This reflects that the demand for listing has not slowed down and the Stock Exchange is actively processing the listing applications.

____________

7        HKEX Celebrates Third Anniversary of New Listing Regime, https://www.hkex.com.hk/News/Media-Centre/Special/HKEX-Celebrates-Third-Anniversary-of-New-Listing-Regime?sc_lang=en; HKEX in 2021: Year in Review, https://www.hkex.com.hk/News/News-Release/2021/211221news?sc_lang=en

The macroeconomic and geopolitical backdrop led to weak sentiment and softness in the global IPO market but Hong Kong continued to perform well comparatively as the listing market gradually regained momentum in the second half of 2022. The Stock Exchange welcomed 69 new listings raising US$87.8 billion as of November 30, 2022, 42 of which took place in the second half, almost double that of the first half.8 This indicates that the IPO market is slowly on the rise and the economy is steadily recovering from the impact of the COVID-19 pandemic.

The increase in the number of IPOs and financial products in Hong Kong will increase the demand for financial printing services, thereby increasing the market size of the financial printing services industry in Hong Kong.

The number of listed companies has also shown a general increase from 2,118 in 2017 to 2,572 in 2021. The rising number of listed companies represents an expanded customer base for financial printers as publication of listing documents, announcements, circulars and annual reports is required for the compliance of Listing Rules and regulations. According to the IMF, GDP is forecasted to increase in Hong Kong in 2023 and remain steady from 2024 to 2026, which may support the expansion of and maintain financial and stock market, which secures the demand for financial printing services.

Potential Increase in Public Mergers and Acquisitions Activities

Financial printing services industry will be driven by the growing demand from increasing mergers and acquisitions in Hong Kong as relevant activities should be disclosed in form of announcements and/or circulars to the general public due to regulatory requirements. In particular, Chinese outbound investment is expected to grow and contribute to the increasing mergers and acquisitions in Hong Kong due to the growing connection between the PRC and Hong Kong, especially in the financial and stock markets. Thus, the demand for financial printing services is anticipated to grow in the future.

Change in Regulations and Rules

According to the Listing Rules and the GEM Listing Rules, listed companies are required to issue announcements, circulars, financial reports and listing documents under various circumstances. Financial printing services are generally required for the production of such documents. Since the Stock Exchange regularly reviews the regulatory regime and increase disclosure requirements, listed companies may be required to issue documents more frequently and extensively. For example, the Stock Exchange issued an ESG Report Guide to enhance corporate governance standards and practices amongst Hong Kong listed issuers, and disclosure requirements thereby increased correspondingly. It is anticipated that regulations will continue to change and additional disclosure requirements are likely to be imposed, creating market growth opportunities.

Entry Barriers

Difficulty in building up customer portfolio

Investment banks, listed companies as well as listing applicants usually have a strong preference for financial printers with proven track record in producing IPO prospectuses and financial reports, etc. The major reason is that customers tend to look for service providers which have conducted similar projects in their industry. Customers also tend to choose the same service providers if they are satisfied with services provided, hence new entrants may face difficulty in building up their customer portfolio for sustaining the business as the competitors could enjoy first mover advantages.

Customer Referral

The majority of customers for financial printing service providers are financial institutions and professional parties, such as lawyers. These parties generally work together for various financial and/or listing projects, and they generally make referrals to each other for financial printing services based on a financial printing service provider’s portfolio, experience, service and scale of operations. Customers’ past experience with a financial printer and their evaluation thereof affect their future choices in financial printers. Financial printing service providers generally aim at providing the best service to retain their customers and maintain good business relationships. Thus, established relationship with

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8        HKEX in 2022: Year in Review, https://www.hkex.com.hk/News/News-Release/2022/221220news?sc_lang=en existing market players serves as a key barrier for new entrants. As listed financial printing service providers have relevant first-hand experience in working with more stringent regulations and compliance issues, customers might find more comfort and reassurance in them.

High initial cost and substantial operational cost

Financial printers are geographically concentrated in central business district to maintain close proximity with their major customers. The cost of office rental therein is high and was on an uptrend in the past few years. New entrants to the industry may also require a considerable amount of capital to renovate the office to provide sufficient conference rooms and lounge space for customers. Since a large proportion of financial printing service providers operate 24 hours a day, seven days a week and new entrants are compelled to meet the same standard to be competitive. This requires high labor, electricity, and other miscellaneous operating costs. Besides office rental, labor cost is high in the financial printing services industry as the industry is a relatively labor-intensive industry. Some of the financial printing service providers may have their own printing facilities and equipment. However, most of the financial printing service providers engage independent printing factories for all printing works. Therefore, it is considered as an industry norm in the financial printing services industry.

Threats to the Financial Printing Services Industry in Hong Kong

Increasing profit requirements for listing eligibility by the Stock Exchange

The profit requirement is one of the three financial eligibility tests which determines the suitability of applicants seeking to be listed on the Main Board. The Stock Exchange published a conclusion to its consultation on the Main Board profit requirement on May 20, 2021. From January 1, 2022, the minimum aggregate profit threshold will increase by 60%, from HK$50 million to HK$80 million; the minimum aggregate profit for the first two financial years of the track record period will be HK$45 million and the minimum aggregate profit for the final financial year will be HK$35 million. This may reduce the number of Main Board listing applications as companies in early growth stages or those who have been severely affected by the pandemic may not be able to meet the revised listing requirements, thereby posing a threat to the financial printing services industry in Hong Kong.

Difficulty on hiring skilled workers

Financial printing services industry is labor-intensive in nature and requires a number of various professionals including typesetters, designers, proofreaders, translators, account managers and other printing management staff to maintain a seamless year-round operation. In general, most financial printing service providers operate 24 hours a day, 7 days a week, and their staff are required to undertake overnight and over-the-weekend shifts. Due to the relatively low unemployment rate, which was 3.7% as of November 20229, it is difficult for financial printers to recruit new talents such as fresh graduates as well as skilled workers who are willing to take night shifts. In the future, staff costs may continue to increase due to the intense competition for experienced employees.

Decrease in the volume of printed publications

The Stock Exchange published a conclusion to its consultation on a paperless listing and subscription regime on December 18, 2020. From July 5, 2021, all listing documents for a new listing application must be published solely in an electronic format and subscriptions for new listing, where applicable, must be made through online electronic channels only. Documents which were required to put on physical display would be required to be published online instead. The Stock Exchange website has become the preferred platform for publishing information. Therefore, the decreasing number of printed publications may potentially pose a threat to the financial printing services industry in Hong Kong.

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9        Labour Force, Unemployment and Underemployment, https://www.censtatd.gov.hk/en/web_table.html?id=6

Unforeseen changes in the global economic and political environment

If Hong Kong experiences any sudden downturn in the economic and political environment due to global events beyond the control of the Group, such as natural disasters and terrorist attacks, fund raising activities and other transactions by listed companies in Hong Kong may be deterred and the number of documents required to be published may be reduced.

Future Trends and Development of the Financial Printing Services Industry in Hong Kong

Increasing demand from the Chinese market

In the recent years, many Chinese companies have turned to Hong Kong-based financial printing companies for financial printing services. These companies are seeking to raise international profiles by clearly communicating with investors and public through financial reports and corporate social responsibility statements. In January 2022, the Stock Exchange has implemented enhancement measures to allow (i) PRC companies in non-innovative sectors without a weighted voting rights structure but with a primary listing on a qualifying exchange to seek secondary listing and (ii) PRC companies with non-compliant weighted voting rights structures and/or VIE structures to directly apply for dual primary listing in Hong Kong.10 Such measures would further attract quality China concept stocks to list in Hong Kong and provide more choices to investors, thereby increasing market liquidity. In December 2022, the Stock Exchange launched a new Hong Kong Dollar/ RMB dual counter model alongside a dual counter market making program in its securities market. This further supports the listing, trading and settlement of RMB counters in the market and elevates Hong Kong’s role as the world’s premier offshore RMB hub.11

Increase in the number of special purpose acquisition companies

A special purpose acquisition company (“SPAC”) is a listing vehicle with no substantial business or asset, and its sole purpose is to raise capital through IPO for future acquisition or merger with a target within a certain time period. Upon completion of the acquisition or merger, the SPAC and the target will then be combined, resulting in the listing of a successor company. Such process is referred to as a “De-SPAC transaction”.

The Stock Exchange adopted Main Board Listed Rules governing SPAC on 1 January 2022. Only professional investors may subscribe for and conduct post-IPO trading of SPAC shares and warrants. Funds expected to be raised by a SPAC from its IPO must be at least HK$1 billion (equivalent to US$128 million).

The target of a De-SPAC transaction must meet all new listing requirements (including IPO sponsor appointment, due diligence requirements, financial eligibility tests and minimum market capitalization requirements). The Stock Exchange will also treat each listing application of a successor company in the same way as a deemed new listing.

According to guidance letter 113-22 published by the Stock Exchange, the Stock Exchange will view a De-SPAC Transaction as equivalent to an offering to the public and vet the listing document issued for the De-SPAC Transaction on the basis that it must meet the relevant prospectus requirements of Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) in full.

Since the introduction of the new SPAC listing regime, and despite difficult market conditions, there have been 13 SPAC applications and four successful SPAC listings in Hong Kong as of 21 November 2022. The new listing regime provides an attractive alternative route to listing in Hong Kong, especially given the uncertainties in the market environment at the time of offering of a traditional IPO, and aims to provide adequate protection to investors. SPAC activity is expected to further increase with the improvement of market sentiment, particularly when a SPAC listing track-record has been established.

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10      Secondary Listings in Hong Kong, https://www.hkex.com.hk/Listing/Rules-and-Guidance/Listing-of-Overseas-Companies/Secondary-Listings-in-Hong-Kong?sc_lang=en

11      HKEX to Introduce HKD-RMB Dual Counter Model and Dual Counter Market Making Programme in Hong Kong Securities Market, https://www.hkex.com.hk/News/News-Release/2022/221213news?sc_lang=en

Proposed new listing regime for specialist technology companies

In October 2022, the Stock Exchange sought public views on its proposed listing regime for specialist technology companies which are companies engaging in (a) next-generation information technology, (b) advanced hardware, (c) advanced materials, (d) new energy and environmental protection and (e) new food and agriculture technologies, even if they cannot satisfy the usual profits, revenue and cash flow criteria tests.12 The Stock Exchange may update acceptable sectors from time to time for Main Board listing.

There will be two types of specialist technology companies, namely, commercial companies and pre-commercial companies. The former refers to those that have commercialized their technology products with a revenue of at least HK$250 million (equivalent to US$32 million) for the most recent audited financial year, and the latter refers to those which have not met such revenue threshold.

Profit or cash flow requirements does not apply to either type, but each specialist technology company must have at least three financial years of operation under substantially the same management prior to listing. The minimum market capitalization of a commercial company and a pre-commercial company is proposed to be HK$8 billion (equivalent to US$1.03 billion) and HK$15 billion (equivalent to US$1.92 billion), respectively. There are also additional requirements on research & development expenditure, independent pre-IPO investments, listing document disclosures as well as post-IPO lock-up periods for founders, beneficiaries of weighted voting rights, executive directors, senior management and key personnel responsible for technical operations and/or the research & development.

Increasing number of exchanged traded products

The Stock Exchange welcomed 26 new exchanged traded products (“ETP”) to the Hong Kong market in 2022, bringing the total number of ETP offerings to 168 as of November 2022. Average daily turnover of ETPs reached $11.8 billion year-to-date, up 50 per cent from November 2021. 2022 has also been a strong year in digital asset investment options as the Stock Exchange welcomed two of Asia’s first crypto asset exchange traded funds in December 2022. The increase in the number of financial products in Hong Kong is expected to trigger the increase in demand for financial printing services.13

Growing number of additional services

The existing financial printing service providers are providing additional services over the basic printing packages to customers to differentiate themselves from others. These services include design for financial reports, translation and copywriting services, business promotion solutions, as well as providing conference rooms for meetings when necessary and introducing virtual data room services in order to increase the efficiency of reporting and printing processes.

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12      HKEx’s Consultation Paper on “Listing Regime for Specialist Technology Companies”, https://www.hkex.com.hk/-/media/HKEX-Market/News/Market-Consultations/2016-Present/October-2022-Specialist-Technology-Co/Consultation-Paper/cp202210.pdf

13      HKEX in 2022: Year in Review, https://www.hkex.com.hk/News/News-Release/2022/221220news?sc_lang=en

BUSINESS

Overview

We conduct our operations and provide services to customers through our Operating Subsidiary in Hong Kong, Cre8 Hong Kong. Founded in 2006, our Operating Subsidiary provides 24/7 integrated financial printing services for listed companies, IPO applicants (i.e. corporations applying for listing on the Stock Exchange) and private companies in the finance and capital market in Hong Kong under our brand, “Cre8”. Our Operating Subsidiary’s services cover concept creation and artwork design, typesetting, proofreading, translation, printing, binding, logistics arrangement, uploading or making e-Submissions of our customers’ financial reports and compliance documents on the website of the Stock Exchange and media placements. In addition to these core services, our Operating Subsidiary has expanded its offerings to include complementary design services such as website design, branding, and content creation for marketing materials. Moreover, it is now providing technological support to its customers to ensure their compliance with the Listing Rules. On this front, it disseminates and publishes announcements, circulars, financial reports, and industry news feeds through a website of our “Cre8IR” brand. Owing to the business nature of our customers, our revenue was principally derived from the provision of printing, media placement, translation and printing related services from IPO services and non-IPO services.

The provision of IPO services by our Operating Subsidiary generally represents the printing related services in relation to application proof of a prospectus, prospectus, announcement, application forms and any other ancillary documents issued in connection with an application for listing on the Stock Exchange. The provision of non-IPO services by our Operating Subsidiary generally represents the printing related services in relation to (i) financial reports, which primarily comprise announcements, annual reports, interim reports and if applicable, quarterly reports for companies listed on the Stock Exchange; (ii) compliance documents, which primarily include announcements and/or circulars to be published under various circumstances for compliance with the requirements under the Listing Rules or GEM Listing Rules; and (iii) ad-hoc projects for customized products which mainly includes corporate brochures, leaflets, newsletters, marketing materials and calendars etc. As the operations of our Operating Subsidiary involve transmissions, handling and publication of customer data, information and documents and the nature of which is confidential and/or price-sensitive, it is the mission of Cre8 Hong Kong to assist its customers to uphold the integrity and confidentiality of their data, information and documents and ensuring smooth and timely publication thereof in the manner directed by its customers. Hence, our Operating Subsidiary has adopted a stringent internal control policy focusing on data privacy protection.

Our Operating Subsidiary has achieved a number of certifications, awards and prizes for several consecutive years in recognition of its success and achievements in respect of its services such as the International ARC Awards and in respect of the annual reports it has produced. See “Business — Awards and Recognition”.

Business Model

Our Operating Subsidiary provides integrated financial printing services under our brand, “Cre8,” for customers mainly in the financial and capital markets in Hong Kong. The following chart summarizes the business model of our Group:

**Business Model**

Service fees
Our Group
Listed companies, IPO applicants and other private companies in the finance and capital market in Hong Kong
Provision of integrated financial printing services including artwork design, typesetting and proofreading, printing and binding, logistic arrangements
Subcontracting fee
Subcontracting works
Subcontractors:
- Printing and binding factories
- Translation companies and freelance translation
- Logistic service providers

Services

Our Operating Subsidiary principally provides 24/7 integrated printing services for customers mainly in the financial and capital markets in Hong Kong under our brand, “Cre8”. Our Operating Subsidiary’s services mainly include designing the cover, layout and artwork of documents, typesetting and proofreading, translation, uploading, printing, and/or logistics arrangement services for listing applicants in respect of listing on the Stock Exchange and listed companies on the Stock Exchange and other private companies in the finance and capital market in Hong Kong. Our Operating Subsidiary engages service providers for all printing works and most translation works whereby it can focus its resources on its core business aspects and to utilize its resources more efficiently. As part of our Operating Subsidiary’s integrated services to serve the different needs for our customers, it also provides ancillary services such as the provision of conference room facilities, which is frequently used by its customers in the preparation of their applications for listing on the Stock Exchange. Our Operating Subsidiary also records a small portion of revenue from offering additional design services such as website design, branding and content creation for marketing materials, as well as disseminating announcements, circulars, financial reports, and industry news feeds on a website of our “Cre8IR” brand.

Design

Our Operating Subsidiary’s design services mainly include the design of the cover and layout of prospectuses and financial reports. It also participates in ad-hoc design projects for the design of marketing materials such as corporate brochures, name cards, letter heads, leaflets and newsletters. Our Operating Subsidiary’s designs have won numerous prizes and awards, which is attributable to the effort of our creative and graphic department. In general, our Operating Subsidiary’s creative and graphic department commences preparation of the design artworks by discussing with the customers to understand their requirements and the nature of the intended projects. Our Operating Subsidiary then prepares a few draft design artworks based on those findings and turn some of the ideas into dummy designs, being physical copies of the proposed design products. The dummy designs are presented to our customers for selection and further amendments would be made according to customer feedbacks if necessary.

Typesetting and Proofreading

Our Operating Subsidiary provides 24-hour typesetting and proofreading services to meet its customers’ needs and their timelines and place much emphasis on the accuracy, consistency, and efficiency of our typesetting and proofreading services.

Translation

Our Operating Subsidiary provides English and Chinese translation services to its customers through translation service supplier on a project-by-project basis. The supplier’s translation work will then be reviewed by our inhouse translators, particularly, customers that are companies listed or IPO applicants are required to submit their listing documents, financial reports, and compliance documents in both English and Chinese. Our Operating Subsidiary also provides translation services to customers on an ad-hoc basis. It selects translation companies and freelance translators as our suppliers based on a number of criteria, including turnaround time, quality and reliability of services, industry reputation and cost of services.

Printing and Binding of Documents and Logistics Arrangement

Our Operating Subsidiary provides printing and binding services to our customers through its local independent printing service suppliers. The printing process will then be monitored by our Operating Subsidiary’s customer service department at the printing factories or remotely. Our Operating Subsidiary selects printing suppliers based on, among others, their turnaround time, quality and reliability of services and cost of services. If necessary, our Operating Subsidiary also liaises with paper suppliers to select the suitable type of paper for the printing of its customers’ documents and coordinate with its printing service suppliers to ensure that the printing schedules and printing effects meet the requirements of its customers. Its printing service suppliers are also responsible for delivering the printed documents to locations in Hong Kong designated by our customers. The printed documents are usually delivered to the recipients designated by our customers, such as the Stock Exchange, the Securities and Futures Commission (the “HKSFC”), the Central Clearing and Settlement System the “CCASS”), share registrars, banks, and law firms in Hong Kong. For deliveries to recipients outside Hong Kong, our Operating Subsidiary engages international couriers to provide the distribution services.

Media Placement

Our Operating Subsidiary provides media placement services to our customers, which include the placing of content outputs on the internet and in newspapers. According to the Listing Rules and the GEM Listing Rules, listed companies on the Stock Exchange are required to submit electronic copies of financial reports and other compliance documents, such as announcements, circulars and notices, on the website of the Stock Exchange. In respect of this, we perform e-Submission and upload the documents to the website of the Stock Exchange and other designated websites on behalf of our customers. We may also publish documents in newspapers upon our customers’ instructions.

Products Provided by Our Operating Subsidiary

Products provided by our Operating Subsidiary, which are the documents that our Operating Subsidiary handles for its customers, can be categorized into four types: (i) listing documents, (ii) financial reports, (iii) compliance documents, and (iv) miscellaneous and marketing materials.

Details of documents handled by our Operating Subsidiary are summarized below:

Service Category	Types of deliverables	Examples of documents	Details of the documents
IPO services	Listing documents	Prospectuses and related listing documents

Listing documents generally include application proof of a prospectus, prospectus, announcement, application forms and any other ancillary documents issued in connection with an application for listing on the Stock Exchange.

As various professional parties are involved in a listing project and correspondences with the Stock Exchange and the HKSFC, there are more rounds of processing in handling listing documents as compared to other documents we handle.

Non-IPO services	Financial reports	Announcements, annual reports, interim reports and if applicable, quarterly reports

Companies listed on the Stock Exchange are required to publish announcements on their financial results, an annual report, interim report and for Growth Enterprise Market (the “GEM”) listed company, quarterly reports as well.

The artwork designs in the financial reports are one of the decisive factors for customers to engage us. Accordingly, our creative and graphic department actively communicates with our customers to understand their requirements and to deliver premium design services.

	Compliance documents	Announcements, circulars and notices

Companies listed on the Stock Exchange are required to publish announcements and/or circulars under various circumstances for compliance with the requirements under the Listing Rules or GEM Listing Rules within a prescribed time or on voluntary basis.

Under normal circumstances, little design service is required for the handling of compliance documents but the publication of these documents is usually under tight timetable.

	Ad-hoc projects for customized products	Corporate brochures, name cards, letter heads, leaflets, newsletters, marketing materials, calendars	Ad-hoc projects of our customers for customized products which generally require our design, translation and printing services.

Competition

The key elements of competition in the financial printing industry include efficiency, cost and quality of services and cybersecurity. We believe that our Operating Subsidiary’s business is cost-effective as (i) it engages service suppliers for all printing and binding works and most of translation works; (ii) it has invested in its IT infrastructure and placed much emphasis on cybersecurity; (iii) it has maintained close relationships with customers; (iv) it has a stable and experienced management team; and (v) it has received various certifications, prizes and awards for its efforts in environmental protection and designs. We believe that it is able to sustain its business and compete with other major market players.

New financial printing service providers face entry barriers such as (i) high initial capital commitment for lease office premises in prime location in Hong Kong; (ii) difficulties in building up a customer portfolio as customers tend to choose its existing service providers; and (iii) difficulties in obtaining referral of customers owing to brand image. Given these entry barriers, we believe that our Operating Subsidiary is able to maintain its foothold in the financial printing services industry based on its long-established operation history and the premium quality of services it provides. Our Directors expect that competition will remain intense in the future.

Competitive Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Our Operating Subsidiary has an established operating history in providing one-stop integrated financial printing services with a strong customer base.

Our Operating Subsidiary provides round-the-clock one-stop integrated financial printing services to our customers ranging from concept creation and artwork design, typesetting, proofreading, translation, printing, binding, logistics arrangement to media placement of content outputs under its brand, “Cre8”. In addition to these core services, our Operating Subsidiary has expanded its offerings to include complementary design services such as website design, branding, and content creation for marketing materials. Moreover, our Operating Subsidiary is now providing technological support to its customers to ensure their compliance with Listing Rules. As part of this support, our Operating Subsidiary disseminates and publishes announcements, circulars, financial reports, and industry news feeds on a website under our “Cre8IR” brand. With extensive experience in the industry, we have successfully built up our industry recognitions and have accumulated a solid customer base in the financial and capital markets in Hong Kong. For the years ended December 31, 2022 and 2023, we had 269 and 333 customers which had contributed to our revenue during the relevant year. Customers which are IPO applicants would generally continue to engage services provided by our Operating Subsidiary after successful listing of their companies on the Stock Exchange and some would become recurring customers that engages the services offered by our Operating Subsidiary for publication of their financial reports and compliance documents. We believe that our Operating Subsidiary’s ability to maintain recurring customers demonstrates these customers’ recognitions of its quality service, which we consider as one of the key factors leading to our success in the industry. We believe that the long-established track record of our Group and industry recognitions in the market allow us to seize more business opportunities and to further develop and expand our customer base.

We have developed a comprehensive and stringent internal control policy in upholding data security and environmental protection.

As our Operating Subsidiary’s customers are mainly listed companies, IPO applicants and private companies in the financial and capital market in Hong Kong, they are subject to regulations and supervisions of relevant regulatory bodies. Hence, the services provided by our Operating Subsidiary to these customers would inevitably involve transmission and handling confidential and/or inside information, personal data of our customers or third-parties. We and our subsidiaries have therefore established stringent internal control policies to ensure data security and to comply with the relevant requirements pursuant to our agreements with customers. To this end, our Operating Subsidiary has an in-house IT department and also engages an external IT consultant who handles the servers, firewall, and other IT systems so that it would meet the requirements of its customers. All data and information are disclosed and accessible to the relevant staff (i.e. personnel who are handling the relevant projects and staff in the IT department) and users on a need-to-know basis. Each department shall comply with our in-house rules and policies in relation to information systems security, including but not limited to, storage, transmission, processing, and destruction of information. Neither we nor our Operating Subsidiary had received any complaint or dispute on IT matters which would have a material adverse impact on our and our Operating Subsidiary business and operation during the years ended December 31, 2022 and 2023 and up to the date of the prospectus.

For projects involving confidential and price-sensitive data printing, we and our subsidiaries have a strict internal data handling procedure to ensure that the confidentiality of privacy data is protected. In particular, our Operating Subsidiary’s representative would attend the printing factories operated by suppliers to oversee the printing process to ensure, among others, no leakage of printed documents and the quality of the printed copies of the documents. We confirm that, during the years ended December 31, 2022 and 2023 and up to the date of the prospectus, neither we nor our Operating Subsidiary had experienced any leakage of confidential information that had any material adverse impact on our business and results of operations.

Since February 2021, our Operating Subsidiary has implemented an internal policy to embrace a paperless regime. Under this regime, all processes related to editing prospectuses, reports, and design no longer rely on the use of physical paper. Instead, our Operating Subsidiary has transitioned to digital platforms and tools to streamline our workflows. By eliminating the need for physical paper, our Operating Subsidiary not only contributes to environmental conservation but also enhances collaboration and productivity within its teams and departments. This paperless approach enables it to effortlessly share, edit, and review documents in real-time, reducing the time and effort previously required for manual handling of paperwork. As we and our Operating Subsidiary embrace this policy, we are able to increase our Operating Subsidiary’s efficiency in serving the daily demands of its customers, thereby providing us and our Operating Subsidiary the capacity to expand current service scope and offer other financial printing related services.

We have a stable and dedicated workforce led by our experienced management team

We have an experienced, dedicated, and capable management team led by our Directors, comprising Mr. Sze Ting CHO and Mr. Yuen Chung Davy LI, both of whom have over 20 years of experience in the financial printing services industry in Hong Kong. Most of our senior officers of our Operating Subsidiary, serving as the heads of departments including sales and marketing, customer services, design and IT, have joined us for, in average, over 8 years and have established their business connections in the industry with customers and intermediaries such as financial institutions and law firms. In addition, our Operating Subsidiary has a team of committed and well-trained frontline staff and supporting staff. Hence, the collective experience, knowledge and efforts of our and our Operating Subsidiary’s senior management team and staff have contributed to the stability of our operations to the success of our business.

Our Operating Subsidiary has stable relationships with its suppliers

Our Operating Subsidiary engages the services of suppliers for all printing works and most of its translation works in order to better focus its resources on its core business aspects such as marketing, typesetting, proofreading and design, in order to reduce capital investments and operating costs associated with running a printing facility and a translation team. Accordingly, we engage third-party suppliers, including printing factories, translation companies and freelance translators (collectively, “suppliers”) to carry out printing and binding works and translation works in Hong Kong. Our Operating Subsidiary has established strong and close working relationships with its suppliers, 14 of which have maintained business relationships with our Operating Subsidiary for more than 10 years. However, our Operating Subsidiary has not entered into long-term or exclusive agreements or arrangements with its suppliers in order to maximize our flexibility.

Growth Strategies

Our business objectives are to maintain our position as a one-stop financial printing service provider in Hong Kong. While part of the proceeds from this offering would be utilized to fulfill our working capital needs and other general corporate purposes, we plan to grow our business with the remaining portion of the proceeds from this offering through the following business strategies:

Increase our scale of operations and expand our business in Southeast Asia

We established our business presence in Hong Kong in 2006, and we currently operate our financial printing services business through our Operating Subsidiary at a business premise located in a Grade A commercial building in the Central District in Hong Kong (the “Central Office”) under a lease from an independent third party, and the lease is expiring on January 31, 2025. The gross floor area of the current Central Office is approximately 1,367 square meter which has to house not only all staff but also all hardware and equipment. As of December 31, 2023, there are 83 full-time employees, sharing a total of 80 workstations located at the Central Office. Thus, it can provide 11 conference rooms that are fully equipped with advanced multi-media conferencing equipment and three cozy and spacious customer lounges for customers. Nevertheless, as our customers in Hong Kong generally require their financial printing services providers to provide them with conference rooms that are fully equipped with advanced multi-media conferencing equipment and lounges, we believe that having only one business premise in Hong Kong would restrain our business expansion. We consider setting up a new business premise in Southeast Asia by leasing an office space or through strategic investment and acquisition of business in relation to financial printing services that would enable us to (i) cope with our business expansion in our integrated financial printing services and newly developed design services; (ii) provide well equipped and comfortable conference rooms and office environment to our customers for meeting and conducting of marketing functions, which would enhance our competitiveness and attractiveness as compared to our competitors; (iii) invest in new equipment and hardware for financial printing services, which would enhance our quality of service; and (iv) mitigate the risk of increasing rental expenses.

Along the recovery of economy in Hong Kong when COVID-19 pandemic has gradually faded out, we believe that more local corporations and corporations from Southeast Asian countries would consider or resume their plans for listing on the Stock Exchange. There has been an increase of 21 listed companies in Hong Kong from 2,583 in November 2022 to 2,603 in November 2023, which is a positive trend demonstrating that the Hong Kong capital market is gradually gaining momentum. On the other hand, Hong Kong has continued to develop a fund-raising and investment ecosystem for biotech firms. We thus believe that Hong Kong’s IPO market is expected to strengthen further as uncertainties diminish over time.

On the other hand, according to the research report published by the Stock Exchange, namely, “Hong Kong’s Role as a Fundraising Hub for International Companies” in November 2023, at the end of June 2023, Mainland China companies accounted for about 55% of the total number of companies listed in Hong Kong. Among issuers outside Greater China (Mainland China, Taiwan, Hong Kong and Macau), Asia-Pacific companies were dominant in number from 2014 to the first half of 2023. Hence, we believe that by setting up a new business premise in Southeast Asia or by strategically investing and acquiring business in relation to financial printing services, we can uphold our competitiveness by attracting and retaining more potential customers in Southeast Asia. We also intend to recruit employees, primarily in our IT department as well as in our customer service department to support any raising demands of our financial printing services in Cre8 Hong Kong and the Southeast Asia office, once it is set up.

Enhance our IT infrastructures for better service quality and operational efficiency

As a financial printing service provider who needs to deal with confidential and inside information of customers that are mainly listed companies, IPO applicants and other players in the finance and capital market in Hong Kong, any leakage of information due to the deficiency of IT infrastructure or cyberattacks may have a significant impact on the financial market and/or customers. We, therefore, believe that a secure and robust IT infrastructure is crucial to us as a financial printing service provider. Moreover, documents and information handled by our Operating Subsidiary are time-sensitive. It is imperative that our Operating Subsidiary can swiftly deliver content outputs within a limited time. To achieve that, improving our and our Operating Subsidiary’s IT systems and infrastructures can also lead to automation of certain process, eliminate content conversion, shorter lead time and higher efficiency for the business and therefore reducing the overall production costs. For instance, with advanced IT systems, document access, typesetting, formatting and transfer with higher speed can speed up our production process. Hence, we consider that investing in IT systems and infrastructures is a crucial business need for our Group to develop and grow continuously and maintain competitive position of our group in the industry.

We plan to enhance the capacity and quality of our data server mainly through (i) rental of racks in cage to place data servers and private cloud space from a leading telecommunications provider in Hong Kong; and (ii) installation of private point-to-point networks from our new business premises to our servers. We believe that, by doing so, we can leverage the technical expertise of the service providers which in turn enable us and our subsidiaries to have access to a more secure and stable environment for safekeeping important, confidential and inside information of customers. By decentralizing our data servers to an external data center, service outages could be reduced when there is any relocation, renovation and facility maintenance in our offices. The installation of private point-to-point networks can streamline our network setting which could improve the overall operational performance due to faster processing time to different applications.

We, through our Operating Subsidiary, offer 24 x 7 around-the-clock services to our customers, ensuring uninterrupted support at all times. In response to the COVID-19 pandemic, where remote work became necessary for many employees, we took steps to enhance productivity and communication. Our Operating Subsidiary’s in-house programming team had developed a project management system that enables our management to remotely monitor the progress and status of each task in real-time. To further optimize our Operating Subsidiary’s operations, we intend to implement a secured mobile office system such that our Operating Subsidiary’s employees may access work through their mobile devices. The mobile office system is expected to allow the staff to respond to the requests of customers more promptly and thus improving customer relationships and service quality through better communication and operational efficiency. Further, the mobile office system can serve as a contingency in case of any service disruptions in the Central Office.

Regarding the enhancement of the software and upgrade of hardware equipment for improving the efficiency and quality of services in typesetting and artwork design, we also intend to implement a human resources and administration system to improve the efficiency of managing internal resources as the system will allow our Operating Subsidiary to have better control and monitoring on employee records such as payroll, training and leaves, as well as enhance communications among the management and employees.

In light of the above, we are of the view that the enhancement of the aforementioned IT infrastructures would enable us to further develop our business and strengthen our competitiveness in the industry.

Continue to attract and retain top talent in the industry

To broaden the current sales network and customer base, we intend to expand and enhance the sales and marketing team of our Operating Subsidiary by recruiting more sales personnel to facilitate our organic growth by solidifying our existing customer relationships and developing new relationships with potential customers. In addition, we also plan to recruit more operation staff such as customer service and translation staff for development of our financial printing services.

While the current inhouse translation team’s primary function is quality assurance by reviewing the translation works carried out by external translator, as we envisage that more corporations from Mainland China will come to apply for listing on the Stock Exchange after the Mainland China-Hong Kong border has fully re-opened since February 2023 following the fading out of COVID-19 pandemic, these customers would prefer perusing the Chinese version of their listing documents and/or compliance documents soon after the draft in English are prepared. Hence, we expect that there will be increased demands for translators who can deliver quality and speedy translated works. Thus, we aim to increase the capacity of our inhouse translation team by increasing the number of translators so that they can swiftly review the translation works prepared by external translation or handle the translation works themselves if necessary or under tight time constraint.

We aim to attract talents by offering career development opportunities through internal training and close guidance by senior staff, with a view to enhancing their technical and management skills, as well as promotion and advancement opportunities.

Broaden the customer base through leveraging synergies between various services

We believe that effective sales and marketing strategies are vital to expansion of market share. For the years ended December 31, 2022 and 2023, we had 269 and 333 customers, respectively, representing 23.8% in the year-on-year growth. We aim to further enlarge our market share by attracting new customers while retaining existing customers. In this connection, we intend to leverage on opportunities to cross-sell our integrated services and to provide quality services. Further, we intend to expand our financial printing related services by creating website content, producing high quality corporate videos, making use of XBRL (eXtensible Business Reporting Language) for business reporting and developing editing and language programs that reduces labor intensive tasks.

Customers

Our customers are mainly companies listed or which were/are applying to be listed on the Stock Exchange, and accordingly, our Operating Subsidiary is entrusted to provide services for the handling of documents derived from the requirements of the Listing Rules and the GEM Listing Rules.

Our customers, particularly, IPO applicant customers, generally engage our services on a project-by-project basis while other customers, such as listed companies in Hong Kong may retain our Operating Subsidiary as their financial printer on a yearly basis or for a specific task. For the years ended December 31, 2022 and 2023, we had 269 and 333 customers, respectively.

For the years ended and December 31, 2022 and 2023, no customers contributed more than 10% of our total revenue on a consolidated basis. We do not over-rely on any major customer.

Agreement with Customers on A Project-by-project Basis

Our Operating Subsidiary generally enters into standard form agreements with IPO applicant customers and listed company customers. Upon receiving their confirmations on the terms of the agreement, our Operating Subsidiary commences its work. The major terms of a standard form agreement with customers are set out below:

Services offered

The type of services and any ancillary services our Operating Subsidiary provides is explicitly set out in the agreement, such as typesetting, proofreading, translation, graphic design, printing, binding, logistics arrangement, media placement, and ancillary services such as provision of conference room and lounges. The services are generally charged by an hourly rate, at a unit price, or a package price depending on the service nature involved. The agreements also specify the possible additional items and the respective additional charges, such as (i) additional pages of translation and design; (ii) overtime services; (iii) conversion of document format; (iv) urgent printing services; and (v) food and beverages.

Specification of the deliverables

The specification of the deliverables, such as the paper size of the document, number of pages, paper type, color of the documents, binding methods, and the quantity of printed copies are also set out in the agreement.

Payment terms

In relation to the handling of listing documents, the agreements generally specify the requirement of making deposits (generally approximately 30% of the agreed quotation amount) prior to the commencement of our works. Our invoices will be issued and the remaining balances should be paid in stages after reaching certain specified milestones, generally upon the submission of the application proof of the prospectuses and upon the listing of our customers’ securities on the Stock Exchange.

In relation to the handling of the financial reports and compliance documents, the agreements specify the requirement of payments and the invoices would be issued upon the delivery of the documents or the completion of the projects.

Credit period	For IPO projects, the credit term is generally within 14 days after invoice date. For non-IPO projects, the credit term is generally 30 days after delivery of the printed materials.

Other Agreements with Customers

Some of the customers prefer to adopt their in-house agreements. Similar to our other contractual arrangements, we negotiate the service terms with such customers prior to entering into those agreements. The major terms of such agreements would in general include at least (i) the services to be provided, (ii) the specifications of the deliverables to be handled, and (iii) payment terms and credit periods. The details of these major terms are similar to those included in our Operating Subsidiary’s standard form agreements, and customers who do not adopt the standard form agreements do not usually obtain more favorable treatment or advantageous agreement terms than other customers who do.

Pricing Policy

Our Operating Subsidiary generally prices its service and products on a cost-plus basis with reference to commercial factors, such as its price competitiveness, services to be provided, turnaround speed, and special requirements from customers and its own capacity at the relevant time. Out of pocket expenses are first borne by our Operating Subsidiary and are billed to its customers as service fees after completion of the projects.

For listing documents, financial reports, and some miscellaneous and marketing materials, the price is mainly determined on a project-by-project basis and we provide quotations to individual customers.

For compliance documents, which generally include announcements and/or circulars that are required to be published timely to meet the Listing Rules or the GEM Listing Rules requirements, our Operating Subsidiary usually receives draft documents from the customers on an ad-hoc basis and it is generally difficult to accurately predict the costs at this stage, which are subject to the amount of works to be performed, volume of the final version of the document, potential overtime charges or urgent printing charges, etc. Hence, our Operating Subsidiary can only provide an indicative price to customers and issue the final bill which is based on the incurred-costs information and the activities recorded in our system to the customers upon completion of the project.

Our customers, especially IPO applicant customers, may request for alterations of specifications of documents or order additional services such as overtime services and food and beverages services. Our Operating Subsidiary usually requests confirmation and acknowledgement from them prior to performing the alterations or providing the additional services instead of entering into any supplemental agreements.

Upon completion of the projects, our Operating Subsidiary issues the invoices to customers based on the actual work done and other out-of-pocket expenses, which may differ from the amount quoted in the quotations or the standard form agreements. Some customers may request for discount of the final bill. In such circumstances, the head of our sales and marketing department together with our Directors will review and approve the discount based on a number of factors, including (i) the fees stated in the invoices; (ii) the relationship with the respective customers, particularly whether there are opportunities for future businesses; and (iii) the amount of services that were provided and the costs involved. For the years ended December 31, 2022 and 2023 and up to the date of the prospectus, we and our Operating Subsidiary did not experience any material disputes with our customers in relation to the pricing policy and the final price charged.

Suppliers

Given the nature of our Group’s business, our major suppliers are printing and translation service providers. For the years ended December 31, 2022 and 2023, we engaged independent translators and printing factories for all printing, binding and translation works. We engage the suppliers on a project-by-project basis and issues purchase orders accordingly.

For the years ended December 31, 2022 and 2023, neither we nor our Operating Subsidiary entered into any long-term or exclusive cooperation agreement with any supplier. We believe that this arrangement is in line with the common practice within the financial printing services industry.

Criteria for Selecting Our Suppliers

Our Heads of Print, Bind and Logistics Department and our Chief Operations Officer are responsible for selecting printing and translation service providers, respectively. In selecting suppliers, we and our Operating Subsidiary consider a number of factors, including but not limited to the respective service providers’ (i) availability, (ii) quality of services, (iii) turnaround speed, and (iv) price competitiveness. We and our Operating Subsidiary have full discretion with the choice of our suppliers and it is not necessary to seek the approval of customers prior to engaging suppliers.

Arrangements with Our Suppliers

We and our Operating Subsidiary do not enter into any long-term or exclusive cooperation agreement with any printing and translation service provider. Instead, we engage our suppliers on a project-by-project basis and issues purchase orders accordingly. For the years ended December 31, 2022 and 2023, the translation and printing fees amounted to approximately HK$31.1 million and HK$30.2 million (US$3.9 million), respectively, which represented approximately 42.1% and 44.2%, respectively, of our total cost of services for the same periods. Among the suppliers we engaged for the years ended December 31, 2022 and 2023, no supplier contributed more than 10% of the total expense on a consolidated basis.

Property

As of the date of this prospectus, we do not own any real property. Our Operating Subsidiary leased an office space in Hong Kong which serves as our principal executive office. Further, our subsidiary in Mainland China leased a relatively small office space to provide for our customer service team. We believe that we and our subsidiaries will be able to obtain adequate facilities on reasonable terms principally through leasing, to accommodate our future expansion plans.

Address	Term	Gross floor area (square meter)	Use of the property
1/F, China Building, 29 Queen’s Road Central, Hong Kong	February 1, 2022 – January 31, 2028	1,367	Operating Office
Unit 1B-3, 15/F Garden Square, 968 West Beijing Road, Jingan District, Shanghai, PRC	August 1, 2021 – July 31, 2027	52	Sales Office

Intellectual Property Rights

As of the date of this prospectus, we have registered the following trademark:

Trademark	Registered Owner	Class	Place of Registration	Trademark No.	Date of Registration	Expiry Date
	Cre8 Hong Kong	35, 38, 40, 41, 42	Hong Kong	300937125	August 20, 2007	August 19, 2027

As of the date of this prospectus, we have applied for the registration of the following trademark:

Trademark	Registered Owner	Class	Place of Registration	Trademark No.	Date of Filing
	Cre8 Hong Kong	16, 35, 36, 41	Hong Kong	306019155	July 25, 2022

As of the date of this prospectus, we have registered the following domain names:

Domain Name	Registered Owner	Date of Registration	Expiry Date
https://www.cre8corp.com	Cre8 Hong Kong	September 5, 2006	September 5, 2029
http://www.cre8ir.com/	Cre8 Hong Kong	May 21, 2021	May 21, 2026

Awards and Recognitions

Our Operating Subsidiary received numerous certifications, prizes, awards and/or honors in past years in recognition of our success and achievements. Set out below is the highlight of some of our Operating Subsidiary’s recent and major awards and certifications in respect of our business:

Year	Name of award/certification	Awards/Recognition
2020	2020 International ARC Awards	Titanium Achievement Award (Greatest percentage of wins on behalf of their clients)
2020	2021 w3 Awards Gold Winner	Online Annual Report Best User Interface
2021	2021 International ARC Awards	Best of Interactive Annual Reports
2022	2022 w3 Awards Gold Winner	Telecommunications/Best User Interface/Best Art Direction
2023	2023 International ARC Awards	Titanium Achievement Award (Greatest percentage of wins based on total submissions)

____________

Note: The criteria of the International ARC Awards are based on the success of the annual report in communicating its company’s story. Judging is based on the values of creativity, clarity, effectiveness, and excellence. Some of the elements considered in the judging of the annual reports include (i) cover design, (ii) president’s letter, (iii) interior design, (iv) clarity of written text, (v) presentation of corporate information, (vi) expression of financial data, and (vii) how well the spirit of the organization is communicated.

Employees

As of December 31, 2023, our group had 89 full-time employees, among whom, 13 in sales and marketing, 2 in customer services, 10 in creative design and graphic, 20 in typesetting and translation, 5 in quality control, 18 in project management, 5 in information technology, 14 in finance, human resources and administration, and 2 are directors.

Our employees are important strategic resources for our development. We strive to maintain good working relationship with our employees and provide them with a friendly office environment. There was no labor union established by our employees. For the years ended December 31, 2022 and 2023, we have not experienced any major difficulties in recruiting suitable employees. We assess the available human resources on a continuous basis and may employ additional employees according to our business needs.

We and our Operating Subsidiary provide continuous trainings to our employees to improve their skills and develop their potential. Our Operating Subsidiary provide mandatory induction trainings to new staff based on the tasks they perform. Our Operating Subsidiary also provide departmental and office-wide trainings to staff in relation to our business and the financial printing services industry, such as site visits to printing factories and seminars about paper characteristics and printing.

In addition to basic salaries, our Operating Subsidiary provide various staff benefits to our employees, including medical insurances and marriage paid leaves. We determine our employees’ remuneration based on factors such as market competitive wages and previous work experience. The key principles of the remuneration policy are to remunerate employees in a manner that is market competitive. We also regularly evaluate our employees to assess their performance.

Seasonality

Our Operating Subsidiary experiences seasonal fluctuations in demand for its services and products. It generally experience higher demands for its services in March, April, August and September due to customers’ needs to publish their financial reports pursuant to the timing requirement as set out in the relevant Listing Rules. Accordingly, our financial performance during March, April, August and September, being the peak seasons, may be better than that of the other periods and may not accurately indicate our overall performance of the entire financial year. We have taken measures to maintain our performance throughout the entire year, such as maintaining sufficient manpower during peak seasons by rescheduling the rosters of staff.

Licenses and Regulatory Approvals

There is no specific licensing requirement for conducting business in Hong Kong (except those which are applicable to all body corporate conducting business in Hong Kong). We have confirmed that there has not been any material breach of applicable laws, regulations and codes of relevant regulatory authorities on our and our Operating Subsidiary’s part since the commencement of operation and as of the date of this prospectus, and our Operating Subsidiary have obtained all relevant approvals, permits, licenses and certificates required for our operations.

Health, Work Safety, Social and Environmental Matters

We have established procedures to provide our Operating Subsidiary’s employees with a safe and healthy working environment by providing work safety guidelines for the employees to follow. Our Operating Subsidiary follows the health and safety-related rules and regulations in accordance with the Occupational Safety and Health Ordinance of the laws of Hong Kong and sets the requirements for workplace environmental control and hygiene at workplaces pursuant to the Occupational Safety and Health Ordinance. For the years ended December 31, 2022 and 2023, neither we or our Operating Subsidiary experienced any significant incidents or accidents in relation to workers’ safety or any non-compliance with the applicable laws and regulations relevant to the work safety and health issues.

Owing to the nature of our business, our Operating Subsidiary do not produce, emit, or discharge any pollutant during the course of our business. Accordingly, we and our Operating Subsidiary are not subject to any specific rules or regulations in relation to the environmental protection matters. For the years ended December 31, 2022 and 2023, neither we or our Operating Subsidiary were subject to any major environmental claim, lawsuit, penalty or disciplinary action.

Insurance

We maintain insurance on, among other things, office contents, business interruptions, employees’ compensation and public liability. The insurance coverage maintained by the Group in respect of our properties is in line with the industry norms. We also believe that the insurance coverage for our Operating Subsidiary is adequate and sufficient for our operations. We confirm that we were not subject to any material insurance claims or liabilities arising from our operation for the years ended December 31, 2022 and 2023.

Our Operating Subsidiary maintain employees’ compensation insurance for all employees as required under the Employees’ Compensation Ordinance and other applicable laws and regulations in Hong Kong. Our Operating Subsidiary also participates in mandatory provident fund scheme registered under the Mandatory Provident Fund Schemes Ordinance for its employees in Hong Kong. We consider that our Operating Subsidiary’s employees’ compensation insurance coverage is sufficient and in line with the normal commercial practice in Hong Kong.

Internal Control and Risk Management

In order to ensure compliance with applicable laws and regulations and related policies in different operational aspects, we have established and adopted an internal control system, covering areas such as, among other things (i) financial reporting; (ii) document/information integrity and data security; (iii) cost and expenditure; (iv) cash and treasury management; (v) human resources management; (vi) risk management; and (vii) conflict of interest. In addition, our Group has endorsed the staff handbook, internal control and corporate governance manual which require all Directors and employees of our Group to observe. We believe that our internal control system is sufficient and effective.

Legal Proceedings

We and our subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business.

As of the date of this prospectus, Cre8 Hong Kong is involved in the following ongoing proceedings (collectively, the “Proceedings”), which, to the best knowledge of our Directors after making all reasonable enquiries, are not likely to have material adverse effect on our business, financial condition or operation:

1.      On February 13, 2023, Cre8 Hong Kong filed a lawsuit against a customer who defaulted in its payment obligation. On November 21, 2023, a settlement of amount of HK$950,000 (approximately US$121,000) has been reached, and it has been paid in full as of January 4, 2024.

2.      On October 27, 2022, Cre8 Hong Kong filed a lawsuit against a Hong Kong company for the infringement of one of Cre8 Hong Kong’s service marks. Due to uncertainties inherent in litigation, it is not possible for us to predict the duration or final outcome of the legal proceedings against the defendant or to determine the amount of damages, if any, that may be awarded.

As of the date of this prospectus, to the best knowledge of our Directors after making all reasonable enquiries, we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations, nor have we experienced any incident of non-compliance which, in the opinion of our directors, is likely to materially and adversely affect our business, financial condition or operations. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATIONS

Overview

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Laws and Regulations Related to Our Business and Operations in Hong Kong

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Supply of Services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)     where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)    where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Supply of Goods

The Sales of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) which aims to codify the law relating to the sale of goods provides that:

(a)     under Section 15, where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description;

(b)    under Section 16, where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

(c)     under Section 17, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Where any right, duty or liability arises under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by course of dealings between the parties, or by usage if the usage is such as to bind both parties to the contract.

Control of Exemption Clauses

The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong), which aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise, among others, provides that:

(a)     Under Section 7, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence and in the case of other loss or damage, a person cannot exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirements of reasonableness.

(b)    Under Section 8, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach, or (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him, or (iii) claim to be entitled in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness.

(c)     Under Section 9, a person dealing as a consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract, except in so far as the contract term satisfies the requirement of reasonableness; and

(d)    Under Section 11, as against a person dealing as consumer, the liability for breach of the obligations arising under Sections 15, 16 and 17 of the Sales of Goods Ordinance cannot be excluded or restricted by reference to any contract term, and as against person dealing otherwise than as consumer, the liability arising under Sections 15, 16 and 17 of the Sales of Goods Ordinance can be excluded or restricted by reference to a contract term, but only in so far as the terms satisfy the requirement of reasonableness.

Sections 7, 8 and 9 of the Control of Exemption Clauses Ordinance do not apply to, among others, any contract so far as it relates to the creation or transfer of a right or interest in any patent, trademark, copyright, registered design, technical or commercial information or other intellectual property, or relates to the termination of any such right or interest.

In relation to a contract term, the requirement of reasonableness for the purpose of the Control of Exemption Clauses Ordinance is satisfied only if the court or arbitrator determines that the term was a fair and reasonable one to be included having regarded to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made.

Laws and Regulations Related to Employment

Pursuant to Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO, which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident

Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from May 1, 2019, the statutory minimum hourly wage rate is HK$37.5. Failure to comply with MWO constitutes an offence under EO.

Occupational Safety and Health

Pursuant to Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong), which came into full effect on May 23, 1997, is purported to ensure the safety and health of employees and improve the safety and health standards applicable to certain hazardous processes, plant and substances used or kept in workplaces. Employers shall as far as reasonably practicable ensure the safety and health of their employees in their workplaces by: (a) providing and maintaining plant and work systems that do not endanger safety or health; (b) making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of articles or substances; (c) providing all necessary information, instruction, training and supervision for ensuring safety and health at work; (d) maintaining the workplace in a condition that does not endanger safety and health; (e) providing and maintaining safe access to and egress from the workplaces; and (f) providing and maintaining a reasonably practicable, safe and healthy work environment.

Failure to comply with the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for six months.

Regulations on Personal Data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time (‘‘Personal Data (Privacy) Ordinance’’) places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to this ordinance. The Personal Data (Privacy) Ordinance provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the Personal Data (Privacy) Ordinance. The six data protection principles are:

•        Principle 1 — purpose and manner of collection of personal data;

•        Principle 2 — accuracy and duration of retention of personal data;

•        Principle 3 — use of personal data;

•        Principle 4 — security of personal data;

•        Principle 5 — information to be generally available; and

•        Principle 6 — access to personal data.

The Personal Data (Privacy) Ordinance also gives data subjects certain rights, inter alia:

•        the right to be informed of whether any data user holds their personal data;

•        the right to be supplied with a copy of such data; and

•        the right to request correction of any data they consider to be inaccurate.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data. A claim for compensation may also be made by a data subject who suffers damage by reason of a contravention of a requirement under the Personal Data (Privacy) Ordinance.

Regulation on Copyright and Intellectual Property

Pursuant to the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), a person may incur civil liability for ‘‘secondary infringement’’ if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner. The Copyright Ordinance also imposes criminal liability which provides, among other things, that a person commits an offence if he, without the license of the copyright owner of a copyright work, makes for sale or hire an infringing copy of the work or possesses an infringing copy of the work with a view to its being, amongst others, sold or let for hire by any person for the purpose of or in the course of that trade or business. It also imposes criminal liability against copying service business when a person, for the purpose of or in the course of a copying service business, possesses a reprographic copy of a copyright work as published in a book, magazine or periodical, being a copy that is an infringing copy of the copyright work.

Pursuant to the Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong), trademarks must be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Chapter 559A of the Laws of Hong Kong) in order to enjoy protection by the laws of Hong Kong. Trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong. The owner of a registered trademark is entitled to the rights provided by the Trade Marks Ordinance and is conferred exclusive rights in the trademark. Any use of the trademark by third parties without the consent of the registered owner is an infringement of the trademark.

MANAGEMENT

Directors and Executive officers	Age	Position
Sze Ting CHO	51	Director, Chairman and Chief Executive Officer
Yuen Chung Davy LI	47	Director
Ho Tung Armen HO	48	Independent director nominee(1)
Ka Chun Matthew WONG	36	Independent director nominee(1)
Lo Chanii KAM	43	Independent director nominee(1)
Chi Kam Ray LEE	49	Chief Financial Officer

____________

(1)      The appointments of the independent directors will become effective upon Company’s listing on the Nasdaq Capital Market.

Sze Ting CHO, Chairman and Chief Executive Officer

Mr. Sze Ting CHO serves as a director and chief executive officer of our Company. Mr. Cho is also a managing director of Cre8 (Greater China) Limited, our Operating Subsidiary. He has over 20 years of professional experience in the financial printing industry. Prior to joining us in December 2006, Mr. Cho held senior positions including director and general manager in several financial printing companies from August 2001 to November 2006. From September 1993 to July 2001, Mr. Cho worked at RR Donnelley Financial, liaising closely with UK and US offices and he has been an expert in filing to SEC, London Stock Exchange, and Luxemburg Stock Exchange. Mr. Cho obtained a high school diploma in New York in 1992. We believe that Mr. Cho is qualified to serve as our Chairman and Chief Executive Officer based on his extensive experience in financial printing industry, international vision, and long service in our group.

Yuen Chung Davy LI, Director

Mr. Yuen Chung Davy LI serves as a director of our Company. Mr. Li is also a managing director and head of sales in Cre8 (Greater China) Limited, our Operating Subsidiary. Mr. Li joined us in July 2017 and is responsible for the general management and sales and marketing. He has over 22 years of professional experience in the financial printing industry. Prior to joining the Group, Mr. Li worked at iOne Financial Press Limited from November 2005 to November 2016 and his last position was a sales director. From June 2001 to October 2005, Mr. Li worked at Roman Financial Press Limited and his last position was a sales manager. Mr. Li obtained a bachelor’s degree in arts from the Simon Fraser University in Canada in May 2001. We believe that Mr. Li is qualified to serve as our director based on his international vision, extensive experience in marketing and extensive knowledge on financial printing industry.

Chi Kam Ray LEE, Chief Financial Officer

Mr. Chi Kam Ray LEE serves as chief financial officer of our Company. Mr. Lee has over 20 years of professional experience in auditing, financial reporting, and strategic planning field. From June 2022 to May 2023, Mr. Lee served as the group finance director at Henyep Capital Group. From January 2019 to November 2021, Mr. Lee worked as regional financial controller for US, Europe, and North Asia in Pico Far East Holding Limited (SEHK: 00752). From 2013 to 2017, he served as financial controller at several companies including SMTC Asia Limited (NASDAQ: SMTX). From May 2006 to April 2013, Mr. Lee worked as financial analysis and credit control manager in Donaldson Far East Limited (NYSE: DCI). Prior to that, he worked at KPMG Assurance Department for about four years. Mr. Lee obtained a bachelor’s degree of commerce from the University of British Columbia in Canada in May 1999. Mr. Lee is a member of American Institute of Certified Public Accountants and Chartered Global Management Accountant. We believe that Mr. Lee is qualified to serve as our Chief Financial Officer based on his extensive accounting, auditing, financial management experience and United Stated and Hong Kong listed companies background.

Ho Tung Armen HO, Independent Director Nominee

Mr. Ho Tung Armen HO will be appointed as an independent director and will be the chairman of the audit committee and a member of the compensation committee and the nominating committee of our Company. Mr. Ho has over 22 years of experience in listing companies, corporate finance, private equity, advisory and audit. From 1998 to 2006, Mr. Ho worked for PricewaterhouseCoopers Hong Kong, KPMG UK, and Grant Thornton Corporate Finance UK, specializing in audit, advisory and corporate finance. From 2006 to 2014, Mr. Ho held various senior positions in Evolution Group Limited (now known as Investec Group), Wisdom Asset Management Limited, Hermes Capital

Limited, and SRI (HK) Investments Limited, specializing in asset management, private equity, and corporate finance. From October 2013 to August 2014, Mr. Ho acted as the chief financial officer of Tuenbo Group Limited. From February 2015 to May 2024, Mr. Ho worked as the chief financial officer and company secretary of Tianyun International Holdings Limited (SEHK: 6836). Mr. Ho has also served as an independent non-executive director of Stream Ideas Group Limited (SEHK: 8401) since March 2018 and Diwang Industrial Holdings Limited (SEHK: 1950) between March 2020 and September 2023. Mr. Ho obtained a master’s degree of business administration from the University of Chicago Booth School of Business in December 2016, a master’s degree of science in financial economics from University of London in December 2002, and a bachelor’s degree of arts in accountancy from City University of Hong Kong in November 1998. He has been a member of the Hong Kong Institute of Certified Public Accountants since January 2003. We believe that Mr. Ho qualifies to be our independent director because of his significant experience in listed companies, corporate finance, private equity, advisory and audit matters.

Ka Chun Matthew WONG, Independent Director Nominee

Mr. Ka Chun Matthew WONG will be appointed as an independent director and will be the chairman of compensation committee and a member of the audit committee and the nominating committee of our Company. Mr. Wong has over ten years of experience in origination and execution in the capital markets and corporate finance transactions. Mr. Wong worked as an auditor in Deloitte Touche Tohmatsu from September 2011 to November 2013, and an auditor in PricewaterhouseCoopers from December 2013 to March 2017. Mr. Wong then served as an assistant vice president in the investment banking division of Zhongtai International Capital Limited from March 2017 to December 2017 and a vice president in the investment banking division of GF Capital (Hong Kong) Limited from December 2017 to June 2019. Mr. Wong joined Ample Capital Limited in June 2019 and is currently a vice president of the corporate finance division. Mr. Wong has been an independent non-executive director of Sun Kong Holdings Limited (SEHK: 8631) since December 2018. Mr. Wong obtained a bachelor’s degree in business (accounting) from Monash University in Australia in September 2011. He has also been a member of the CPA Australia since January 2016 and an associate of the Chartered Institute of Management Accountants since December 2016. We believe that Mr. Wong qualifies to be our independent director because of his auditor background and significant experience in corporate finance and capital market related matters.

Lo Chanii KAM, Independent Director Nominee

Ms. Lo Chanii KAM will be appointed as an independent director and will be the chairman of the nominating committee and a member of the audit committee and compensation committee of our Company. Ms. Kam has over 15 years of experience in executive search, public relations, investor relations and strategic development. From January 2006 to July 2017, Ms. Kam worked for a number of well-established senior recruitment companies in Hong Kong where she has recruited all levels of senior management mainly for financial institutions such as investment banks, corporate banks, private banks, asset management firms, funds, and insurance companies. Ms. Kam joined China Harmony New Energy Auto Holding Limited (currently named as China Harmony Auto Holding Limited) (SEHK: 03836) as a director of public relations and chairman’s assistant from July 2017 to June 2020, and rejoined the company in October 2022 and currently serves as overseas development director. Ms. Kam served as a strategic development director of iClick Interactive Asia Limited (NASDAQ: ICLK) from June 2020 to March 2021. Ms. Kam obtained a bachelor’s degree of business administration from the University of Central Oklahoma in December 2003. We believe that Ms. Kam qualifies to be our independent director because of her executive search, public relations, investor relations and strategic development experience and background in Hong Kong and United States listed companies.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Terms of Directors

Pursuant to our Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him/her, or until his/her earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal.

Employment Agreements and Director Offer Letters

On December 4, 2023, Cre8 Enterprise Limited has entered into separate standard employment agreements (the “Director and Officer Employment Agreement”) with its directors and senior executive officers, namely, Mr. Sze Ting CHO (the Director, Chief Executive Officer and the Chairman of the Board), Mr. Yuen Chung Davy LI (the Director), and Mr. Chi Kam Ray LEE (Chief Financial Officer), respectively (Mr. Cho, Mr. Li and Mr. Lee collectively refer as the “Named Directors and Executives”).

The initial term of the Director and Officer Employment Agreements is for a term of one year unless terminated earlier. Upon expiration of the initial-year term, the Director and Officer Employment Agreements shall be automatically extended for successive one-year terms unless a three-months prior written notice to terminate the Director and Officer Employment Agreement or unless terminated earlier pursuant to the terms of the agreements.

Pursuant to the Director and Officer Employment Agreements, the Named Directors and Executives will not receive any form of compensation, cash or equity, from their respective capacities in Cre8 Enterprise Limited. Instead, the Named Directors and Executives will continue to receive cash compensation, in the form of salary, bonus, and pension from the Operating Subsidiary, Cre8 Hong Kong.

Cre8 Enterprise Limited is entitled to terminate their agreement for cause at any time without remuneration for certain acts of Named Directors and Executives, as being convicted of any criminal conduct, any act of gross or willful misconduct, or any severe, willful, grossly negligent, or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company. Each Named Directors and Executives has agreed to hold, both during and after the terms of his agreement, in confidence and not to use for the officer’s benefit or the benefit of any third party, any trade secrets, other information of a confidential nature or non-public information of or relating to us in respect of which we owe a duty of confidentiality to a third party. In addition, each senior executive has agreed not to, for a period of one year following the termination of his employment, carry on any business in direct competition with the business of the Cre8 group of companies, solicit or seek or endeavor to entice away any customers, clients, representative, or agent of the Cre8 group of companies or in the habit of dealing with the Cre8 group of companies who is or shall at any time within two years prior to such cessation have been a customer, client, representative, or agent of the Cre8 group of companies, and use a name including the words used by the Cre8 group of companies in its name or in the name of any of its products, services or their derivative terms, or Chinese or English equivalent in such a way as to be capable of or likely to be confused with the name of the Cre8 group of companies.

Agreements with independent directors

We plan to enter into director offer letters with each of our independent director nominees which agreements set forth the terms and provisions of their engagement.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors.

Board of Directors

We expect our Board of Directors to consist of five directors, three of whom will be independent as such term is defined by the Nasdaq Capital Market. We expect that all current directors will continue to serve after this Offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director may vote in respect of any contract or transaction in which he is interested, provided, the interested director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company. A disclosure to all other directors to the effect that such director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board of Directors, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our Board of Directors.

Board Committees

We plan to establish three committees under the Board of Directors: an audit committee, a compensation committee and a nominating committee. We plan to adopt a charter for each of the three committees. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Mr. Ho Tung Armen HO, Mr. Ka Chun Matthew WONG, and Ms. Lo Chanii KAM upon the effectiveness of their appointments. Mr. Ho Tung Armen HO will be the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Mr. Ho Tung Armen HO, Mr. Ka Chun Matthew WONG, and Ms. Lo Chanii KAM, upon the effectiveness of their appointments. Mr. Ka Chun Matthew WONG will be the chair of our compensation committee. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee.    Our nominating committee will consist of Mr. Ho Tung Armen HO, Mr. Ka Chun Matthew WONG, and Ms. Lo Chanii KAM upon the effectiveness of their appointments. Ms. Lo Chanii KAM will be the chair of our nominating committee. We have determined that Mr. Ho Tung Armen HO, Mr. Ka Chun Matthew WONG, and Ms. Lo Chanii KAM satisfy the “independence” requirements under Nasdaq Rule 5605. The nominating committee will assist the Board of Directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Board Oversight of Cybersecurity Risks

Our Board of Directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. Our Board of Directors focuses on determining and reviewing our general risk management policies and strategy, identifying any significant risk that we may face, and overseeing the implementation of risk mitigation strategies, while the management is responsible for day-to-day risk management processes. The board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks.

We and our Operating Subsidiary have established stringent cybersecurity internal control policies and system to ensure data security, closely monitored by the management, covering areas such as, among other things (i) financial reporting; (ii) document/information integrity and data security. All data and information are disclosed and accessible to the relevant staff (i.e. personnel who are handling the relevant projects and staff in the IT department) and users on a need-to-know basis. The cybersecurity internal control policy includes measures such as the implementation and upkeep of surveillance systems, regular staff training, contingency measures for data recovery and server migration, as well as restrictive measures for the prevention of unauthorized disclosure of our clients’ confidential information from our suppliers, service providers and any third party. All customer related data and information shall only be disclosed to and be accessed by the suppliers and service providers on a need-to-know basis as well, which will otherwise be encrypted at all material times.

Led by our Chief Executive Officer, our Operating Subsidiary has an in-house IT department, and also engages IT consultancy firm to ensure appropriate controls are in place and to regularly monitor data and network activities. The in-house IT department and the IT consultant provide daily technical support services and perform monitoring and maintenance on our servers, firewall, anti-virus software, spam filtering applications and other IT systems. Our IT systems are properly safeguarded in a restricted access area. We and our subsidiaries have not experienced any material cybersecurity issues or threats which would have a material adverse impact on our business and operation for the years ended December 31, 2022 and 2023. Neither we nor our Operating Subsidiary had received any complaint or dispute on IT matters which would have a material adverse impact on our and our business and operation during the years ended December 31, 2022 and 2023 and up to the date of the prospectus.

We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Duties of Directors

Under BVI law, our Board of Directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board of Directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our Company and mortgaging the property of our Company; and

•        maintaining or registering a register of mortgages, charges or other encumbrances of the Company.

Under BVI law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under BVI law. In fulfilling their duty of care to us, our directors must ensure compliance with our Amended and Restated Memorandum and Articles of Association. We have the right to seek damages if a duty owed by our directors is breached.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Foreign Private Issuer Exemption

Following the completion of this Offering, we will be a “foreign private issuer” under the securities laws of the U.S. and Nasdaq’s corporate governance standards. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board of Directors, either by (1) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our Board of Directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions”, our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of HK$8,925,723 (US$1,150,771) as compensation to our directors and executive officers as well as an aggregate of HK$40,500 (US$5,222) contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

As the appointments of our independent directors will only become effective upon the effectiveness of the registration statement of which this prospectus forms a part, for the fiscal year ended December 31, 2023, we did not have any non-executive directors and therefore have not paid any compensation to any non-executive directors.

Except our contribution to the MPF, we have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Financial Year-end

As of December 31, 2022 and 2023, we had no outstanding equity awards.

RELATED PARTY TRANSACTIONS

In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties. Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, to which we were or will be a party and in which the other parties included or will include (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name	Relationship
Starlux Limited	A company under the control by Mr. Seng Jin LEE, Mr. Xian Hong Jordan LEE, and Mr. Kit Ying SHAM
LingXpert Language Services Limited (“Lingxpert”)	A wholly owned subsidiary of Starlux Limited
GreenIPO Limited	A wholly owned subsidiary of Lingxpert
Griffin Group Limited	A company under the control of Mr. Xian Hong Jordan LEE
YHY Holdings Limited	A company under the control of Mr. Xian Hong Jordan LEE
Ren Restaurants Limited	A company under the control of Mr. Xian Hong Jordan LEE

Amounts due from related parties

	As of December 31,				As of date of this prospectus
	2021	2022	2023	2023
	HK$	HK$	HK$	US$	US$
Due from Mr. Seng Jin LEE, Mr. Xian Hong Jordan LEE, and Mr. Kit Ying SHAM	—	5,587,929	—	—	—
Due from Lingxpert	420,349	—	—	—	—
Due from GreenIPO Limited	107,126	—	—	—	—
Due from Starlux Limited	10,000	—	—	—	—
Due from Ren Restaurants Limited	2,521	—	—	—	—
Total	539,996	5,587,929	—	—	—

As of December 31, 2021 and 2022, our amounts due from related parties are unsecured, interest free with no specific repayment terms. The amount is of non-trade nature.

Amount due to a related party

	As of December 31,				As of date of this prospectus
	2021	2022	2023	2023
	HK$	HK$	HK$	US$	US$
Due to Mr. Seng Jin LEE, Mr. Xian Hong Jordan LEE and Mr. Kit Ying SHAM	288,937	—	16,440,422	2,107,339	1,731,470
Total	288,937	—	16,440,422	2,107,339	1,731,470

As of December 31, 2021, 2022 and 2023, and the date of this prospectus, our amounts due to related parties are unsecured, interest free with no specific repayment terms. The amount is of non-trade nature.

The related party balances included in accounts payable:

	As of December 31,				As of date of this prospectus
	2021	2022	2023	2023
	HK$	HK$	HK$	US$	US$
Lingxpert	2,889,622	2,091,575	1,691,312	216,530	138,339
Total	2,889,622	2,091,575	1,691,312	216,530	138,339

Other Transactions with Related Parties

	For the years ended December 31,				From January 1, 2024 to date of this prospectus
	2021	2022	2023	2023
	HK$	HK$	HK$	US$	US$
Other income – administrative service fee from:
LingXpert	60,000	63,810	84,000	10,754	6,268
Griffin Group Limited	10,000	7,000	—	—	—
YHY Holdings Limited	10,000	1,905	—	—	—
Green IPO Ltd	—	13,905	45,000	5,761	5,372
Ren Restaurants Limited	—	13,905	240,000	30,726	17,907
Total administrative service fee from related parties	80,000	100,525	369,000	47,241	29,547

Translation cost to Lingxpert	5,924,108	4,263,630	4,272,333	546,964	281,405
Film cost to Green IPO Ltd	—	—	200,000	25,605	—

Remuneration to senior management, included in selling and marketing, and general administrative expenses, for the years ended December 31, 2021, 2022 and 2023, and from January 1, 2024 to the date of this prospectus were:

	For the years ended December 31,				From January 1, 2024 to date of this prospectus
	2021	2022	2023	2023
	HK$	HK$	HK$	US$	US$
Salaries and other short term employee benefits	10,257,861	8,547,537	5,570,189	713,121	452,464
Payments to defined contribution pension schemes	48,000	54,000	60,000	7,681	5,756
Total	10,305,861	8,601,537	5,630,189	720,802	458,220

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus by:

•        Each person who is known by us to beneficially own more than 5% our outstanding Class A Ordinary Shares and Class B Ordinary Shares;

•        Each of our director, director nominees and named executive officers; and

•        All directors and named executive officers as a group.

The number and percentage of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned before the Offering are based on 18,000,000 Class A Ordinary Shares of no par value and 4,500,000 Class B Ordinary Shares of no par value issued and outstanding as of the date of this prospectus.

Holders of Class A Ordinary Share will be entitled to one vote per share. Holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of either Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities.

In computing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them.

As of the date of this prospectus, there are fifteen (15) shareholders of record.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering(2)		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering(2)
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	%
Directors, Director Nominees and Named Executive Officers:
Sze Ting CHO	—%		—%		—%		—%		—%
Yuen Chung Davy LI	—%		—%		—%		—%		—%
Ho Tung Armen HO	—	—	—	—	—	—	—%		—%
Ka Chun Matthew WONG	—	—	—	—	—	—	—%		—%
Lo Chanii KAM	—	—	—	—	—	—	—%		—%
Chi Kam Ray LEE	—	—	—	—	—	—	—%		—%
Directors and executive officers as a group	0%		0%		0%		0%		0%
5% or Greater Shareholders:
Cre8 Investments Limited(1)	6,435,000	35.75%	4,500,000	100%	6,435,000	32.58%	4,500,000	100%	87.87%

____________

(1)      Cre8 Investments Limited is a limited liability company incorporated under the laws of the BVI, which is 57.14% owned by Mr. Seng Jin LEE, 14.29% owned by Mr. Xian Hong Jordan LEE and 28.57% owned by Mr. Kit Ying SHAM. Cre8 Investments Limited is governed by a Board of Directors consisting of Mr. Seng Jin LEE and Ms. Yee Lan Peggy SHAM. Ms. Yee Lan Peggy SHAM is the spouse of Mr. Seng Jin LEE, daughter of Mr. Kit Ying SHAM, mother of Mr. Xian Hong Jordan LEE. Mr. Seng Jin LEE may be deemed the beneficial owner of the shares held by Cre8 Investments Limited, and therefore holds the voting and dispositive power over the Class A Ordinary Shares and Class B Ordinary Shares held by Cre8 Investments Limited. The registered address of Cre8 Investments Limited is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, BVI.

(2)      Percentage total voting power represents voting power with respect to all shares of our Class A Ordinary Shares and Class B Ordinary Shares, as a single class. Each holder of Class B Ordinary Shares shall be entitled to twenty (20) votes per Class B Ordinary Share and each holder of Class A Ordinary Shares shall be entitled to one (1) vote per Class A Ordinary Share on all matters submitted to our shareholders for a vote. The Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. The Class B Ordinary Share is convertible at any time by the holder into shares of Class A Ordinary Share on a share-for-share basis.

DESCRIPTION OF SHARE CAPITAL

We are incorporated as a BVI business company under the BVI Act, under the laws of the BVI on December 4, 2023 under the name “Cre8 Enterprise Limited”, company no. 2137500. As of the date of this prospectus, we are authorized to issue a maximum of 324,000,000 Class A Ordinary Shares and 36,000,000 Class B Ordinary Shares with no par value.

The following are summaries of the material provisions of our Amended and Restated Memorandum and Articles of Association and the BVI Act, insofar as they relate to the material terms of our Ordinary Shares. The forms of our Amended and Restated Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

Class A Ordinary Shares

Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote per share at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class A Ordinary Share will vote together with holders of our Class B Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

All of our issued Class A Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their Class A Ordinary Shares.

At the completion of this Offering, there will be 19,750,000 Class A Ordinary Shares issued and outstanding.

Class B Ordinary Shares

Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty (20) votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class B Ordinary Share will vote together with holders of our Class A Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into such number of Class A Ordinary Shares, as may be issued at the conversion rate of 1:1 basis from Class B Ordinary Shares to Class A Ordinary Shares (“Conversion Rate”), of fully paid Class A Ordinary Shares calculated at the Conversion Rate. Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

At the completion of this Offering, there will be 4,500,000 Class B Ordinary Shares issued and outstanding.

Listing

We plan to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “CRE”. We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this Offering unless we receive approval letter for our listing.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Vstock Transfer, LLC.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the BVI Act. Our Amended and Restated Memorandum and Articles of Association provide that the Directors may, by resolution of directors, authorize and declare a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Voting Rights

Pursuant to our Amended and Restated Memorandum of Association, at each general meeting of our Company, on a poll, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. The holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions of the shareholders. At any general meeting, the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. There are no prohibitions to cumulative voting under the laws of the BVI, but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Variation of Rights of Shares

The rights attached to any class of shares may only, whether or not the Company is being wound up, be varied by a resolution of shareholders, provided that only the holders of the relevant class of shares shall be entitled to vote thereon, unless otherwise provided by the terms of issue of such class.

Meetings of Shareholders

Any of our directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must not give less than seven clear days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of shareholders on the date of the notice and are entitled to vote at the meeting, and the other directors. Our Board of Directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

The quorum for a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares (or class or series of shares) entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the shareholders, will be dissolved. In any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitle to vote on the matter to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will be dissolved.

At any meeting of the shareholders of our Company, the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any shareholder of our Company present in person or by proxy who objects the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken. If a poll be demanded in manner aforesaid, it shall be taken at such time and place, and in such manner as the Chairman shall direct. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

Meetings of Directors

Our business and affairs are managed by our Board of Directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable A director must be given not less than 3 days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only 2 directors in which case the quorum is 2. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by a majority of the directors. A person other than an individual which is a shareholder may by a resolution of its directors or other governing body authorize any individual it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual.

Protection of Minority Shareholders

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the courts of the BVI may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the BVI for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If we are deemed insolvent for the purposes of the Insolvency Act (i.e., (1) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (2) the execution or other process issued on a judgment, decree or order of a BVI Court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (3) either the value of the company’s liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the BVI Courts for an order setting aside that payment or transaction in whole or in part.

Unclaimed Dividend

A dividend that remains unclaimed for a period of three years after it became due for payment may be forfeited, by resolutions of directors, to, and shall cease to remain owing by, the company.

Forfeiture of Shares

Our Company’s shares that are not fully paid on issue are subject to the forfeiture provisions set forth in our Articles of Association. For this purpose, shares of our Company issued for a promissory note or a contract for future services are deemed to be not fully paid.

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 days’ written notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The written notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, and that member shall be discharged from any further obligation to the Company.

Redemption and Purchase of Own Shares

We may purchase, redeem or otherwise acquire and hold our own Ordinary Shares save that we may not purchase, redeem or otherwise acquire our own Ordinary Shares without the consent of the shareholders whose Ordinary Shares are to be purchased, redeemed or otherwise acquired unless we are permitted or required by the BVI Act or any other provision in the Amended and Restated Memorandum of Association or Amended and Restated Articles of Association to purchase, redeem or otherwise acquire the Ordinary Shares without such consent.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either BVI law or our Amended and Restated Memorandum and Articles of Association.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our Amended and Restated Memorandum and Articles of Association, the lock-up agreements with the representative of the underwriters described in “Shares Eligible for Future Sale — Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our Board of Directors may not resolve to refuse or delay the transfer of any Ordinary Share unless the shareholder has failed to pay an amount due in respect of it.

Inspection of Books and Records

Under the BVI Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, as amended and restated from time to time; (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Directors

Under the Amended and Restated Memorandum and Articles of Association, we are required to have a minimum of one director and the maximum number of directors shall be unlimited. For as long as our Class A Ordinary Shares are listed or quoted on any Designated Stock Exchange (as defined in the Articles of Association), the board of directors shall include at least such number of independent directors as applicable law, rules or regulations of the Designated Stock Exchange require as determined by the directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors or, if our Class A Ordinary Shares (or depository receipts therefor) are listed or quoted on any Designated Stock Exchange and if required by the rules of such Designated Stock Exchange, any committee thereof, may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the company.

Under our Amended and Restated Memorandum and Articles of Association, there is no shareholding qualification required for directors.

Pursuant to our Amended and Restated Memorandum and Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him/her, or until his/her earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal.

A director may be removed from office with or without cause by, a resolution of shareholders passed at a meeting of the shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy-five per cent (75%) of the shareholders of the Company entitled to vote; or a resolution of directors.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is received by us.

A director shall resign forthwith as a director of the Company if he is, or becomes, disqualified from acting as a director under the BVI Act.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Liquidation Rights

As permitted by BVI law and our Amended and Restated Memorandum and Articles of Association, the Company may be voluntarily liquidated by a resolution of members or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders. On a liquidation, on winding up or other return of assets of the Company to shareholders (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and Similar Arrangements

Under the BVI Act, two or more companies, each a “constituent Company”, may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction or proposed transaction is (i) between the director and the company and (ii) the transaction or proposed transaction is or is to be entered into in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders; or (b) the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the Amended and Restated Memorandum of Association or Amended and Restated Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days immediately following the date of the shareholders’ approval. These shareholders then have 20 days from the date of such notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy (e.g. for purporting to provide indemnification against civil fraud or the consequences of committing a crime). Under our Amended and Restated Memorandum and Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under BVI law, the directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In exercising the powers of a director, the directors ensure neither they nor the company acts in a manner which contravenes the BVI Act or our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent

BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Pursuant to our Amended and Restated Memorandum and Articles of Association, an action that may be taken by the shareholders of our Company at a meeting may also be taken by a resolution of shareholders of our Company consented to in writing, without the need for any notice, but if any resolution of shareholders of our Company is adopted otherwise than by the unanimous written consent of all shareholders of our Company, a copy of such resolution shall forthwith be sent to all shareholders of our Company not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders of our Company. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a resolution of shareholders of our Company have consented to the resolution by signed counterparts. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

BVI and our Amended and Restated Memorandum and Articles of Association provide that shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be converted may request that the directors shall requisition a shareholder’s meeting. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

As a BVI company, we are not obliged by law to call shareholders’ annual general meetings, but our Amended and Restated Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the BVI but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under our Articles of Association, a director of our Company may be removed from office, with or without cause, by a resolution of shareholders of our Company passed at a meeting of shareholders of our Company called for the purposes of removing the director of for purposes including the removal of the director or by written resolution passed by at least 75 percent of the votes of the shareholders of our Company entitled to vote, or by a resolution of directors of our Company. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up

Under our Amended and Restated Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders of our Company or by resolution of directors of our Company. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and our Amended and Restated Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of Governing Documents

As permitted by BVI law, our Amended and Restated Memorandum and Articles of Association may be amended with a resolution of our shareholders or, subject to certain exceptions, by resolutions of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Anti-money Laundering — BVI

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exception applies under the Anti-Money Laundering Regulations (as revised) of the BVI, as amended and revised from time to time or any other applicable law. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act (as revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, including our Class A Ordinary Shares. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this Offering and assuming the issuance of 1,750,000 Class A Ordinary Shares offered hereby and exclusion of the exercise of underwriter’s over-allotment options, we will have an aggregate of 19,750,000 Class A Ordinary Shares outstanding. The Class A Ordinary Shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act.

All of our Class A Ordinary Shares and Class B Ordinary Shares that will be outstanding upon the completion of this Offering, other than those Class A Ordinary Shares sold in this Offering are “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•        1% of the number of Ordinary Shares then outstanding, which will equal 197,500 Class A Ordinary Shares immediately after our initial public offering, or

•        the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our Class A Ordinary Shares and Class B Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

Our directors, executive officers and other holders of 5% or more of our Class A Ordinary Shares and Class B Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days after the date of this prospectus, without the prior written consent of the Representative. See “Underwriting”.

TAXATION

The following summary of certain BVI, Hong Kong and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the BVI and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of BVI tax law, it is the opinion of Ogier, our counsel as to BVI law. To the extent that this discussion relates to matters of Hong Kong tax law, it is the opinion of Mr. Jeremy Cheung, a Hong Kong barrister in law with respect to matters of Hong Kong tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Class A Ordinary Shares by a U.S. holder (as defined below) that holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our r Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company” or “PFIC” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules”.

Dividends

Subject to the Passive Foreign Investment Company rules (“PFIC rules”) discussed below, any cash distributions (including the amount of any tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class A Ordinary Shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Class A Ordinary Shares. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Class A Ordinary Shares. In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be treated as a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

Based on our current and anticipated operations and the composition of our assets, we were not PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2022 and the taxable year ended December 31, 2023. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for the current or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code (“IRC”), for any taxable year if either:

•        at least 75% of its gross income is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this Offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this Offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this Offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary

Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you will continue to be treated as a PFIC, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

•        the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

•        An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the IRC Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under IRC Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Hong Kong Taxation

The taxation of income and capital gains of holders of Ordinary Shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of Ordinary Shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the Ordinary Shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the Ordinary Shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us as a company incorporated in BVI.

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the Ordinary Shares). Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% and 15% on corporations and unincorporated businesses, respectively. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of Ordinary Shares realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

Stamp Duty

Hong Kong stamp duty, currently charged at the rate of 0.13% of the amount of the consideration or of its value on every sold note and every bought note for sale or purchase of any Hong Kong stock (i.e., a total of HK$2.6 (US$0.3) per HK$1,000.0 (US$128.2)). In addition, a fixed duty of HK$5.0 (US$0.6) is currently payable on any instrument of transfer of any Hong Kong stock. If one of the parties to the sale is a non-Hong Kong resident and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any) and the transferee will be liable for payment of such duty. No Hong Kong stamp duty is payable upon the transfer of Ordinary Shares outside Hong Kong.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

Enterprise Income Tax Law

Under the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008 and was subsequently amended on February 24, 2017 and December 29, 2018, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status.

The EIT Law and the implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Relevant Issues Concerning the “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, which replaces the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties and the Announcement on the Recognition of Beneficial Owners in Tax Treaties by the SAT, comprehensive analysis based on the stipulated factor therein and actual circumstances shall be adopted when recognizing the “beneficial owner” and agents and designated wire beneficiaries are specifically excluded from being recognized as “beneficial owners.”

On January 17, 2019, the State Taxation Administration issued the notice on the scope of small-scale and low-profit corporate income tax preferential policies of the Ministry of Finance and the State Administration of Taxation (“MOF and SAT”), [2019] No. 13 for small-scale and low-profit enterprises whose annual taxable income is less than RMB1,000,000 (including RMB1,000,000), approximately $142,209, their income is reduced by 25% to the taxable income, and enterprise income tax is paid at 20% tax rate, which is essentially resulting in a favorable income tax rate of 5%. While for the portion of annual taxable income exceeding RMB1,000,000, approximately $142,209, but not more than RMB3,000,000, approximately $426,627, the income is reduced by 50% to the taxable income, and enterprise income tax is paid at 20% tax rate, which is essentially resulting in a favorable income tax rate of 10%. MOF and SAT [2021] No.12 provides an enterprise income tax rate of 2.5% on a small-scale and low-profit enterprises whose annual taxable income less than RMB1,000,000, approximately $142,209, from January 1, 2021 to December 31, 2022. MOF and SAT [2022] No.13 also provides an enterprise income tax rate of 5% on a small-scale and low-profit enterprises whose annual taxable income more than RMB1,000,000, approximately $142,209, but not more than RMB3,000,000, approximately $426,627, from January 1, 2022 to December 31, 2024. The qualifications of small-scale and low-profit enterprises were examined annually by the Tax Bureau. All of the Company’s Shanghai subsidiary met the criteria of small-scale and low-profit enterprises.

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax

Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

BVI Taxation

The Company and all distributions, interest and other amounts paid by the company in respect of the Ordinary Shares of the Company to persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax is payable with respect to any shares, debt obligations or other securities of a BVI company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to our Company.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI as a BVI business company with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI business company, such as (i) political and economic stability; (ii) an effective and sophisticated judicial system with a dedicated commercial court; (iii) tax neutral treatment, with no tax levied against companies incorporated in the BVI by the local tax authorities; and (iv) the absence of foreign exchange control or currency restrictions and (v) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the BVI: (a) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and (b) BVI companies do not have standing to sue before the federal courts of the United States.

We believe the disadvantages of incorporating in the BVI are outweighed by the benefits to us and our investors of such incorporation.

Our Amended and Restated Memorandum and Articles of Association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or such persons or to enforce judgments obtained in United States courts against them or against us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

British Virgin Islands

We have been advised by Ogier, our counsel as to the laws of the BVI that the BVI does not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the BVI. We have also been advised that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

Ogier has further advised us that there is uncertainty as to whether the BVI would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

UNDERWRITING

We are offering our Class A Ordinary Shares described in this prospectus through the underwriters named below. Benjamin Securities, Inc. (“Benjamin”) is acting as representative of the underwriters (the “Representative”). The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. We will enter into an underwriting agreement with Benjamin. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to issue and sell to the underwriters the number of Class A Ordinary Shares listed in the following table.

Underwriter	Number of Shares
Benjamin Securities, Inc.
Total

The underwriting agreement provides that the underwriters must purchase all of the Class A Ordinary Shares being sold in this offering if they purchase any of them. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriter’s option to purchase additional Class A Ordinary Shares as described below.

Cre8 BVI’s Class A Ordinary Shares are offered subject to a number of conditions, including:

•        receipt and acceptance of Cre8 BVI’s Class A Ordinary Shares by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

Cre8 BVI has been advised by Benjamin that the underwriters intend to make a market in Cre8 BVI’s Class A Ordinary Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters may distribute prospectuses electronically.

We agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted the underwriters a 45-day option, exercisable by the Representative, to purchase up to [*] additional Class A Ordinary Shares from Cre8 BVI at the initial public offering price less the underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

The Representative will offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $            per ordinary share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

We have granted the Representative an option, exercisable during the 45-day period after the closing of this offering, to purchase up to [*] Class A Ordinary Shares, or 15% additional Class A Ordinary Shares to be issued by the Company at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Fees, Commissions and Expense Reimbursement

Class A Ordinary Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any Class A Ordinary Shares sold by the underwriters to securities dealers may be sold at a discount of up to 7.00% of the gross proceeds from the initial public offering price. The underwriters may offer the Class A Ordinary Shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, the Representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Class A Ordinary Shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriter assuming both no exercise and full exercise of the underwriters’ option to purchase up to [*] Class A Ordinary Shares, or 15% additional Class A Ordinary Shares. Amounts are presented in US$.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public Offering Price	$	$	$
Underwriting discount	$	$	$
Proceeds to Us, Before Expenses	$	$	$

We and the Representative have agreed to pay commissions of seven percent (7%) per share on the offering proceeds. We have agreed to pay to the Representative upon the consummation of the offering, a non-accountable expense allowance equal to a one percent (1%) of the gross proceeds of the offering. We have also agreed to pay the Representative reasonable out-of-pocket expenses including but not limited to, (i) reasonable travel and out-of-pocket expenses, including clearing charges; (ii) reasonable fees of legal counsel incurred by the Representative in connection with the offering. We have paid an advance of US$70,000 to the Representative at the time of signing the engagement letter and will pay a second advance of US$50,000 to the Representative upon the first confidential or public filing of the prospectus with the SEC, for the Representative’s anticipated out-of-pocket expenses; any advance will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). The total accountable expenses shall not exceed US$200,000. Upon the earlier of the termination of the Representative’s engagement letter or completion of this offering, the Company agrees to pay promptly in cash any unreimbursed expenses that the Representative actually incurred as of such date.

Right of First Refusal

If, for the period beginning on the closing of this offering and ending twelve (12) months after the closing of the offering (the “ROFR Period”), the Company or any of its subsidiaries or successors engages in: (a) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (b) any tender offer or exchange offer for, debt, convertible debt securities; (c) any merger, consolidation, sale, transfer or other disposition of all or a material portion of the Company’s stocks or asset; or (d) restructuring transactions including, extraordinary dividend, stock repurchase, spin-off, etc. (each transaction, a “Subject Transaction”), the Representative (or any affiliate designated by the Representative) shall have the right of first refusal (“ROFR”) to act as lead or joint book-runner, lead or joint manager, or lead or joint placement agent with respect to such Subject Transaction provided however, that the ROFR shall be contingent upon the written agreement by the Representative to participate in any Subject Transaction upon the terms and conditions which shall contain reasonable and customary fees for transactions of similar size and nature.

If, at any time during the ROFR Period, the Company receives a bona fide written offer from a third party for a Subsequent Transaction that the Company desires to accept, the Company shall within five (5) days following receipt of the offer from the third party notify the Representative in writing (the “Offer Proposal”) of such proposed Subject Transaction. At any time within five (5) days after receipt of the Offer Proposal, the Representative may, by giving written notice to the Company, elect to exercise its ROFR. The failure of the Representative to give such notice within such five (5)-day period will be deemed an election not to exercise its ROFR. The Representative’s failure to exercise its ROFR with respect to any particular Subject Transaction does not constitute the waiver of its preferential right relative to any future Subject Transaction during the ROFR Period.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Application for Nasdaq Market Listing

We plan to apply to have our Class A Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “CRE.” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

No Public Market

Prior to this offering there has not been a public market for Cre8 BVI’s securities in the U.S. and the public offering price for Cre8 BVI’s Class A Ordinary Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which Cre8 BVI’s Class A Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for Cre8 BVI’s Class A Ordinary Shares will develop and continue after this offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Electronic Offer, Sale and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Representative. In addition, the Class A Ordinary Shares may be sold by the Representative to securities dealers who resell the Class A Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as Representative and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of Cre8 BVI’s Class A Ordinary Shares during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of Cre8 BVI’s Class A Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of Cre8 BVI’s Class A Ordinary Shares, which involve the sale by the underwriter of a greater number of Class A Ordinary Shares than they are required to purchase in this offering and purchasing Class A Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising the underwriters’ option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may impose a penalty bid. This permits a particular underwriter to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of Cre8 BVI’s Class A Ordinary Shares or preventing or retarding a decline in the market price of Cre8 BVI’s Class A Ordinary Shares. As a result of these activities, the price of Cre8 BVI’s Class A Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither Cre8 BVI nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Determination of Offering Price

Prior to this offering and the sales of Cre8 BVI’s Class A Ordinary Shares by the selling, there was no public market for Cre8 BVI’s Class A Ordinary Shares. The initial public offering price will be determined by negotiation between Cre8 BVI and the Representative. The principal factors to be considered in determining the initial public offering price include, but are not limited to:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for Cre8 BVI’s Class A Ordinary Shares or that the Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Lock-up Agreements

We have agreed that, without the prior written consent of the Representative, for a period of 180 days from the trading date of the securities sold in this offering, not to:

•        offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, ordinary share or any securities convertible into or exercisable or exchangeable for our ordinary share, except to the Representative; or

•        enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary share or any such other securities convertible into or exercisable or exchangeable for our ordinary share or any such other securities, except to the Representative,

The lock-up restrictions for the Company do not apply to: (A) the securities being offered in this offering, (B) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the lock-up period and provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital.

Each of our directors and officers and holders of 5% or more of our outstanding Class A Ordinary Shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part, without the prior written consent of the Representative not to directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities of the Company (including the issuance of Class A Ordinary Shares upon the exercise of options) (collectively, the “Lock-Up Securities”), whether now owned or hereafter acquired by such shareholder, directors and/or officers or with respect to which such shareholder, director or officer has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing;

•        enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities;

The shareholder, directors and officers subject to the lock-up restrictions may transfer the Lock-Up Securities without the prior consent of the Representative provided that (1) the Representative receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the SEC, or otherwise and (4) such shareholder, directors and/or officers subject to the lock-up restriction does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)     as a bona fide gift or gifts (including but not limited to charitable gifts); or

(ii)    to any member of the immediate family of shareholder, directors and/or officers subject to the lock-up restriction or to a trust or other entity for the direct or indirect benefit of, or wholly-owned by, such shareholder, directors and/or officers or the immediate family of such shareholder, directors and/or officers (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)   if the shareholder, directors and/or officers subject to the lock-up restriction is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such shareholder, directors and/or officers or (2) distributions of Class A Ordinary Shares or any security convertible into or exercisable for Class A Ordinary Shares to limited partners, limited liability company members or stockholders of such shareholder, directors and/or officers; or

(iv)   if the shareholder, directors and/or officers subject to the lock-up restriction is a trust, transfers to the beneficiary of such trust; or

(v)    by will, other testamentary document or intestate succession; or

(vi)   by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement.; or

(vii)  pursuant to a trading plan established pursuant to Rule 10b5-1 of the Exchange Act.

There are no existing agreements between the Representative and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire ordinary share pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

In addition to the public offering of the Class A Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Class A Ordinary Shares in certain countries.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the Representative that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia.

This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

British Virgin Islands

The Class A Ordinary Shares are not being, and may not be offered to the public or to any person in the British Virgin Islands (the “BVI”) for purchase or subscription by us or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the BVI.

Canada.

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.

This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, to members of the public in the Cayman Islands.

Dubai International Financial Centre (“DIFC”).

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Class A Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A Ordinary Shares may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Class A Ordinary Shares to the public” in relation to any Class A Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France.

Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the Class A Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong.

The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies

(Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan.

Class A Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.

No prospectus or other offering material or document in connection with the offer and sale of the Class A Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A Ordinary Shares, as principal, if the offer is on terms that the Class A Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the Class A Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.

This prospectus may not be circulated or distributed in the PRC and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC means the mainland of China.

Qatar.

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.

This prospectus or any other offering material relating to the Class A Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Class A Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Class A Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

i.       to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.      where no consideration is or will be given for the transfer;

iii.     where the transfer is by operation of law;

iv.      as specified in Section 276(7) of the SFA; or

v.       as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.

The Class A Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Company or the Class A Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A Ordinary Shares.

United Arab Emirates.

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.

This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam.

This offering of Class A Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,485
The Nasdaq Capital Market Listing Fee	75,000
FINRA Filing Fee	2,009
Legal Fees and Expenses	553,321
Accounting Fees and Expenses	420,000
Printing and Engraving Expenses	24,000
Miscellaneous Expenses	683,000
Total Expenses	$1,758,815

These expenses will be borne by us. Underwriting discounts and non-accountable expense allowance will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in this Offering.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered hereby and certain legal matters as to BVI Islands law will be passed upon for us by Ogier, our counsel as to BVI law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Certain legal matters as to Hong Kong law will be passed upon for us by both TC & Co. and Mr. Jeremy Cheung, barrister-at-law. Certain legal matters as to PRC law will be passed upon for us by Guangdong Wesley Law Firm. Winston & Strawn LLP is acting as U.S. securities counsel for the underwriter in connection with this Offering.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2022 and 2023 as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

CRE8 ENTERPRISE LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  The Board of Directors and Shareholders of
Cre8 Enterprise Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cre8 Enterprise Limited and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2023 and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on our financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as our auditor since 2022.
San Mateo, California

June 21, 2024, except for Notes 17 and 19, as to which the date is August 19, 2024.

CRE8 ENTERPRISE LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2023
(Amounts in HK$ and US$, except for number of shares and per share data, or otherwise noted)

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
ASSETS
Current assets
Cash and cash equivalents	848,129	14,752,135	1,888,636
Accounts receivable, net	30,403,131	29,552,355	3,783,428
Prepayments and other current assets, net	478,800	2,962,378	379,257
Amount due from related parties	5,587,929	—	—
Tax recoverable	—	861,829	110,335
Total current assets	37,317,989	48,128,697	6,161,656

Non-current assets
Property and equipment, net	1,883,500	877,002	112,277
Right-of-use assets, net	24,779,995	13,355,866	1,709,878
Deferred tax assets, net	3,571,510	2,070,632	265,093
Long-term rental and utility deposits, net	7,105,597	7,001,540	896,369
Total non-current assets	37,340,602	23,305,040	2,983,617
TOTAL ASSETS	74,658,591	71,433,737	9,145,273

LIABILITIES AND SHAREHOLDERS’ DEFICIT (EQUITY)
Current liabilities
Bank borrowings	20,800,000	9,000,000	1,152,222
Accounts payable	10,842,019	11,165,230	1,429,423
Accounts payable – related party	2,091,575	1,691,312	216,530
Contract liabilities	6,659,770	7,456,513	954,617
Accruals and other payables	13,332,093	8,772,162	1,123,051
Amount due to a related party	—	16,460,422	2,107,339
Operating lease liabilities	12,084,361	11,411,093	1,460,899
Tax payable	341,687	—	—
Total current liabilities	66,151,505	65,956,732	8,444,081

Non-current liabilities
Operating lease liabilities – non-current	12,695,634	1,944,773	248,979
Total non-current liabilities	12,695,634	1,944,773	248,979
TOTAL LIABILITIES	78,847,139	67,901,505	8,693,060

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ (DEFICIT) EQUITY
Class A ordinary shares, no par value per share, 324,000,000 shares authorized, and 18,000,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—
Class B ordinary shares, no par value per share, 36,000,000 shares authorized, and 4,500,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—
Subscription receivable	(31,196)	—	—
Additional paid-in capital	5,031,196	5,031,196	645,109
Accumulated deficit	(8,963,367)	(1,180,517)	(152,905)
Accumulated other comprehensive losses	(225,181)	(318,447)	(39,991)
TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(4,188,548)	3,532,232	452,213
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	74,658,591	71,433,737	9,145,273

____________

*        Giving retroactive effect to all the shares issued and outstanding for a share split at a ratio of 1-to-1,800 on August 13, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CRE8 ENTERPRISE LIMITED
CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(Amounts in HK$ and US$, except for number of shares and per share data, or otherwise noted)

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
REVENUE	96,957,894	115,285,213	14,759,341

COST OF REVENUE
– external	(69,583,532)	(63,801,949)	(8,168,219)
– related party	(4,263,630)	(4,472,333)	(572,569)
Total cost of revenue	(73,847,162)	(68,274,282)	(8,740,788)
GROSS PROFIT	23,110,732	47,010,931	6,018,553

SELLING AND MARKETING EXPENSES
Employee compensation and benefits	(11,543,711)	(9,325,107)	(1,193,842)
Commission	(8,468,879)	(6,231,376)	(797,769)
Others	(2,867,284)	(2,767,204)	(354,270)
Total selling and marketing expenses	(22,879,874)	(18,323,687)	(2,345,881)

GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation and benefits	(5,620,556)	(5,894,041)	(754,582)
Depreciation	(4,182,499)	(3,619,368)	(463,368)
Building management fee, rent and rate	(2,301,362)	(2,561,621)	(327,950)
Legal and profession fee	(1,012,787)	(1,502,443)	(192,350)
Provision for allowance for expected credit losses	(1,272,195)	(2,908,913)	(372,412)
Other expenses	(3,271,360)	(3,126,206)	(400,231)
Total general and administrative expenses	(17,660,759)	(19,612,592)	(2,510,893)

(LOSS) INCOME FROM OPERATIONS	(17,429,901)	9,074,652	1,161,779

OTHER INCOMES, NET
Bank interest income	5,671	33,332	4,267
Interest expense	(773,505)	(124,021)	(15,878)
Administrative service fee from related parties	100,525	369,000	47,241
Government subsidies	2,886,365	—	—
Other income (expenses)	266,215	(69,235)	(8,866)
Total other incomes, net	2,485,271	209,076	26,764

(LOSS) INCOME BEFORE INCOME TAX EXPENSES	(14,944,630)	9,283,728	1,188,543
DEFERRED TAX CREDIT (EXPENSES)	2,666,331	(1,500,878)	(192,150)
NET (LOSS) INCOME	(12,278,299)	7,782,850	996,393

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(232,909)	(93,266)	(11,940)
TOTAL COMPREHENSIVE (LOSS) INCOME	(12,511,208)	7,689,584	984,453

Weighted average number of ordinary shares:
Basic and diluted*	22,500,000	22,500,000	22,500,000
(Loss) earnings per share – basic and diluted*	(0.55)	0.35	0.04

____________

*        Giving retroactive effect to all the shares issued and outstanding for a share split at a ratio of 1-to-1,800 on August 13, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CRE8 ENTERPRISE LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(Amounts in HK$ and US$, except for number of shares and per share data, or otherwise noted)

	Ordinary shares*				Subscription receivable	Additional paid-in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (losses)	Total shareholders’ equity (deficit)
	Class A – no. of shares	Amount	Class B – no. of shares	Amount
		HK$		HK$	HK$	HK$	HK$	HK$	HK$
BALANCE, January 1, 2022	18,000,000	—	4,500,000	—	(31,196)	5,031,196	3,314,932	7,728	8,322,660
Net loss	—	—	—	—	—	—	(12,278,299)	—	(12,278,299)
Foreign currency translation	—	—	—	—	—	—	—	(232,909)	(232,909)
BALANCE, December 31, 2022	18,000,000	—	4,500,000	—	(31,196)	5,031,196	(8,963,367)	(225,181)	(4,188,548)
Net income	—	—	—	—	—	—	7,782,850	—	7,782,850
Foreign currency translation	—	—	—	—	—	—	—	(93,266)	(93,266)
Subscription received	—	—	—	—	31,196	—	—	—	31,196
BALANCE, December 31, 2023	18,000,000	—	4,500,000	—	—	5,031,196	(1,180,517)	(318,447)	3,532,232
BALANCE, December 31, 2023 (US$)		—		—	—	645,109	(152,905)	(39,991)	452,213

____________

*        Giving retroactive effect to all the shares issued and outstanding for a share split at a ratio of 1-to-1,800 on August 13, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CRE8 ENTERPRISE LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(Amounts in HK$ and US$, except for number of shares and per share data, or otherwise noted)

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Cash flows from operating activities
Net (loss) income	(12,278,299)	7,782,850	996,393
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation – property and equipment	1,403,267	1,167,514	149,470
Depreciation – right-of-use assets	14,330,461	12,819,019	1,641,150
Provision for allowance for expected credit losses	1,272,195	2,908,913	372,412
Reversal for unused annual leave	(223,204)	(67,843)	(8,686)
Provision (reversal) for long service payment	169,728	(2,624,862)	(336,047)
Changes in operating assets and liabilities
Deferred tax (credit) expenses	(2,666,331)	1,500,878	192,150
Accounts receivable	(5,746,701)	(2,018,707)	(258,443)
Prepayments and other current assets	1,619,839	(820,527)	(105,045)
Accounts payable	3,825,586	(77,052)	(9,865)
Contract liabilities	2,201,819	796,743	102,003
Accruals and other payables	(685,714)	(1,867,226)	(239,051)
Operating lease liabilities	(14,330,461)	(12,819,019)	(1,641,149)
Tax payable	(2,749,864)	(1,203,516)	(154,079)
Net cash (used in) generated from operating activities	(13,857,679)	5,477,165	701,213

Cash flows from investing activities
Purchase of property and equipment	(272,138)	(191,005)	(24,451)
Net cash used in investing activities	(272,138)	(191,005)	(24,451)

Cash flows from financing activities
Proceed of bank loan	—	9,000,000	1,152,222
Repayment of bank loan	—	(20,800,000)	(2,662,912)
Repayment from related parties	5,000,000	5,619,125	719,386
Advance from related parties	—	16,460,422	2,107,339
Advance to related parties	(10,336,869)	—	—
Deferred initial public offering (“IPO”) cost	—	(1,598,424)	(204,640)
Net cash (used in) generated from financing activities	(5,336,869)	8,681,123	1,111,395
Net change in cash and cash equivalent	(19,466,686)	13,967,283	1,788,157
Effect of changes in foreign exchange rate	(84,840)	(63,277)	(8,101)
Cash and cash equivalent at the beginning of the year	20,399,655	848,129	108,580
Cash and cash equivalent at the end of the year	848,129	14,752,135	1,888,636

Supplementary cash flow information
Interest received	5,671	33,332	4,267
Interest paid	(821,546)	(254,406)	(32,570)
Income tax paid	(2,749,864)	(1,203,516)	(154,079)

Supplementary schedule of non-cash investing activities
Initial recognition of operating lease liabilities related to right-of-use-assets	30,696,126	1,564,098	200,243

The accompanying notes are an integral part of these consolidated financial statements.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      organization and principal activities

Business

Cre8 Enterprise Limited (the “Company”) is a limited liability company incorporated in British Virgin Islands (“BVI”) on December 4, 2023. The Company, through its consolidated subsidiary, Cre8 (Greater China) Limited (“Cre8 Hong Kong”) in Hong Kong, is principally engaged in provision of integrated financial printing services for listed companies, IPO applicants and private companies in the finance and capital market in Hong Kong. The Company has a wholly owned subsidiary, Chuangbafang Enterprise Management (Shanghai) Company Limited (“Chuangbafang”) in the People’s Republic of China (“PRC”), as a promotion centre in PRC.

Organization and reorganization

For the purpose of the initial listing of shares of the Company, the companies comprising the Group underwent the group reorganization (“Group Reorganization”) as described below:

(i)     Cre8 Hong Kong, the operating subsidiary with limited liability under the laws of Hong Kong, was incorporated by Cre8 Investments Limited on September 16, 2006. Mr. Seng Jin Lee (“Mr. Lee”), Mr. Kit Ying Sham (“Mr. Sham”, father-in-law of Mr. Lee) and Xian Hong Jordan Lee (“Mr. Jordan Lee”, son of Mr. Lee) (together the “Ultimate Controlling Shareholders”), each of them holding 57.14%, 28.57% and 14.29% of equity interest of Cre8 Investments Limited, respectively.

(ii)    On December 4, 2023, the Company was incorporated in the BVI with limited liability and an authorized share capital of 180,000 class A shares and 20,000 class B shares with no par value per share. One class A share represents one voting right and one class B share represents 20 voting rights.

(iii)   On December 6, 2023, Cre8 Incorporation Limited was incorporated in the BVI with limited liability and an authorized share capital of 50,000 ordinary shares with no par value each. At the same date, one share was allotted and issued to the Company by Cre8 Incorporation Limited.

(iv)   On December 12, 2023, the Company became the holding company of the group which involved the transfer of entire equity interest of Cre8 Hong Kong, which are wholly-owned by Cre8 Investments Limited, in exchange for an allotment and issuance of 2,500 Class B ordinary shares of the Company. The Company, together with its wholly owned subsidiaries, are effectively controlled by the same group of Controlling Shareholders, i.e., ultimately held as to 100.00% and 89.29% by the Ultimate Controlling Shareholders, before and after the Group Reorganization and therefore the Group Reorganization is considered as a recapitalization of entities under common control. The consolidated statements of (loss) income and comprehensive (loss) income, consolidated statements of changes in shareholders’ (deficit) equity and consolidated statements of cash flows are prepared as if the current Company structure had been in existence throughout the two-year period ended December 31, 2023, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. The consolidated balance sheets as of December 31, 2022 and 2023 present the assets and liabilities of the companies now comprising the Company which had been incorporated/established as at the relevant balance sheet date as if the current Company structure had been in existence at those dates.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      organization and principal activities (cont.)

Upon the Group Reorganization and as at the date of this report, details of the subsidiary companies are as follows:

Name	Background	Ownership
Cre8 Incorporation Limited	– A BVI company – Established on December 6, 2023 – Registered capital of 50,000 ordinary shares with no par value each – Investment holding	Wholly owned by the Company
Cre8 (Greater China) Limited (“Cre8 Hong Kong”)	– A Hong Kong company – Established on September 16, 2006 – Registered capital of HK$5,000,000 – provision of printing, media placement, translation and other printing related services in Hong Kong.	Wholly owned by Cre8 Incorporation Limited
Chuangbafang Enterprise Management (Shanghai) Company Limited (“Chuangbafang”)	– A PRC company – Established on May 11, 2021 – Registered capital of RMB500,000 – Provision of financial printing consultation services	Wholly owned by Cre8 Hong Kong

2.      Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of these consolidated financial statements requires the management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its consolidated financial statements.

Functional currency and foreign currency translation

The Company uses Hong Kong dollars (“HK$”) as its reporting currency. The functional currencies of the Company and Cre8 Incorporation Limited are United States dollar (“US$”), while Cre8 Hong Kong and Chuangbafang are HK$ and Renminbi (the “RMB”) respectively. The determination of the respective functional currency is based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as other income (expense), net in the consolidated statements of (loss) income and comprehensive (loss) income.

The financial statements of the Company are translated from the functional currency into HK$. Assets and liabilities are translated at the exchange rates on the balance sheet date. Equity accounts other than earnings generated in the current period are translated into HK$ using the appropriate historical rates. Revenues, expenses, gains and losses are translated into HK$ using the periodic average exchange rate for the year. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive (loss) income in the consolidated statements of (loss) income and comprehensive (loss) income.

Convenience translation

Translations of amounts in the consolidated balance sheets, consolidated statement of (loss) income and comprehensive (loss) income and consolidated statement of cash flows from HK$ into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the rate of US$1 = HK$7.8110, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and deposit placed with banks, which are unrestricted as to withdrawal and use. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents. The Company believes that it is not exposed to any significant credit risk in cash and cash equivalents.

Account receivables, net

Account receivables are recorded at the net invoice amount less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides a provision for credit loss accounts. The Company grants credit to customers, without collateral, under normal payment terms.

In establishing the required provision for expected credit loss accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the allowance for the expected credit loss is adequate and adjusts the allowance when necessary. Delinquent account balances are written off against the allowance for expected credit losses after all means of collection have been exhausted and that the likelihood of collection is not probable.

Allowance for expected credit losses

Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime ECLs methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures. The Company adopted the new standard effective January 1, 2021, the first day of the Company’s fiscal year and applied to contracts receivable and other financial instruments. The adoption of this guidance did not materially impact on the net earnings and financial position and has no impact on the cash flows.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Prepayments and other current assets, net

Prepayments and other current assets, net primarily include prepaid operating expenses and others. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Deferred offering costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of professional and registration fees that are directly related to the Proposed Public Offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of (loss) income and comprehensive (loss) income. As of December 31, 2022 and 2023, the Company has incurred deferred offering costs of nil and HK$2,440,921 (US$312,498), respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to operations. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to operations.

The Company depreciates property and equipment using the straight-line method as follows:

Office equipment	3 – 5 years
Computers	3 – 5 years
Furniture and fixture	3 – 5 years
Motor vehicle	3 years
Leasehold improvement	Over the remaining term of the lease or 3 years, whichever is shorter

Impairment for long-lived assets

Long-lived assets, representing property and equipment with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of an asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022 and 2023, no impairment of long-lived assets was recognized.

Leases

Before January 1, 2021, the Company applied ASC Topic 840 (“ASC 840”), Leases, and each lease is classified at the inception date as either a capital lease or an operating lease.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The Company adopted ASC 842, “Leases” (“ASC 842”) on January 1, 2021, using the modified retrospective transition method through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods and the package of practical expedient. The Company categorized leases with contractual terms longer than twelve months as either operating or finance lease. The adoption of ASC 842 resulted in recognition of Operating Right-of-use (“ROU”) assets of HK$24,779,995 and operating lease liabilities of and HK$24,779,995 as of January 1, 2021.

Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, current and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. For leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements.

Lease expense is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

Long-term rental and utility deposits, net

Long-term rental and utility deposits represent security payments made to lessors and utility service providers for the Company’s entered lease agreements. The Company made such security payments upon the commencement of the original lease agreement. The security deposit will be refunded to the Company upon the termination or expiration of the lease agreements as well as the delivery of the vacant leased properties to the lessors by the Company. Refundable rental and utility deposits are discounted based on interest rate of similar assets.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying value of cash and cash equivalents, accounts receivable, other current assets, due from and due to related parties, accounts payable, contract liabilities, accruals and other payables approximate fair value because of the short-term nature of these items. The estimated fair values of bank borrowings were not materially different from their carrying value as presented due to the short maturities and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile. The carrying amount of operating lease liabilities approximate their fair values since they bear an interest rate which approximates market interest rates.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Bank borrowings

Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

Accounts payable

Accounts payable represent trade payables to vendors. Typical payment terms set forth in ranges from 30 to 90 days from the invoice date.

Contract liabilities

Contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Company transfers the related goods or services. Contract liability is recognized as revenue when the Company performs under the contract (i.e., transfers control of the related goods or services to the customer).

Accruals and other payables

Accruals and other payables primarily include accrued expenses, deposits from customers and other accruals and payables.

Employee benefit plan

All salaried employees of the Company in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) scheme under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Company makes 5% monthly contributions of each employee’s monthly relevant incomes to the MPF scheme, subject to a maximum of HK$1,500 per month. Contributions to the plan vest immediately.

The Company provides long service payments for its employees on cessation of employment in certain circumstances under the Hong Kong Employment Ordinance. The long service payment obligation arises to the extent that it exceeds the employer balance in the MPF Scheme.

Full time employees in PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). Revenue from contracts with customers is recognized using the following five steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

4.      Allocate the transaction price to the performance obligations in the contract; and

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company generating revenue from provision of integrated financial printing services in Hong Kong. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. Revenue on oral or implied arrangements is generally not recognized. The services provided are divided into two major type of services.

(a)    Integrated IPO financial printing services

The Company provides integrated IPO financial printing services under contracts with customers. The Company is typically contracted through its sales team to have negotiations with existing or potential customers, which are Hong Kong or China based companies who seeks for listing in the Stock Exchange of Hong Kong Limited (“SEHK”). Contracts are signed before to the start of services. The Company and its customers agree on an estimated total contract price that is specified in the contact. This price is based on the requirements of customers. As stated in the service contract, customers consent to pay in four payments during the course of the agreement. Artwork design, typesetting, proofreading, translation, printing, binding, logistical planning, and uploading or creating electronic submissions of customers’ prospectuses were among the services offered.

The entire service fee from customers is non-refundable and the Company is entitled to receive upfront payment upon signing the contract. The contract includes two performance obligations, which are submission of prospectus to the SEHK and successfully listed on the SEHK. Revenue is recognized at a point in time upon completion of each performance obligation. Revenue is also recognized when lapse of the financing printing contract. For arrangements with multiple performance obligations, the transaction price is allocated to the separate performance obligations. As such, standalone selling price is determined using an estimate of the standalone selling price of each distinct service, taking into consideration historical selling price by customer for each distinct service, if available. These estimates may vary from the final amounts invoiced to the customer and are adjusted upon completion of all performance obligations.

The transaction price contains a variable consideration. The services that are rendered to customers determine the transaction price. Discounts on services rendered are offered by the Company to its customers; these discounts are recorded as variable considerations and subtracted from revenue during the revenue recognition period. These reductions to revenue are made based upon estimates that are determined according to historical experience and the specific terms and conditions of the incentive. The amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

The Company’s invoices set forth payment terms that require customers to make payment within in range of 14 days to 30 days of billing which is triggered by the Company reaching the milestones to bill the customer.

For the years ended December 31, 2022 and 2023, the Company is not aware of any material claims against the Company in relation to services provided.

(b)    Non-IPO financial printing services

The Company engages with listed or non-listed companies to satisfy the SEHK’s disclosure requirements or the own needs of the customers. The Company is typically contracted through its sales team to have negotiations with existing or potential customers, which are Hong Kong or China based listed companies in the SEHK. Non-IPO services include preparation of environmental, social and governance reports, sustainability reports, research reports, booklets and brochures. Services include design, translation, typesetting and proofreading, printing, binding and publishing. Contracts are entered into before the services begin.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

As the financial printing services involve a series of tasks which are interrelated and are not separable or distinct as the Company’s customer cannot benefit from any standalone task, the Company concludes that financial printing services to be accounted for as a single performance obligation. The entire service fee of financial printing services is allocated to a single performance obligation. The completion of this earning process is evidenced by a delivery of goods to customers or submissions of customers’ goods to the SEHK.

Revenue are recognized based on the point in time either (a) at the time of submission of filing to the SEHK; (b) at the time of delivery the goods to the customer; or (c) lapse of the financing printing contract.

The transaction price contains a variable consideration. The services that are rendered to customers determine the transaction price. Discounts on services rendered are offered by the Company to its customers; these discounts are recorded as variable considerations and subtracted from revenue during the revenue recognition period. These reductions to revenue are made based upon estimates that are determined according to historical experience and the specific terms and conditions of the incentive. The amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

The Company’s invoices set forth payment terms that require customers to make payment within in range of 30 days to 120 days of billing which is triggered by the Company completing the services or delivering the products to the customers.

For both integrated IPO financial printing services and non-IPO financial printing services, the Company does not believe that its contracts include a significant financing component because the period between delivery or the contracting services to the customer and the time of payment does not typically exceed one year.

The Company has no obligations for returns, refunds or similar obligations of its services or products to customers. For the years ended December 31, 2022 and 2023, the Company is not aware of any material claims against the Company in relation to services provided.

Cost of revenue

Cost of revenue of printing products, which are directly related to revenue generating transactions, primarily consists of direct material cost such as paper cost, labor cost, subcontracting fee and allocated overhead.

Selling and marketing expenses

Selling and marketing expenses consist primarily of staff cost, commission to internal staff, advertising expense and other expenses related to selling and marketing activities.

General and administrative expenses

General and administrative expenses consist primarily of staff costs, including salaries and related social insurance costs for administrative and support personnel, office rental and property management fees, depreciation, professional services fees, bank charge, utilities, entertainment expense, office expense and expenses related to general operations.

Interest income

Interest income is mainly generated from savings and time deposits which are less than one year, and is recognized on an accrual basis using the effective interest method. Interest income receives from banks on a monthly basis.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Government subsidies

Government subsidies are recognized as income in other income, net or as a reduction of specific costs and expenses for which the subsidies are intended to compensate. Such amounts are recognized in the consolidated statements of loss and loss upon receipt and when all conditions attached to the subsidies, such as companies are required to stay in the same level of employment and contributed to the approved project, are fulfilled. Such grants are presented under other income. During the years ended December 31, 2022, the Company recognized government subsidies of HK$2,886,365, in the other income of consolidated statements of (loss) income and comprehensive (loss) income.

Income taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company adopted ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

The policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of products sold or services provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiary in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Statutory reserves

The Company’s PRC subsidiary is required to allocate at least 10% of their after-tax profit to the general reserve in accordance with the PRC accounting standards and regulations. The allocation to the general reserve will cease if such reserve has reached to 50% of the registered capital of respective company. These reserves can only be used for specific purposes and are not transferable to the Company in form of loans, advances, or cash dividends. There is no such regulation of providing statutory reserve in Hong Kong. As of December 31, 2022 and 2023, the Company’s PRC subsidiary did not generated after-tax profit. As such, no profit was transferred to statutory reserves.

Comprehensive (loss) income

The Company presents comprehensive (loss) income in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive (loss) income be reported in the consolidated financial statements. The components of comprehensive (loss) income were the net (loss) income for the years and the foreign currency translation adjustments.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

(Loss) earnings per share

Basic (loss) earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. For the years ended December 31, 2022 and 2023, there were no dilutive shares.

Recently issued accounting pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. Management is evaluating the impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, statements of (loss) income and comprehensive (loss) income and statements of cash flows.

3.      LIQUIDITY AND GOING CONCERN

As of December 31, 2022, the Company had an accumulated deficit of HK$8,963,367 and a working capital deficit of HK$28,833,516, and its net cash used in operating activities for the year ended December 31, 2022 was HK$13,857,679, accordingly, as of the date of these consolidated financial statements, there still exists substantial doubt that the Company will continue as a going concern.

As of December 31, 2023, the Company had an accumulated deficit of HK$1,180,517 (US$152,905) and a working capital deficit of HK$17,828,035 (US$2,282,425) accordingly, as of the date of these consolidated financial statements, there still exists substantial doubt that the Company will continue as a going concern. Management plans to continue to focus on improving operational efficiency and cost reductions. Additionally, the Company plans to raise capital via private placement or public offering in the event that the Company does not have adequate liquidity to meet its current obligations.

The accompanying audited consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These audited consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Segment information

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on the management’s assessment, the Company has determined that it has only one operating segment which operates in provision of printing, media placement, translation and other printing related services.

All revenue is generated in Hong Kong. Segment assets are based on the geographical location of the assets.

Non-current assets per geographical segment

	As of December 31,
	2022		2023
	HK$	%	HK$	US$	%
Hong Kong	32,564,239	87%	21,141,451	2,706,624	91%
PRC	4,776,363	13%	2,163,589	276,993	9%
Total	37,340,602	100%	23,305,040	2,983,617	100%

5.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net is comprised of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Accounts receivable	32,600,194	34,618,901	4,432,070
Allowance for expected credit losses	(2,197,063)	(5,066,546)	(648,642)
Total	30,403,131	29,552,355	3,783,428

Movement of allowance for expected credit losses consists of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Beginning balance	1,552,942	2,197,063	281,278
Addition	1,272,195	2,908,913	372,412
Write off	(628,074)	(39,430)	(5,048)
Ending balance	2,197,063	5,066,546	648,642

6.      PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Prepayment for operating expenses	343,004	393,421	50,368
Prepayment for listing expenses	—	2,440,921	312,498
Others	135,796	128,036	16,391
Total	478,800	2,962,378	379,257

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Furniture and fixture	806,471	806,471	103,248
Computers	1,616,458	1,785,064	228,532
Leasehold improvement	2,012,026	749,468	95,950
Motor vehicles	9,000	9,000	1,152
Office equipment	731,610	1,960,935	251,048
Property and equipment	5,175,565	5,310,938	679,930
Less: accumulated depreciation	(3,292,065)	(4,433,936)	(567,653)
Property and equipment, net	1,883,500	877,002	112,277

During the year ended December 31, 2022, the Company wrote off fully depreciated office equipment located in Hong Kong with a total cost of HK$5,830,171.

Depreciation expenses recognized for the years ended December 31, 2022 and 2023 were HK$1,403,267 and HK$1,167,514 (US$149,470), respectively.

8.      ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Accrued operating expenses	882,096	1,140,503	146,011
Accrued rental expenses	640,102	191,897	24,568
Accrued audit fees	680,000	1,419,734	181,761
Accrued listing expenses	—	943,496	120,792
Provision for sales commissions	5,306,470	3,051,217	390,631
Provision for long service payments and staff benefits	4,213,767	1,521,062	194,732
Payroll payables	1,028,634	47,542	6,087
Others	581,024	456,711	58,469
Total	13,332,093	8,772,162	1,123,051

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.      BANK BORROWINGS

Outstanding balances of bank borrowings as of December 31, 2022 and 2023 consist of the following:

Lender	Type	Maturity date	Currency	Weighted average interest rate as of December 31, 2022	Weighted average interest rate as of December 31, 2023	Balance as of December 31,
						2022	2023	2023
						HK$	HK$	US$
Fubon Bank (Hong Kong) Limited	Revolving loan	Within 1 year or on demand	HK$	3.41%	—	20,800,000	—	—
Standard Charter Bank (Hong Kong) Limited	Government guaranteed SME loan	Within 10 years or on demand	HK$	—	3.625%	—	9,000,000	1,152,222
Total						20,800,000	9,000,000	1,152,222

____________

Note:

(i)      As of 31 December 2022, the bank borrowing was personal guaranteed by Mr. Lee, and also pledged by a) certain properties in Hong Kong owned by Prosper Up Limited, a company controlled by Mr. Lee; and b) pledged cash deposits by Prosper Up Limited and Mr. Lee;

(ii)     As of 31 December 2023, the bank borrowing was under the special 100% loan guarantee of the SME Financing Guarantee Scheme, which was fully guaranteed by the Government of the Hong Kong Special Administrative Region; and

(iii)    The bank borrowings were classified as current liabilities as they were required to be repaid on demand of the bank.

10.    RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

The operating leases primarily consist of leases of office premises in Hong Kong and PRC, and printing machines in Hong Kong.

Supplemental balance sheet information related to operating leases are as follows:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Operating lease right-of-use assets
Office premises	23,566,327	11,957,528	1,530,858
Printing machines	1,213,668	1,398,338	179,020
Operating lease right-of-use assets	24,779,995	13,355,866	1,709,878

Current operating lease obligation
Office premises	11,580,242	11,107,794	1,422,070
Printing machines	504,119	303,299	38,829
Total current operating lease obligation	12,084,361	11,411,093	1,460,899

Non-current operating lease obligation
Office premises	11,986,085	849,734	108,788
Printing machines	709,549	1,095,039	140,191
Total non-current operating lease obligation	12,695,634	1,944,773	248,979

Total operating lease obligation	24,779,995	13,355,866	1,709,878

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.    RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (cont.)

Operating lease expense for the years ended December 31, 2022 and 2023 was HK$905,268 and HK$572,229 (US$73,259), respectively.

The undiscounted future minimum lease payment schedule are as follows:

	As of December 31, 2023
For the years ending December 31,	HK$	US$
2024	11,620,415	1,487,699
2025	1,223,894	156,689
2026	364,320	46,642
2027	359,760	46,058
2028	99,840	12,782
Total minimum lease payments	13,668,229	1,749,870
Less: imputed interest component	(312,363)	(39,992)
Lease liabilities recognized in the consolidated balance sheets	13,355,866	1,709,878

Other supplemental information about the Company’s operating lease as of December 31, 2022 and 2023:

	As of December 31, 2022	As of December 31, 2023
Weighted average discount rate	2.76%	3.00%
Weighted average remaining lease term (years)	1.86	2.60

11.    Related party balances and transactions

Nature of relationships with related parties

Name	Relationship
LingXpert Language Services Limited (“Lingxpert”)	A wholly owned subsidiary of Starlux Limited
GreenIPO Limited	A wholly owned subsidiary of Lingxpert
Griffin Group Limited	A company under the control of Mr. Jordan Lee
YHY Holdings Limited	A company under the control of Mr. Jordan Lee
Ren Restaurants Limited	A company under the control of Mr. Jordan Lee

Amounts due from related parties consist of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Due from Ultimate Controlling Shareholders	5,587,929	—	—
Total	5,587,929	—	—

Amount due to a related party consist of the following:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Due to Ultimate Controlling Shareholders	—	16,460,422	2,107,339
Total	—	16,460,422	2,107,339

The amounts due from (to) the related parties and a director are unsecured, interest free with no specific repayment terms. The amount is of non-trade nature.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.    Related party balances and transactions (cont.)

All amounts due from related parties were settled in 2023.

The related party balances included in accounts payable:

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
Lingxpert	2,091,575	1,691,312	216,530
Total	2,091,575	1,691,312	216,530

The Company have the following significant related party transaction as follows:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Other income – administrative service fee from:
LingXpert	63,810	84,000	10,754
Griffin Group Limited	7,000	—	—
YHY Holdings Limited	1,905	—	—
Green IPO Ltd	13,905	45,000	5,761
Ren Restaurants Limited	13,905	240,000	30,726
Total administrative service fee from related parties	100,525	369,000	47,241

Translation cost to LingXpert	4,263,630	4,272,333	546,964

Flim cost to Green IPO Ltd	—	200,000	25,605

Remuneration to senior management, included in selling and marketing, and general administrative expenses, for the years ended December 31, 2022 and 2023 were:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Salaries and other short term employee benefits	8,547,537	5,570,189	713,121
Payments to defined contribution pension schemes	54,000	60,000	7,681
Total	8,601,537	5,630,189	720,802

12.    Disaggregation of Revenue

The following table disaggregates revenue by type of services for the years ended December 31, 2022 and 2023. All service provided are recognized at a point in time.

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Integrated IPO financial printing services	16,160,234	34,035,637	4,357,398
Non-IPO financial printing services:
Annual reports	48,860,524	53,021,533	6,788,060
Circulars	10,230,010	8,694,347	1,113,090
Others	21,707,126	19,533,696	2,500,793
Total non-IPO services	80,797,660	81,249,576	10,401,943
Total	96,957,894	115,285,213	14,759,341

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.    Disaggregation of Revenue (cont.)

The following table sets forth a breakdown of revenue, cost of revenue and gross profit margin by major categories for the years ended December 31, 2022 and 2023, respectively:

	For the years ended December 31,
	2022				2023
	Revenue	Cost of revenue	Gross profit	Gross profit margin	Revenue	Cost of revenue	Gross profit	Gross profit	Gross profit margin
	HK$	HK$	HK$	%	HK$	HK$	HK$	US$	%
Revenue from Integrated IPO financial printing services	16,160,234	14,978,792	1,181,442	7.3%	34,035,637	12,830,143	21,205,494	2,714,824	62.3%
Revenue from non-IPO financial printing services	80,797,660	58,868,370	21,929,290	27.1%	81,249,576	55,444,139	25,805,437	3,303,729	31.8%
Total	96,957,894	73,847,162	23,110,732	23.8%	115,285,213	68,274,282	47,010,931	6,018,553	40.8%

13.    COST oF REVENUE

Cost of revenue consists of cost directly related to revenue generating activities. The following table shows disaggregated cost of revenues by major categories for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Staff cost	23,348,617	22,124,133	2,832,434
Depreciation on property and equipment	529,770	402,421	51,520
Depreciation on right-of-use assets	11,021,459	9,964,742	1,275,732
Translation expenses	19,616,221	19,496,992	2,496,094
Printing expenses	11,487,684	10,687,486	1,368,261
Water and electricity supply expenses	1,711,496	1,688,236	216,136
Repair and maintenance	878,875	901,076	115,360
Others	5,253,040	3,009,196	385,251
Total	73,847,162	68,274,282	8,740,788

14.    OTHER INCOME (EXPENSE)

Other incomes consist of the followings:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Government subsidies (note (i))	2,886,365	—	—

Exchange gain (loss) on foreign currency translation, net	153,981	(98,435)	(12,603)
Others	112,234	29,200	3,737
Total	266,215	(69,235)	(8,866)

____________

Note:

(i)      The government subsidies were granted by a) the Employment Support Scheme (“ESS”) under the Anti-epidemic fund from the Hong Kong Government to provide financial support to enterprises. Employers participating in ESS were required to undertake and warrant that they would not implement redundancies during the subsidy. period; and spend all the wage

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.    OTHER INCOME (EXPENSE) (cont.)

subsidies on paying wages to their employees; b) the Dedicated Fund on Branding, Upgrading and Domestic Sales” (“BUD Fund“) from the Hong Kong Government to assist enterprises in exploring and developing PRC market. Applicants participating in BUD Fund was required to develop brands, upgrading and restructuring their operations and promoting domestic sales in the PRC; and (c) the Distance Business Programme (“D-Biz”) from the Hong Kong Government to support enterprises to adopt information technology solutions to continue their business and services during the epidemic. Applicants participating in D-Biz was required to provide information technology solution and the relevant training expenses to the employees. There were no unfulfilled conditions nor other contingencies attached to the ESS, BUD Fund and D-Biz fund.

15.    TAXES

Income tax

BVI

The Company and Cre8 Investments Limited is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI laws. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Cre8 Hong Kong is incorporated in Hong Kong and subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax laws, Cre8 Hong Kong is exempted from income tax on its foreign-derived income, and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Chuangbafang is governed by the income tax laws of the PRC. Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for all domestic enterprises and foreign invested enterprises is 25%. In January 2019, the State Administration of Taxation provides a preferential corporate income tax rate of 20% and an exemption ranged from 50% to 75% in the assessable taxable profits for entities qualified as small-size enterprises (the exemption range has been changed to from 50% to 87.5% for the period from January 1, 2021 to December 31, 2022, then the exemption range has been changed to from 75% to 87.5% for the period from January 1, 2022 to December 31, 2024). The policy is effective for the period from January 1, 2019 to December 31, 2024.

Significant components of the provision for income taxes are as follows:

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Hong Kong profit tax
Current tax expenses	—	—	—
Deferred tax (credit) expenses	(2,666,331)	1,500,878	192,150
Total	(2,666,331)	1,500,878	192,150

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.    TAXES (cont.)

The Company’s effective tax rates were as follows:

	For the years ended December 31,
	2022	2023
Income tax rate in the BVI, permanent tax holiday	0%	0%
Hong Kong statutory income tax rate	(16.5)%	16.5%
Effect of different tax rates available to different jurisdictions	—	—
Effect of non-taxable income	(3.5)%	—
Effect of tax loss not recognized	1.9%	—
Effect of non-deductible expenses	0.3%	(0.3)%
Effective tax rate	(17.8)%	16.2%

Deferred tax

The deferred tax assets which are principally comprised of acceleration of depreciation on property and equipment, and net operating losses. Significant components of deferred tax were as follows:

	Acceleration of depreciation on property and equipment	Tax losses	Total	Total
	HK$	HK$	HK$	US$
Balance as of January 1, 2022	905,179	—	905,179	116,065
Recognized in the income statement	(6,463)	2,672,794	2,666,331	341,881
Less: valuation allowance	—	—	—	—
Balance as of December 31, 2022	898,716	2,672,794	3,571,510	457,946
Recognized in the income statement	(29,457)	(1,471,421)	(1,500,878)	(192,150)
Exchange difference	—	—	—	(703)
Less: valuation allowance	—	—	—	—
Balance as of December 31, 2023	869,259	1,201,373	2,070,632	265,093

The Company had losses carried forward amounting to HK$16,198,751 and HK$7,281,047 (US$932,153) as of December 31, 2022 and 2023, respectively, expected future tax benefit to be derived from these tax losses, property and equipment have been recognized. The Company did not recognize any valuation allowance against its deferred tax assets as management believes the Company will be able to fully utilize the assets in the foreseeable future. Tax losses carry forward infinitely.

16.    riskS AND UNCERTAINITIES

Credit risk

The assets that are potentially subject to a significant concentration of credit risk primarily consist of cash and accounts receivable.

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where Cre8 Hong Kong is located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$500,000 (approximately US$64,111) if a bank, which an individual/a company deposits with, fails. As of December 31, 2023, cash balance of HK$14,376,484 (US$1,840,544) was maintained at financial institutions in Hong Kong and approximately HK$500,000 was insured by the Hong Kong Deposit Protection Board.

As of December 31, 2022 and 2023, HK$267,297 and HK$375,651 (US$48,092) was deposited with financial institutions located in the PRC, which were not federally insured, respectively. The Company has not experienced any losses in such accounts and believe it is not exposed to significant credit risk.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    riskS AND UNCERTAINITIES (cont.)

The Company has designed credit policies with an objective to minimize their exposure to credit risk. The accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally requires certain amounts of deposits after signing the contracts. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Customers concentration risk

For the years ended December 31, 2022 and 2023, no customers accounted for more than 10% of revenue.

As of December 31, 2022, one customer accounted for 11.1% of accounts receivable. As of December 31, 2023, no customers accounted for more than 10% of accounts receivable.

Vendor concentration risk

For the year ended December 31, 2022, no vendor accounted for more than 10% of total cost of revenue. For the year ended December 31, 2023, one vendor accounted for 16.2% of total cost of revenue.

As of December 31, 2022, three vendors accounted for 31.9%, 17% and 16.3% of the total balance of accounts payable, respectively. As of December 31, 2023, three vendors accounted for 25.5%, 24.4% and 13.2% of the total balance of accounts payable, respectively.

Interest rate risk

The Company’s exposure to fair value interest rate risk mainly arises from its fixed deposits with banks. It also has exposure to cash flow interest rate risk which mainly arises from its deposits with banks.

In respect of the exposure to cash flow interest rate risk arising from the floating rate of non-derivative financial instruments held by the Company, such as cash, at the end of the reporting period, the Company is not exposed to significant interest rate risk as the interest rates of cash at bank are not expected to change significantly.

Foreign currency risk

Foreign currency risk is the risk of holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in HK$, US$ and RMB, which are the same as the functional currencies of the relevant Company entities. Hence, the currency risk is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate the currency exposures. However, the Company monitors the related foreign currency exposures closely to consider the need for hedging.

Market and geographic risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

17.    Shareholders’ DEFICIT (EQUITY)

Ordinary shares

The Company was incorporated in the BVI as a limited company with limited liability on December 4, 2023. The authorized number of ordinary shares was 200,000 shares with no par value each divided into (i) 180,000 Class A ordinary shares of no par value each and (ii) 20,000 Class B ordinary shares of no par value each. The two classes of shares differ in their voting rights. Each Class A ordinary share is entitled to one vote per share and is not convertible into Class B ordinary shares, while the Class B ordinary shares are entitled to twenty votes for each share and is convertible into Class A ordinary shares on one-to-one basis.

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.    Shareholders’ DEFICIT (EQUITY) (cont.)

On August 13, 2024, the Company effected a share split at a ratio of 1-to-1,800. As a result of the share split, the Company now has 360,000,000 authorized ordinary shares with no par value each divided into (i) 324,000,000 Class A ordinary shares of no par value each and (ii) 36,000,000 Class B ordinary shares of no par value each. As a result, 18,000,000 Class A ordinary shares and 4,500,000 Class B ordinary shares issued and outstanding as of the date hereof.

18.    COMMITMENTS AND CONTINGENCIES

Lease commitments

The Company entered certain operating leases for office premises in Hong Kong and PRC for the period ranging from February 2018 to December 2028. The commitments for minimum lease payment under these operating leases as of December 31, 2023 are listed in section “Note 10 — RIGHT-OF-USE ASSETS AND LEASE LIABILITIES”.

Litigation

From time to time, the Company is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, the Company does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the financial position, results of operations or cash flows.

19.    SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2023 up through August 19, 2024, which is the date that these consolidated financial statements are available to be issued. There were no other material subsequent events that require disclosure in these consolidated financial statements.

On August 13, 2024, the Company effected a share split at a ratio of 1-to-1,800. As a result of the share split, the Company now has 360,000,000 authorized ordinary shares with no par value each divided into (i) 324,000,000 Class A ordinary shares of no par value each and (ii) 36,000,000 Class B ordinary shares of no par value each. As a result, 18,000,000 Class A ordinary shares and 4,500,000 Class B ordinary shares issued and outstanding as of the date hereof.

20.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The following presents condensed parent-company-only financial information of Cre8 Enterprise Limited.

Condensed balance sheets

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
ASSETS
Non-current assets
Investment in a subsidiary	—	8	1
Total non-current assets	—	8	1
TOTAL ASSETS	—	8	1

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Amount due to a fellow subsidiary	—	17,872	2,285
Total current liabilities	—	17,872	2,285

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

	As of December 31,
	2022	2023	2023
	HK$	HK$	US$
SHAREHOLDERS’ DEFICIT
Class A ordinary shares, no par value per share, 324,000,000 shares authorized, and 18,000,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—
Class B ordinary shares, no par value per share, 36,000,000 shares authorized, and 4,500,000 shares issued and outstanding as of December 31, 2022 and 2023*	—	—	—
Additional paid-in capital	31,196	31,196	4,000
Subscription receivable	(31,196)	—	—
Accumulated other comprehensive losses	—	(49,060)	(6,284)
Total shareholders’ deficit	—	(17,864)	(2,284)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	—	8	1

____________

*        Giving retroactive effect to all the shares issued and outstanding for a share split at a ratio of 1-to-1,800 on August 13, 2024.

Condensed statements of loss

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Operating expenses:
General and administrative expenses
Total operating expenses	—	(49,060)	(6,284)
	—	(49,060)	(6,284)
Loss before income taxes	—	(49,060)	(6,284)
Income tax expense	—	—	—
Net loss	—	(49,060)	(6,284)

Condensed statements of cash flows

	For the years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Cash flows from operating activities
Net loss	—	(49,060)	(6,284)
Change in operating assets and liabilities:
Amount due to a fellow subsidiary	—	17,872	2,285
Net cash used in operating activities	—	(31,188)	(3,999)

Cash flows from investing activities
Investment in a subsidiary	—	(8)	(1)
Net cash used in investing activities	—	(8)	(1)

Cash flows from financing activities
Subscription received from shareholders	—	31,196	4,000
Net cash generated from financing activities	—	31,196	4,000

Net change in cash and cash equivalents	—	—	—

Cash and cash equivalents at the beginning of the year	—	—	—
Cash and cash equivalents at the end of the year	—	—	—

CRE8 ENTERPRISE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

(i)     Basis of Preparation

The Company was incorporated under the laws of the BVI as a limited company on December 4, 2023 and as a holding company.

In the condensed parent company only financial statements, the Company’s investment in subsidiary stated at cost of acquisition in Cre8 Incorporation Limited. Those condensed parent company only financial statements should be read in connection with the consolidated financial statements and notes hereto.

(ii)    Restricted net assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company only financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Cre8 Enterprise Limited exceed 25% of the consolidated net assets of Cre8 Enterprise Limited. The Company generates revenues from its wholly owned subsidiary in the Hong Kong. The ability of Cre8 (Greater China) Limited in the Hong Kong to pay dividends is not restricted. In this connection, the restricted net assets of the subsidiaries of Cre8 Enterprise Limited do not exceed 25% of the consolidated net assets of Cre8 Enterprise Limited and accordingly the above condensed parent company only financial information of Cre8 Enterprise Limited is presented for supplementary reference.

As of December 31, 2022 and 2023, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stock or guarantees of the Company, except for those that have been separately disclosed in the consolidated financial statements, if any.

1,750,000 Class A Ordinary Shares

Cre8 Enterprise Limited

__________________

PROSPECTUS

__________________

Benjamin Securities, Inc.	Prime Number Capital, LLC

        , 2024

Until and including            , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 132 of the BVI Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Amended and Restated Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

On December 4, 2023, the date of the incorporation of Cre8 Enterprise Limited, an aggregate of 10,000 Class A Ordinary Shares were issued to 15 founding shareholders.

Issuance of Class B Ordinary Shares

In December 2023, we completed a series of transactions effectuating the reorganization, pursuant to which Cre8 (Greater China) Limited, our Operating Subsidiary, became a wholly owned subsidiary of Cre8 Enterprise Limited through Cre8 Incorporation Limited. Pursuant to the Reorganization Agreement dated December 12, 2023, Cre8 Enterprise Limited allotted and issued 2,500 Class B Ordinary Shares to Cre8 Investment Limited on December 12, 2023, credited as fully paid, as the consideration for the transfer of 5,000,000 ordinary shares of Cre8 (Greater China) Limited held by Cre8 Investment Limited to Cre8 Incorporation Limited.

Share Split

On August 13, 2024, Cre8 BVI resolved and approved a subdivision of each of the issued and unissued Class A Ordinary Share and each of the issued and unissued Class B Ordinary Share of no par value into 1,800 Class A Ordinary Shares of no par value and 1,800 Class B Ordinary Shares of no par value, respectively. After the share subdivision took effect on 13 August 2024, Cre8 BVI is authorized to issue a maximum of 360,000,000 shares of no par value divided into (i) 324,000,000 Class A Ordinary Shares of no par value and (ii) 36,000,000 Class B Ordinary Shares of no par value, of which 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares are in

issue. From a British Virgin Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Class A Ordinary Shares and Class B Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

We believe that each of the issuances and transfers above was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Item 8. Exhibits and Financial Statement Schedules

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the combined financial statements or notes thereto.

Exhibit Index

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
5.1**	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain British Virgin Islands tax matters
8.1**	Opinion of Mr. Jeremy Cheung, barrister-at-law, regarding certain Hong Kong tax matters (included in 99.8)
8.2**	Opinion of Ogier regarding certain BVI tax matters (included in 5.1)
10.1*	Employment Agreement by and between the Registrant and Chi Kam Ray Lee, dated as of December 4, 2023
10.2*	Employment Agreement by and between the Registrant and Sze Ting Cho, dated as of December 4, 2023
10.3*	Employment Agreement by and between the Registrant and Yuen Chung Davy Li, dated as of December 4, 2023
10.4*	Office Rental Agreement between Cre8 (Greater China) Limited and Trillium Investment Limited, dated July 13, 2021
10.5*	Office Rental Agreement between Chuangbafang Enterprise Management (Shanghai) Company Limited and Ting Jie (Shanghai) Property Company Limited, dated July 13, 2021
10.6*	Second Office Rental Agreement between Cre8 (Greater China) Limited and Trillium Investment Limited, dated July 29, 2024
10.7*	Form of the Director Offer Letter by and between the Registrant and Independent Director Nominee
14.1*	Code of Business Conduct and Ethics of the Registrant
14.2*	Clawback Policy of the Registrant
14.3*	Insider Trading Policy of the Registrant
21.1*	List of Subsidiaries
23.1*	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2**	Consent of Ogier, BVI Counsel to the Registrant (included in 5.1)
23.3**	Consent of Mr. Jeremy Cheung, barrister-at-law (included in 99.8)
23.4*	Consent of Guangdong Wesley Law Firm, PRC Counsel to the Registrant
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nomination Committee Charter

Exhibit No.	Description
99.4*	Consent of Ho Tung Armen Ho, Independent Director Nominee
99.5*	Consent of Ka Chun Matthew Wong, Independent Director Nominee
99.6*	Consent of Lo Chanii Kam, Independent Director Nominee
99.7**	Opinion of Guangdong Wesley Law Firm, PRC Counsel to the Registrant, regarding certain PRC law matters
99.8**	Opinion of Mr. Jeremy Cheung, barrister-at-law, regarding certain Hong Kong legal and tax matters
107*	Filing Fee Table

____________

*        Filed herein

**      To be filed via amendment

†        Previously filed

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)     For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on August 19, 2024.

Cre8 Enterprise Limited
By:	/s/ Sze Ting Cho
Sze Ting CHO
Chief Executive Officer, Chairman, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Sze Ting CHO	Chief Executive Officer, Chairman, and Director	August 19, 2024
Sze Ting CHO	(Principal Executive Officer)
/s/ Yuen Chung Davy LI	Director	August 19, 2024
Yuen Chung Davy LI
/s/ Chi Kam Ray LEE	Chief Financial Officer	August 19, 2024
Chi Kam Ray LEE	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on August 19, 2024.

US Authorized Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.